Exhibit 99.14

2010

BRITISH COLUMBIA

FINANCIAL AND ECONOMIC REVIEW

70th EDITION

APRIL 2009 TO MARCH 2010

2010

British Columbia

Financial and Economic

Review

70th Edition

(July 2010)

Ministry of Finance

Chapter One — Economic Review		1
2009 Overview		3
British Columbia Economy		4
Exports		5
Population		7
Labour and Income Developments		8
Prices and Wages		9
Consumer Expenditure and Housing		9
Tourism		10
External Environment		10
United States Economy		11
Canadian Economy		11
International Economy		12
Financial Markets		13
Conclusion		14

Topic Box
Economic Downturn in 2009		15

Charts
1.1	Provincial economic growth	3
1.2	British Columbia real GDP by industry	4
1.3	Export shares by market	6
1.4	Lumber and natural gas prices	7
1.5	British Columbia population by age and sex, 2009	8
1.6	Retail sales	10
1.7	Visitor entries to British Columbia	11
1.8	External economic growth	12
1.9	Canadian dollar	13
Map 1.1 Net interprovincial and international migration in BC, 2009		7

Tables
1.1	British Columbia Population and Labour Market Statistics	9
1.2	Price and Earnings Indices	9

Appendix 1 — Economic Review		17

Tables
A1.1A	Aggregate and Labour Market Indicators	18
A1.1B	Prices, Earnings and Financial Indicators	19
A1.1C	Other Indicators	20
A1.1D	Commodity Production Indicators	21
A1.2	British Columbia Real GDP at Market Prices, Expenditure Based	22
A1.3	British Columbia GDP at Basic Prices, by Industry	23
A1.4	British Columbia GDP, Income Based	24
A1.5	Employment by Industry in British Columbia	25
A1.6	Capital Investment by Industry	26
A1.7	British Columbia International Goods Exports by Major Market and Selected Commodities, 2009	27
A1.8	British Columbia International Goods Exports by Market Area	28

2010 Financial and Economic Review – July 2010

i

A1.9	Historical Commodity Prices (in U.S. Dollars)	29
A1.10	British Columbia Forest Sector Economic Activity Indicators	30
A1.11	Historical Value of Mineral, Petroleum and Natural Gas Shipments	31
A1.12	Petroleum and Natural Gas Activity Indicators	31
A1.13	Supply and Consumption of Electrical Energy in British Columbia	32
A1.14	Components of British Columbia Population Change	33

Chapter Two — Financial Review		35
2009/10 Overview		37
Revenue		38
Expense		44
Provincial Capital Spending		45
Provincial Debt		51
Taxpayer-supported Debt		51
Self-supported Debt		53
Debt Indicators		54
Credit Rating		55
Statement of Financial Position		55
Unfunded Pension Liabilities		57

Topic Box
Review of the Province’s Financial Condition		59

Charts
2.1	2009/10 deficit – major changes from September Update 2009	37
2.2	Revenue changes from September Update 2009	38
2.3	Expense changes from September Update 2009	44
2.4	Capital spending changes from September Update 2009	46
2.5	Capital spending, 2009/10	50
2.6	Financing taxpayer-supported capital spending	50
2.7	Debt changes from September Update 2009	51
2.8	Provincial debt components	52
2.9	Taxpayer-supported debt to GDP ratio	52
2.10	2009/10 changes in accumulated surplus	56

Tables
2.1	Operating Statement	37
2.2	Consumption and Other Tax Revenues Change from September Update 2009	39
2.3	Energy and Mineral Revenues Change from September Update 2009	39
2.4	Forest Revenues Change from September Update 2009	40
2.5	Other Revenue Change from September Update 2009	40
2.6	Revenue by Source	42
2.7	Expense by Ministry, Program and Agency	43
2.8	Capital Spending	47
2.9	Capital Expenditure Projects Greater Than $50 Million	48
2.10	Provincial Debt Summary	53
2.11	Key Debt Indicators – 2005/06 to 2009/10	54
2.12	Interprovincial Comparison of Credit Ratings, July 2010	55
2.13	Net Liabilities and Accumulated Surplus	56
2.14	Pension Plan Balances	57

2010 Financial and Economic Review – July 2010

Appendix 2 — Financial Review		65
Government’s Financial Statements		66
Government Reporting Entity		66
Compliance with GAAP		66
2009/10 Public Accounts Audit Reservations		67
Supplementary Schedules		68

Tables
A2.1	2009/10 Forecasts – Year in Review	68
A2.2	Operating Statement – 2000/01 to 2009/10	69
A2.3	Statement of Financial Position – 2000/01 to 2009/10	70
A2.4	Changes in Financial Position – 2000/01 to 2009/10	71
A2.5	Revenue by Source – 2000/01 to 2009/10	72
A2.6	Revenue by Source Supplementary Information – 2000/01 to 2009/10	73
A2.7	Expense by Function – 2000/01 to 2009/10	74
A2.8	Expense by Function Supplementary Information – 2000/01 to 2009/10	75
A2.9	Full-Time Equivalents (FTEs) – 2000/01 to 2009/10	76
A2.10	Capital Spending – 2000/01 to 2009/10	77
A2.11	Provincial Debt – 2000/01 to 2009/10	78
A2.12	Provincial Debt Supplementary Information – 2000/01 to 2009/10	79
A2.13	Historical Provincial Debt Summary	80
A2.14	Historical Operating Statement Surplus (Deficit)	81
A2.15	Historical Revenue by Source – Consolidated Revenue Fund	82
A2.16	Historical Revenue by Source – Consolidated Revenue Fund Supplementary Information	83
A2.17	Historical Expense by Function – Consolidated Revenue Fund	84
A2.18	Historical Expense by Function – Consolidated Revenue Fund Supplementary Information	85

Chapter Three — Commercial Crown Corporations Review		87
Introduction		89
BC Hydro and Power Authority		89
BC Liquor Distribution Branch		92
BC Lottery Corporation		94
Insurance Corporation of BC		96
BC Transmission Corporation		98
Columbia Power Corporation		100
Transportation Investment Corporation		101
BC Railway Company		102
Provincial Capital Commission		103

Charts
3.1	Electricity price competitiveness	92
3.2	Liquor sales by category	93
3.3	Interprovincial gaming comparisons	96
3.4	ICBC injury and material damages claims	98
Map 3.1 500 kV transmission system and major generating stations		90

2010 Financial and Economic Review – July 2010

Tables
3.1	British Columbia Hydro and Power Authority Five-Year Income Statement	91
3.2	Liquor Distribution Branch Five-Year Income Statement	93
3.3	British Columbia Lottery Corporation Five-Year Income Statement	95
3.4	Insurance Corporation of British Columbia Five-Year Income Statement	97
3.5	British Columbia Transmission Corporation Five-Year Income Statement	99
3.6	Columbia Power Corporation Five-Year Income Statement	100
3.7	Transportation Investment Corporation Five-Year Income Statement	101
3.8	British Columbia Railway Company Five-Year Income Statement	102
3.9	Provincial Capital Commission Five-Year Income Statement	103

Chapter 4 — Supplementary Information		105
General Description of the Province		106
Geography		106
Physiography		106
Climate and Vegetation		106
Population		107
Constitutional Framework		107
Provincial Government		108
Legislature		108
Executive		108
Judiciary		109
Provincial Government Jurisdiction		109
The Annual Financial Cycle		110
Summary of Tax Changes Announced in 2010		112

Charts
4.1	Financial Planning and Reporting Cycle Overview	110

Tables
4.1	Provincial Taxes (as of July 2010)	114
4.2	Interprovincial Comparisons of Tax Rates – 2010	119

2010 Financial and Economic Review – July 2010

Chapter One

Economic Review (1)

(1) Reflects information available at July 6, 2010

2010 Financial and Economic Review – July 2010

Chapter 1 – Economic Review

2009 Overview

2009 marked an abnormal year by historical standards, as the outlook for the global economy deteriorated significantly early in the year. The financial crisis in the United States and Europe spread rapidly around the world, triggering a widespread and deep global recession. However, by mid-2009, most economies began to emerge from what some analysts are referring to as “the most severe economic crisis since the Great Depression”. For more details on the 2008-2009 recession, see the related topic box at the end of Chapter 1.

In contrast to prior years, Statistics Canada only provided real dollar industry-side GDP data in the preliminary release of their Provincial Economic Accounts in April 2010. As a result, the following analysis is based on GDP at basic prices as opposed to the usual market price definition.

British Columbia’s economy contracted by 2.3 per cent in 2009, following growth of 0.2 per cent in 2008. The decline in 2009 marked the first contraction in the province’s real GDP since 1982. Despite starting the year facing significant economic challenges in the wake of the global economic recession, BC’s indicators of economic performance confirm that British Columbia’s economy began to stabilize during 2009 and into 2010.

The annual decline was largely attributable to a drop in the goods-producing industries, most notably manufacturing. Weakness in the US housing market (combined with low lumber prices) hampered demand for BC forest products, which resulted in large declines in the forestry industries. Further, job losses throughout the forestry sector contributed to a decrease in labour income and retail trade.

Demand for new housing in the province softened in 2009, as housing starts fluctuated around their lowest level since the early 2000s. Meanwhile, consumers remained cautious in 2009, cutting back significantly on their purchases of goods and services. Overall, retail sales fell by 4.4 per cent in 2009 compared to 2008, with major losses in new and used vehicles, gas stations, home furnishing stores, home centres, and hardware stores.

2010 Financial and Economic Review – July 2010

Chapter 1 – Economic Review

British Columbia Economy(2)

British Columbia’s real GDP shrank by 2.3 per cent in 2009, following a modest increase of 0.2 per cent growth in 2008, as the far-reaching impact of the global recession set in.

The downturn in 2009 reflects overall weakness in the goods-producing industries, which fell 9.2 per cent compared to the previous year. This decline more than offset a marginal 0.1 per cent increase experienced by the service-producing industries in 2009.

Overall manufacturing contracted by 14.5 per cent in 2009, as wood manufacturing shrank (by 18.8 per cent) for a third straight year, while the paper industry declined (by 16.0 per cent) for a fourth consecutive year in 2009. Further, wood product manufacturing fell 18.4 per cent compared to 2008.

The nominal value of BC’s manufacturing shipments decreased by 17.7 per cent in 2009, due primarily to weaker demand from the US as well as low commodity prices, particularly in the first half of the year. The value of shipments of wood products fell 31.5 per cent on the year, after sliding 15.9 per cent in 2008. The value of paper product shipments also decreased in 2009, dropping 17.9 per cent, following a 7.6 per cent decline in 2008. However, the slowdown in manufacturing during 2009 was not restricted to the resource-based industries. Annual declines in shipments were experienced across the board, with most manufacturing industries recording double-digit declines on the year.

A sharp drop in residential construction contributed to a 5.3 per cent decline in total construction, although this was partially mitigated by construction projects related to the 2010 Olympic and Paralympic Winter Games. Meanwhile, BC’s buoyant home resale market led to a 22.2 per cent increase in the output of real estate agents and brokers.

(2) Provincial and National real GDP estimates are based on Statistics Canada’s preliminary industry accounts, released in April 2010. Further information on British Columbia’s economic performance will be available in November 2010, when Statistics Canada releases revised GDP data for 2009 and previous years for the full income and expenditure accounts, including nominal data.

2010 Financial and Economic Review – July 2010

Chapter 1 – Economic Review

In 2009, the nominal value of non-residential building permits in BC dropped by 14.7 per cent to reach $3.1 billion. Declines in both commercial permits (33.0 per cent) and industrial permits (16.1 per cent) more than offset the boost from institutional and government permits, which increased by 49.1 per cent on the year.

As cited in the government’s Major Projects Inventory, investment figures for 2009 include spending on major capital projects across the province. Some of these projects are the:

•      Revelstoke Elementary and Secondary School;

•      Alberni District Secondary School;

•      Fort St. John Hospital and Residential Care;

•      Northern Cancer Centre initiative;

•      Surrey Emergency/Critical Care Tower;

•      Sierra Yoyo-Desan Road upgrade;

•      South Fraser Perimeter Road; and

•      Royal Jubilee Patient Care Centre.

Note that the number of projects includes projects under construction, as well as planned or proposed projects. Thus while the number of projects increased in 2009, actual non-residential investment activity was down as projects were deferred reflecting economic conditions.

Exports

By Destination:

Faced with the effects of the global recession, weaker coal and natural gas prices, as well as a strong Canadian dollar, the value of BC’s current dollar foreign merchandise exports fell by nearly $8 billion (or 24.0 per cent) in 2009 compared to the prior year. This decline was fuelled in part by a 25.7 per cent drop in forestry exports, as continued weakness in the US housing market throughout the year (combined with low lumber prices) hampered demand for BC forest products. Significant declines were also observed in the exports of energy products after the surge in energy prices in 2008.

Exports to the US, BC’s largest trading partner, slumped substantially in 2009, falling by 26.6 per cent on the year. This followed a decline of 7.7 per cent in 2008, reflecting the fallout of the US housing market collapse. (Exports to Japan slid 31.1 per cent in 2009, resulting from weaker coal, copper, and lumber exports.)

In contrast, the total value of BC exports to China continued to climb in 2009, rising 28.7 per cent over 2008. Most notably, the value of BC’s exports of coal to China soared, rising by 362.8 per cent in 2009, fuelled by China’s increased demand for coal. In addition, the value of softwood lumber exports to China jumped 78.0 per cent in 2009 compared to 2008. Appendix Tables A1.7 and A1.8 provide further detail on exports by major market and commodity.

2010 Financial and Economic Review – July 2010

Chapter 1 – Economic Review

The US received a smaller proportion of BC’s total international exports in 2009 compared to 2008, reflecting a reduction in US demand and further diversification of provincial export markets. The US accounted for 51.3 per cent of the total in 2009, down from 53.1 per cent in the previous year. By comparison, the Pacific Rim (including Japan and China) took in 36.2 per cent of BC’s total exports to the world in 2009, up from 32.3 per cent in 2008.

By Commodity:

Current dollar energy product exports declined in 2009, down 29.3 per cent to $6.8 billion on the year, reflecting a fall from 2008’s surge in energy prices. On the whole, international demand for BC export commodities such as forest, energy and metal products crumbled in 2009 as the US and other economies fell into recession. The value of metallic mineral product exports fell 25.0 per cent to $2.5 billion, marking three consecutive years of decline. The value of wood product exports also dropped in 2009, falling 23.7 per cent to $4.1 billion, while the value of pulp and paper exports declined by 26.0 per cent to $3.5 billion.

Prices for lumber products continued to retreat in 2009, down 16.9 per cent, following a decrease of 12.2 per cent in 2008. Meanwhile, the prices of pulp and newsprint declined sharply in 2009 compared to 2008, down 23.1 per cent and 17.7 per cent, respectively.

•      Lumber prices averaged $182 US per thousand board feet in 2009, down from $219 US in 2008;

•      Pulp prices fell in 2009, averaging $656 US per tonne, down from $853 US in the previous year; and

•      Newsprint prices declined in 2009, averaging $565 US per tonne compared to $687 US per tonne in 2008.

2010 Financial and Economic Review – July 2010

Chapter 1 – Economic Review

Population

BC welcomed 58,571 net migrants into the province in 2009, including 51,072 from international sources and 7,499 from other Canadian provinces and territories. Historically, BC’s population has grown faster than the national average. From 1998 to 2002, BC’s population growth slowed due to a net outflow of people to other parts of Canada. However, this trend has changed course since 2003, returning to a net positive inflow of migrants from other provinces.

British Columbia’s population is aging, with the province’s baby boom generation, born between 1946 and 1964, currently between their mid 40s and mid 60s (see Chart 1.5) . As a result, there will be a substantial increase in the number of retired British Columbians over the next few years. Th e “bust” generation (born during a period of lower birth rates) is currently in their late-20s to mid-30s, while the “baby boom echo” generation is currently around 20 years old.

2010 Financial and Economic Review – July 2010

Chapter 1 – Economic Review

Labour and Income Developments

Employment in BC fell by 2.4 per cent, or 54,900 jobs, as employers scaled back their workforce in 2009. BC’s rate of employment losses in 2009 was tied with Ontario for second greatest among provinces, behind only Newfoundland and Labrador’s 2.5 per cent decline on the year. BC’s unemployment rate grew to average 7.6 per cent in 2009. Despite rising three full percentage points, BC’s unemployment rate remained below the national average of 8.3 per cent for the year. The majority of job losses were concentrated in the goods-producing sector — particularly in the construction, manufacturing, and primary forestry sectors. However, the overall employment situation in BC began to stabilize in the latter months of the year.

Employment in BC’s goods-producing sector shrank by 11.0 per cent in 2009, as the global recession took its toll. The construction industry experienced significant declines, shedding 25,500 jobs — an annual decrease of 11.5 per cent compared to 2008. The manufacturing industry also saw a substantial decline in employment, dropping 23,500 jobs in 2009, or 12.6 per cent on the year, with notable challenges experienced in the wood (-20.5 per cent) and paper (-17.8 per cent) product manufacturing sub-sectors. Employment in the primary forestry and logging industry also slid by 20.5 per cent in 2009, following a decrease of 28.3 per cent in 2008 (see Table A1.5 for more details).

Employment in BC’s service industries held steady in 2009, with an overall net increase of 100 jobs for the year. Despite the economic slowdown, gains in the health care and social assistance (+6.0 per cent) and retail (+5.0 per cent) sectors helped to off set a 10.0 per cent loss in the transportation and warehousing component in 2009.

For the year, British Columbia’s labour force increased 0.8 per cent in 2009, after expanding by 2.5 per cent in 2008.

2010 Financial and Economic Review – July 2010

Chapter 1 – Economic Review

Table 1.1  British Columbia Population and Labour Market Statistics

	Units	2005	2006	2007	2008	2009
Population (as of July 1)	(thousands)	4,197	4,244	4,309	4,384	4,455
	(% change)	1.0	1.1	1.6	1.7	1.6
Net Migration
International	(persons)	43,610	39,572	42,043	54,941	51,072
Interprovincial	(persons)	7,212	12,799	16,776	8,379	7,499
Labour Force	(thousands)	2263	2,305	2,366	2,426	2,445
	(% change)	1.9	1.8	2.7	2.5	0.8
Employment	(thousands)	2,131	2,196	2,266	2,314	2,259
	(% change)	3.3	3.1	3.2	2.1	-2.4
Unemployment Rate	(%)	5.9	4.8	4.2	4.6	7.6

Source: Statistics Canada

Prices and Wages

BC’s Consumer Price Index (CPI) was unchanged in 2009, as small increases in the inflation of semi-durables and services were offset by price deflation in durable and non-durable goods. Falling automobile prices pulled down inflation of durable goods while lower fuel prices provided downward pressure on non-durables. On the services side, rising prices for restaurants, health care and education provided upward inflationary pressure.

Table 1.2  Price and Earnings Indices

	Units	2005	2006	2007	2008	2009
Consumer Price Index	(2002=100)	106.3	108.1	110.0	112.3	112.3
(British Columbia)	(% change)	2.0	1.7	1.8	2.1	0.0
Average weekly earnings	($)	704.5	726.0	747.8	780.9	800.5
	(% change)	2.6	3.1	3.0	4.4	2.5
Labour income (1)	($ millions)	85,806	93,963	98,573	103,811	na
	(% change)	6.5	9.5	4.9	5.3	na
Personal income (1)	($ millions)	131,408	142,626	150,794	158,504	na
	(% change)	5.7	8.5	5.7	5.1	na
Corporate profits (pre-tax) (1)	($ millions)	19,631	21,853	21,279	22,050	na
	(% change)	17.1	11.3	(2.6)	3.6	na

(1) As of November 2009 Provincial Economic Accounts

Source: Statistics Canada

The average weekly wage rate eased, up 2.5 per cent on the year, following a healthy 4.4 per cent annual gain in 2008.

Consumer Expenditure and Housing

Job losses, a sudden drop in household wealth and generally weak economic conditions translated into reduced consumer spending in 2009. Total retail sales in the province dropped by 4.4 per cent on the year, with major losses in new and used vehicles, gas stations, home furnishing stores, home centres, and hardware stores. As was the case with most other indicators, the downturn was largely due to events which occurred early in the year. By April 2009, BC retail sales began to stabilize as confidence among consumers and businesses gradually improved.

2010 Financial and Economic Review – July 2010

Chapter 1 – Economic Review

BC housing starts plummeted in late 2008 and into early 2009, falling 53.2 per cent on the year (with major declines observed in starts of both single and multiple units). BC registered just 16,077 housing starts for the year, compared to the 34,321 units in 2008. Despite stabilizing in the latter half of 2009, housing starts in the province remained at very low levels compared to recent years. Following sharp declines through 2008, the average house price in BC began the year at $418,173 before recovering lost ground from the prior year, to reach $494,620 by the end of 2009.

Meanwhile, the effects of a softened housing market spread to a lack-luster year for building permits. The value of residential building permits dropped 34.9 per cent in 2009, after falling by 19.9 per cent the previous year. Meanwhile, despite starting the year near a multi-decade low, existing home sales experienced a remarkable rally through 2009, up 23.4 per cent compared to 2008.

Tourism

The tourism sector also faced challenges in 2009, mainly due to the economic recession. The total number of visitors entering BC in 2009 fell 6.4 per cent to a 15-year low of 5.6 million. The number of US visitors entering BC in 2009 decreased by 4.0 per cent while downward pressure on discretionary spending and the global breakout of the H1N1 pandemic led to a 13.2 per cent drop in overseas visitors for the year. The recession interrupted the steady growth experienced by the accommodation industry since the earlier part of the decade, with overall room revenues sliding 11.9 per cent in 2009 compared to 2008.

External Environment

The pace of the 2008-2009 recession was rapid and closely synchronized around the globe, resulting in a 0.6 per cent contraction in world economic growth in 2009, compared to 2008 which saw growth of 3.0 per cent. The Japan and Euro area economies

2010 Financial and Economic Review – July 2010

Chapter 1 – Economic Review

experienced significant annual declines in 2009, down 5.2 per cent and 4.1 per cent respectively, compared to 2008. The pace of economic growth in China eased somewhat in 2009, increasing by 8.7 per cent on the year compared to economic growth of 9.6 per cent experienced in 2008.

United States Economy

The US economy contracted by 2.4 per cent in 2009 compared to 2008, representing the largest annual decline in US real GDP in over 60 years. Faced with a slumping economy and the effects of the subprime mortgage crisis, the US housing market continued its rapid decline through 2009, with annual housing starts plummeting to just 554,000 units — a significant 38.8 per cent drop on the year after falling 33.2 per cent in 2008. The US employment situation weakened further in 2009, incurring a net loss of 5.9 million jobs. Meanwhile, the annual unemployment rate increased to reach 9.3 per cent in 2009, its highest rate in 25 years.

The US current account deficit — the combined balances on trade in goods and services income, and net unilateral current transfers — narrowed in 2009, to $420 billion from the $706 billion reached in the previous year. The is marked the smallest current account deficit observed since 2001.

Canadian Economy

The Canadian economy contracted by 2.9 per cent in 2009, as every province with the exception of Prince Edward Island slipped into recession. While the recession was shorter and milder in Canada than in other G7 nations, Canada felt the impact of the global recession most directly through its international trade flows. Eroding demand from the US and other world economies, along with an appreciating Canadian dollar, weighed heavily on Canada’s trade sector through 2009.

2010 Financial and Economic Review – July 2010

Chapter 1 – Economic Review

The current account balance reversed to -$43.5 billion in 2009 compared to a surplus balance of $6.9 billion in 2008. The value of Canadian merchandise exports fell by 26.5 per cent through 2009, compared to last year’s increase of 8.4 per cent. Shipments of manufactured goods also decreased in 2009, as the total value of Canadian shipments fell by 17.4 per cent on the year.

Total employment in Canada decreased by 1.6 per cent (or 277,000 jobs) in 2009 as sectors such as construction and professional services incurred substantial losses in the early part of the year. Meanwhile, the national unemployment rate averaged 8.3 per cent in 2009, up from an average rate of 6.1 per cent observed in the previous year.

The number of Canadian housing starts fell substantially in 2009, down 29.4 per cent to 149,100 units following a decrease of 7.6 per cent in 2008. Residential building permits — a precursor to new residential building activity — shrank for a second consecutive year, down 15.1 per cent in 2009 after falling by 10.3 per cent in the prior year. Amidst gloomy economic conditions, cautious Canadian consumers cut back on purchases of goods and services resulting in a 2.9 per cent decline in national retail sales in 2009 compared to 2008.

International Economy

The International Monetary Fund estimates that global real GDP contracted by 0.6 per cent in 2009 following the 3.0 per cent gain observed in 2008. The Japanese economy contracted for a second consecutive year in 2009 with real GDP falling by 5.2 per cent after experiencing a decline of 1.2 per cent in 2008. The decrease was largely attributable to a decline in exports and waning domestic demand extending from the global economic crisis.

2010 Financial and Economic Review – July 2010

Chapter 1 – Economic Review

Meanwhile, Europe’s economy shrank by 4.1 per cent in 2009, after an increase of 0.6 per cent in 2008. All Euro area economies contracted in 2009, heavily affected by ongoing financial turmoil and the associated deep recession of the global economy. The economy for the Commonwealth of Independent States(3) contracted by 6.6 per cent in 2009, after experiencing growth of 5.5 per cent in the prior year.

In contrast, expanding Asian economies, especially those of China and India, continued to grow in 2009. China’s economy grew by 8.7 per cent in 2009, even after expanding by a robust 9.6 per cent in 2008. India’s economy also expanded further, reaching 5.7 per cent growth in 2009.

Financial Markets

The G-20 countries responded to the financial and economic crisis with aggressive policy actions, cutting monetary policy rates to historic lows in addition to other measures to ensure continued availability of credit. The Bank of Canada lowered its target for the overnight rate by 50 basis points in January 2009, and continued successive cuts to the rate through April. The overnight rate was brought down to 0.25 per cent, and was held at this effective lower bound for the remainder of the year.

Facing a sharp decline of economic activity in the latter half of 2008, the US Federal Reserve Board cut its intended federal funds rate to the range of 0.00 per cent to 0.25 per cent in December 2008 and held the rate at this unprecedented low throughout all of 2009.

After beginning 2009 at 82.6 US cents, the value of the loonie appreciated through 2009 to reach 95.5 US cents on December 31, 2009. The rise of the dollar’s value was attributed primarily to a weak US dollar, as well as the stabilization of commodity prices later in the year (on which much of the resource-rich Canadian economy is dependent), and rising equity markets.

(3) The Commonwealth of Independent States includes Armenia, Azerbaijan, Belarus, Georgia, Kazakhstan, Kyrgyz Republic, Moldova, Mongolia, Russia, Tajikistan, Turkmenistan, Ukraine and Uzbekistan.

2010 Financial and Economic Review – July 2010

Chapter 1 – Economic Review

Conclusion

British Columbia’s economy shrank by 2.3 per cent in 2009, as the province, together with most other regions of Canada and around the world, felt the effects of the global recession. The contraction in BC’s real GDP was largely attributable to a drop in the goods-producing industries, most notably manufacturing which fell 14.5 per cent on the year.

Waning demand for BC forest products took its toll on forestry related industries in 2009, with primary forestry and logging production falling 18.8 per cent and wood product manufacturing dropping 18.4 per cent on the year.

Further, a sharp drop in residential construction contributed to a 5.3 per cent decline in total construction in 2009, although this was mitigated in part by construction projects related to the 2010 Winter Olympic and Paralympic Games, which were successfully concluded in March 2010. Meanwhile, the buoyant home resale market led to a 22.2 per cent increase in the output of real estate agents and brokers on the year.

BC’s economy was in recession in late 2008 and into 2009, as it weathered significant economic challenges brought on by the global economic crisis. Despite the dismal global economic environment of 2009, most of BC’s major economic indicators confirm that British Columbia’s economy began to stabilize in the latter months of 2009.

2010 Financial and Economic Review – July 2010

Chapter 1 – Economic Review

Economic Downturn in 2009

In the latter half of 2008, the global economy began to experience a period of dramatic economic instability. The fallout from the US housing market crisis — brought on by a period of intense speculation and reckless lending practices by American financial institutions — left the US and much of the world mired in a severe recession through most of 2009. Investors lost billions of dollars in equity markets, large and long-standing financial institutions collapsed, credit markets froze, and millions of workers lost their jobs. In attempts to slow the onslaught of this financial downturn, policymakers in the US and other advanced countries drastically slashed interest rates, assumed partial ownership of some major corporations, and provided hundreds of billions of dollars in fiscal stimulus to the global economy through infrastructure spending and other initiatives.

Table 1 US and Canadian Economic Indicators 2009

(Annual per cent change from 2008)	US	Canada

Employment	-4.3	-1.6
Real GDP*	-2.4	-2.5
Exports (goods and services)	-9.6	-14.2
Retail sales	-6.3	-2.9
Housing starts	-38.8	-29.5

* Real GDP, expenditure based, at market prices

United States

US real GDP fell by 2.4 per cent in 2009, driven down by major losses in business investment (-23.2 per cent) and personal consumption (-0.6 per cent). This was the first annual drop in real GDP since 1991 (-0.2 per cent), and the largest decrease since 1946 (-10.9 per cent).

The US housing market completely collapsed in 2009, with annual housing starts falling to 554,000 units — the lowest annual level on record. With eroding demand for new homes due to substantial job losses, rising foreclosure rates, and rapidly weakening prices for new and existing homes, the end of the US housing slump may still be several years off. US retail sales also saw significant declines in 2009, falling by a stunning 6.3 per cent from 2008, as consumers pulled back on expenditures in the wake of high debt levels, low consumer confidence and tight credit conditions.

Further, US citizens experienced an extremely bleak employment situation in 2009, with 4.7 million Americans losing their jobs during the year. In response to declining consumer demand and tighter credit for businesses, many firms made deep cuts to their expenses in order to lower costs. As job losses mounted throughout the year (which included a loss of 779,000 jobs in January alone), the monthly unemployment rate climbed steadily, beginning at 7.7 per cent in January and reaching 10.0 per cent by December.

Canada

The Canadian economy also slowed significantly in 2009, though not as severely as the US on some indicators. The Canadian housing market was in much better shape than the American market leading into 2009, and although it weakened in the early months of the year, Canada’s housing sector did not see the same drastic erosion in home values and rising foreclosure rates as in the US. Further, Canada’s banks and other financial institutions had much lower exposure to toxic subprime

2010 Financial and Economic Review – July 2010

Chapter 1 — Economic Review

debt than American financial institutions and, although Canadian firms did not escape the effects of the credit crunch, their balance sheets remained generally stronger than those of their US counterparts.

The Canadian economy contracted by 2.5 per cent in 2009, the largest annual drop since 1982. Losses in 2009 were partly driven by substantial declines in the export sector, as demand for Canadian exports from the US weakened substantially. Business investment also fell sharply during the year (-16.0 per cent), with Canadian firms slashing expenditures in the wake of falling domestic demand. Major quarter-over-quarter real GDP declines occurred in the first two quarters of the year, with a 7.0 per cent drop in the first quarter and a 2.8 per cent reduction in the second quarter (all quarterly figures annualized). However, Canada’s real GDP began to grow again in the latter half of the year, with a modest 0.9 per cent rise in the third quarter and a 4.9 per cent increase in the fourth quarter.

The Canadian housing market weakened significantly in 2009, though not nearly as severely as in the US. Canadian housing starts fell 29.4 per cent last year compared to 2008, while residential building permits — a precursor to new residential building activity — declined by 15.1 per cent in 2009. Retail spending among Canadians also fell in 2009, by 2.9 per cent, as consumer confidence among shoppers plummeted and credit conditions tightened.

Canada’s employment situation deteriorated somewhat in 2009, as 189,000 people lost their jobs between January and December. The majority of employment losses (252,900 jobs lost) occurred during the first six months of the year, while the latter half of 2009 saw a gain of 63,900 jobs. The Canadian unemployment rate rose in 2009, beginning at 7.3 per cent in January, climbing as high as 8.7 per cent in August, and ending the year at 8.4 per cent in December.

Conclusion

The economic weakness that occurred in 2009 had its origins in US secondary financial markets and the US housing market, where excessive lending practices and rampant speculation over the past few years created a major asset bubble that finally burst in late 2008. Economic activity in many advanced countries, including Canada, was hindered significantly in 2009, as job losses mounted, consumer confidence declined, credit conditions tightened (as financial institutions attempted to restore their balance sheets), and housing activity weakened. Although global activity improved somewhat in the latter months of 2009, substantial global economic uncertainty remains going forward.

2010 Financial and Economic Review – July 2010

Appendix 1

Economic Review

2010 Financial and Economic Review – July 2010

Appendix 1 – Economic Review

Table A1.1A   Aggregate and Labour Market Indicators

	Population (1) (thousands)	Nominal GDP* ($ millions)	Real GDP* (chained) ($2002 millions)	Personal income ($ millions)	Capital investment ($ millions)	Business incorporations (number)	Labour force (thousands)	Employment (thousands)	Unemployment rate (per cent)
1982	2,877	45,024	79,324	40,425	—	—	1,427	1,253	12.1
1983	2,908	47,477	79,824	41,634	—	—	1,446	1,245	13.9
1984	2,947	49,840	80,440	43,734	—	—	1,465	1,245	15.0
1985	2,975	53,540	86,026	46,588	—	—	1,493	1,280	14.3
1986	3,004	56,547	86,187	48,911	—	—	1,526	1,332	12.7
1987	3,049	62,515	91,503	52,903	—	—	1,567	1,378	12.1
1988	3,115	69,408	96,824	58,298	—	—	1,599	1,435	10.3
1989	3,197	75,582	100,007	65,009	—	—	1,659	1,508	9.1
1990	3,292	79,350	101,408	72,038	—	—	1,703	1,560	8.4
1991	3,374	81,849	101,593	75,336	17,370	—	1,751	1,578	9.9
1992	3,469	87,242	104,216	78,610	17,979	—	1,800	1,617	10.1
1993	3,568	94,077	108,874	81,914	18,875	—	1,848	1,668	9.7
1994	3,676	100,512	111,945	85,703	21,353	—	1,918	1,743	9.1
1995	3,777	105,670	114,620	90,056	20,591	—	1,951	1,786	8.5
1996	3,874	108,865	117,442	92,661	19,408	23,237	1,988	1,816	8.7
1997	3,949	114,383	121,177	95,925	22,552	22,958	2,031	1,861	8.4
1998	3,983	115,641	122,766	98,135	20,819	20,759	2,038	1,858	8.8
1999	4,011	120,921	126,708	101,465	21,152	21,009	2,065	1,894	8.3
2000	4,039	131,333	132,578	107,624	21,799	21,388	2,080	1,931	7.1
2001	4,076	133,514	133,403	110,369	23,414	19,474	2,083	1,922	7.7
2002	4,098	138,193	138,193	113,451	23,732	20,987	2,148	1,965	8.5
2003	4,122	145,642	141,435	117,126	25,434	22,531	2,191	2,015	8.0
2004	4,155	157,675	146,541	124,263	29,665	24,703	2,222	2,063	7.2
2005	4,197	169,664	153,489	131,408	33,254	30,937	2,263	2,131	5.9
2006	4,244	182,310	159,916	142,626	39,912	33,273	2,305	2,196	4.8
2007	4,309	191,598	164,519	150,794	42,670	34,036	2,366	2,266	4.2
2008	4,384	197,931	164,520	158,504	46,936	30,085	2,426	2,314	4.6
2009	4,455	na	na	na	40,257	26,431	2,445	2,259	7.6

	Population (1) (% change)	Nominal GDP* (% change)	Real GDP* (% change)	Personal income (% change)	Capital investment (% change)	Business incorporations (% change)	Labour force (% change)	Employment (% change)	Unemployment rate (change)
1983	1.1	5.4	0.6	3.0	—	—	1.3	(0.7)	1.8
1984	1.4	5.0	0.8	5.0	—	—	1.3	0.0	1.1
1985	0.9	7.4	6.9	6.5	—	—	1.9	2.8	(0.7)
1986	1.0	5.6	0.2	5.0	—	—	2.2	4.1	(1.6)
1987	1.5	10.6	6.2	8.2	—	—	2.7	3.4	(0.6)
1988	2.2	11.0	5.8	10.2	—	—	2.0	4.1	(1.8)
1989	2.6	8.9	3.3	11.5	—	—	3.8	5.1	(1.2)
1990	3.0	5.0	1.4	10.8	—	—	2.6	3.4	(0.7)
1991	2.5	3.1	0.2	4.6	—	—	2.8	1.1	1.5
1992	2.8	6.6	2.6	4.3	3.5	—	2.8	2.5	0.2
1993	2.9	7.8	4.5	4.2	5.0	—	2.7	3.1	(0.4)
1994	3.0	6.8	2.8	4.6	13.1	—	3.8	4.5	(0.6)
1995	2.8	5.1	2.4	5.1	(3.6)	—	1.7	2.4	(0.6)
1996	2.6	3.0	2.5	2.9	(5.7)	—	1.9	1.7	0.2
1997	1.9	5.1	3.2	3.5	16.2	(1.2)	2.1	2.4	(0.3)
1998	0.9	1.1	1.3	2.3	(7.7)	(9.6)	0.4	(0.1)	0.4
1999	0.7	4.6	3.2	3.4	1.6	1.2	1.3	1.9	(0.5)
2000	0.7	8.6	4.6	6.1	3.1	1.8	0.7	1.9	(1.2)
2001	0.9	1.7	0.6	2.6	7.4	(8.9)	0.1	(0.5)	0.6
2002	0.5	3.5	3.6	2.8	1.4	7.8	3.1	2.3	0.8
2003	0.6	5.4	2.3	3.2	7.2	7.4	2.0	2.5	(0.5)
2004	0.8	8.3	3.6	6.1	16.6	9.6	1.4	2.4	(0.8)
2005	1.0	7.6	4.7	5.7	12.1	25.2	1.9	3.3	(1.3)
2006	1.1	7.5	4.2	8.5	20.0	7.6	1.8	3.1	(1.1)
2007	1.6	5.1	2.9	5.7	6.9	2.3	2.7	3.2	(0.6)
2008	1.7	3.3	0.0	5.1	10.0	(11.6)	2.5	2.1	0.4
2009	1.6	na	na	na	(14.2)	(12.1)	0.8	(2.4)	3.0

(1)         As at July 1. Data take into account adjustments made for net census undercount in 1996, 2001 and 2006, and non-permanent residents.

*                 GDP at Market Prices.

2010 Financial and Economic Review – July 2010

Appendix 1 – Economic Review

Table A1.1B   Prices, Earnings and Financial Indicators

	BC CPI (2002=100)	Vancouver CPI (2002=100)	Average weekly wage rate(1) ($)	Labour income ($ millions)	Personal income per capita (dollars)	Personal Disposable Income per capita (dollars)	Prime rate (per cent)	Can/US exchange rate (US cents)	Conventional (5 year) mortgage rate (per cent)
1982	57.3	56.6	—	26,497	14,053	11,468	15.8	81.1	18.0
1983	60.4	59.7	—	27,018	14,320	11,580	11.2	81.1	13.2
1984	62.8	62.1	—	27,811	14,839	12,134	12.1	77.2	13.6
1985	64.8	64.0	—	29,100	15,659	12,777	10.6	73.2	12.1
1986	66.7	66.2	—	30,339	16,284	13,135	10.5	72.0	11.2
1987	68.7	68.2	—	32,837	17,353	13,860	9.5	75.4	11.2
1988	71.2	70.6	—	36,110	18,717	14,846	10.8	81.3	11.6
1989	74.4	73.8	—	40,295	20,336	16,156	13.3	84.5	12.1
1990	78.4	77.8	—	44,216	21,882	17,003	14.1	85.7	13.4
1991	82.6	81.9	—	46,296	22,330	17,309	9.9	87.3	11.1
1992	84.8	84.3	—	48,924	22,662	17,454	7.5	82.7	9.5
1993	87.8	87.3	—	51,312	22,959	17,802	5.9	77.5	8.8
1994	89.5	89.1	—	53,972	23,314	17,968	6.9	73.2	9.5
1995	91.6	91.3	—	56,768	23,841	18,300	8.6	72.9	9.2
1996	92.4	92.1	—	58,517	23,917	18,221	6.1	73.3	7.9
1997	93.1	92.6	612.63	60,681	24,294	18,484	5.0	72.2	7.1
1998	93.4	93.0	621.21	61,965	24,638	18,676	6.6	67.4	6.9
1999	94.4	93.9	628.82	64,045	25,294	19,298	6.4	67.3	7.6
2000	96.1	96.0	639.37	68,369	26,645	20,276	7.3	67.3	8.4
2001	97.7	97.8	648.19	70,044	27,076	20,934	5.8	64.6	7.4
2002	100.0	100.0	668.04	72,900	27,683	21,618	4.2	63.7	7.0
2003	102.2	102.0	683.68	75,605	28,412	22,197	4.7	71.4	6.4
2004	104.2	104.0	686.74	80,599	29,906	23,321	4.0	76.8	6.2
2005	106.3	106.0	704.49	85,806	31,312	24,214	4.4	82.5	6.0
2006	108.1	108.0	726.02	93,963	33,610	26,086	5.8	88.2	6.7
2007	110.0	110.2	747.84	98,573	34,991	27,022	6.1	93.1	7.1
2008	112.3	112.8	780.85	103,811	36,156	28,368	4.7	93.7	7.1
2009	112.3	112.9	800.50	na	na	na	2.4	87.6	5.6

	BC CPI (% change)	Vancouver CPI (% change)	Average weekly wage rate(1) (% change)	Labour income (% change)	Personal income per capita (% change)	Personal Disposable Income per capita (% change)	Prime rate (change)	Can/US exchange rate (change)	Conventional (5 year) mortgage rate (change)
1983	5.4	5.5	—	2.0	1.9	1.0	(4.6)	0.1	(4.8)
1984	4.0	4.0	—	2.9	3.6	4.8	0.9	(3.9)	0.4
1985	3.2	3.1	—	4.6	5.5	5.3	(1.5)	(4.0)	(1.5)
1986	2.9	3.4	—	4.3	4.0	2.8	(0.1)	(1.3)	(0.9)
1987	3.0	3.0	—	8.2	6.6	5.5	(1.0)	3.4	(0.0)
1988	3.6	3.5	—	10.0	7.9	7.1	1.3	5.8	0.5
1989	4.5	4.5	—	11.6	8.6	8.8	2.5	3.2	0.4
1990	5.4	5.4	—	9.7	7.6	5.2	0.7	1.2	1.3
1991	5.4	5.3	—	4.7	2.0	1.8	(4.1)	1.6	(2.2)
1992	2.7	2.9	—	5.7	1.5	0.8	(2.5)	(4.5)	(1.6)
1993	3.5	3.6	—	4.9	1.3	2.0	(1.5)	(5.2)	(0.7)
1994	1.9	2.1	—	5.2	1.5	0.9	0.9	(4.3)	0.8
1995	2.3	2.5	—	5.2	2.3	1.8	1.8	(0.4)	(0.4)
1996	0.9	0.9	—	3.1	0.3	(0.4)	(2.6)	0.5	(1.2)
1997	0.8	0.5	—	3.7	1.6	1.4	(1.1)	(1.1)	(0.9)
1998	0.3	0.4	1.4	2.1	1.4	1.0	1.6	(4.8)	(0.1)
1999	1.1	1.0	1.2	3.4	2.7	3.3	(0.2)	(0.1)	0.6
2000	1.8	2.2	1.7	6.8	5.3	5.1	0.8	0.0	0.8
2001	1.7	1.9	1.4	2.4	1.6	3.2	(1.5)	(2.8)	(0.9)
2002	2.4	2.2	3.1	4.1	2.2	3.3	(1.6)	(0.9)	(0.4)
2003	2.2	2.0	2.3	3.7	2.6	2.7	0.5	7.7	(0.6)
2004	2.0	2.0	0.4	6.6	5.3	5.1	(0.7)	5.5	(0.2)
2005	2.0	1.9	2.6	6.5	4.7	3.8	0.4	5.7	(0.2)
2006	1.7	1.9	3.1	9.5	7.3	7.7	1.4	5.6	0.7
2007	1.8	2.0	3.0	4.9	4.1	3.6	0.3	4.9	0.4
2008	2.1	2.4	4.4	5.3	3.3	5.0	(1.4)	0.6	(0.0)
2009	0.0	0.1	2.5	na	na	na	(2.3)	(6.1)	(1.4)

(1) Data prior to 1997 are not available.

Sources: Statistics Canada and BC Stats, Ministry of Finance, based on federal, provincial and industry data.

2010 Financial and Economic Review – July 2010

Appendix 1 – Economic Review

Table A1.1C   Other Indicators

	Manufacturing shipments ($ millions)	Retail sales(1) ($ millions)	Housing starts (number)	Non-residential building permits ($ millions)	Tourism GDP ($ millions)	High-tech GDP ($ millions)	BC product exports ($ millions)
1982	—	—	19,807	1,026	—	—	12,353
1983	—	—	22,607	775	—	—	13,244
1984	—	—	16,169	827	—	—	15,748
1985	—	—	17,969	812	—	—	13,591
1986	—	—	20,687	912	—	—	13,033
1987	—	—	28,944	999	—	—	15,883
1988	—	—	30,487	1,647	—	—	17,822
1989	—	—	38,894	1,812	—	—	18,307
1990	—	—	36,720	1,833	—	—	16,605
1991	—	25,022	31,875	1,803	—	—	15,253
1992	24,398	26,194	40,621	2,082	—	—	16,336
1993	26,583	28,463	42,807	1,944	—	—	19,033
1994	30,333	31,770	39,408	1,772	—	—	22,856
1995	34,207	34,219	27,057	1,966	—	—	26,873
1996	32,932	34,775	27,641	1,957	—	—	25,717
1997	33,496	36,591	29,351	1,960	4,482	5,123	26,699
1998	31,757	35,762	19,931	2,022	4,632	5,454	25,942
1999	36,679	36,373	16,309	2,104	4,807	5,576	29,044
2000	40,699	38,435	14,418	2,089	5,048	6,280	33,639
2001	38,303	40,719	17,234	2,125	5,191	6,311	31,680
2002	38,610	43,265	21,625	1,771	5,238	6,730	28,828
2003	39,772	44,421	26,174	1,880	5,233	7,347	28,264
2004	41,607	47,219	32,925	2,070	5,667	7,805	31,008
2005	42,883	49,379	34,667	3,212	6,182	8,690	34,167
2006	44,480	53,133	36,443	3,921	6,667	9,445	33,466
2007	42,526	56,930	39,195	3,933	7,081	10,335	31,512
2008	39,759	57,783	34,321	3,678	7,382	na	33,155
2009	32,720	55,222	16,077	3,139	na	na	25,191

	Manufacturing shipments (% change)	Retail sales(1) (% change)	Housing starts (% change)	Non-residential building permits (% change)	Tourism GDP (% change)	High-tech GDP (% change)	BC product exports (% change)
1983	—	—	14.1	(24.5)	—	—	7.2
1984	—	—	(28.5)	6.7	—	—	18.9
1985	—	—	11.1	(1.7)	—	—	(13.7)
1986	—	—	15.1	12.3	—	—	(4.1)
1987	—	—	39.9	9.6	—	—	21.9
1988	—	—	5.3	64.9	—	—	12.2
1989	—	—	27.6	10.0	—	—	2.7
1990	—	—	(5.6)	1.2	—	—	(9.3)
1991	—	—	(13.2)	(1.6)	—	—	(8.1)
1992	—	4.7	27.4	15.5	—	—	7.1
1993	9.0	8.7	5.4	(6.7)	—	—	16.5
1994	14.1	11.6	(7.9)	(8.9)	—	—	20.1
1995	12.8	7.7	(31.3)	11.0	—	—	17.6
1996	(3.7)	1.6	2.2	(0.4)	—	—	(4.3)
1997	1.7	5.2	6.2	0.1	—	—	3.8
1998	(5.2)	(2.3)	(32.1)	3.2	3.3	6.5	(2.8)
1999	15.5	1.7	(18.2)	4.0	3.8	2.2	12.0
2000	11.0	5.7	(11.6)	(0.7)	5.0	12.6	15.8
2001	(5.9)	5.9	19.5	1.7	2.8	0.5	(5.8)
2002	0.8	6.3	25.5	(16.6)	0.9	6.6	(9.0)
2003	3.0	2.7	21.0	6.1	(0.1)	9.2	(2.0)
2004	4.6	6.3	25.8	10.1	8.3	6.2	9.7
2005	3.1	4.6	5.3	55.2	9.1	11.3	10.2
2006	3.7	7.6	5.1	22.1	7.8	8.7	(2.1)
2007	(4.4)	7.1	7.6	0.3	6.2	9.4	(5.8)
2008	(6.5)	1.5	(12.4)	(6.5)	4.3	na	5.2
2009	(17.7)	(4.4)	(53.2)	(14.7)	na	na	(24.0)

(1) Retail sales data have been revised from 1991 to 2006 and are now classified under the North American Industry Classification System (NAICS 2002).

Sources: Statistics Canada and BC Stats, Ministry of Finance, based on federal, provincial and industry data.

2010 Financial and Economic Review – July 2010

Appendix 1 – Economic Review

Table A1.1D   Commodity Production Indicators

	Lumber production (thousand m3)	Timber scale billed (thousand m3)	Pulp shipments (000 tonnes)	Newsprint, etc production (000 tonnes)	Oil & natural gas production ($ millions)	Coal production (000 tonnes)	Solid mineral shipments ($ millions)	Electric pwr generated (GWh)	Farm cash receipts ($ millions)	Landed value of seafood products ($ millions)
1982	23,855	56,232	2,662	1,862	—	11,769	—	48,238	962	241
1983	30,773	71,443	3,221	2,120	—	11,717	—	47,213	917	210
1984	30,884	74,557	2,836	2,082	—	20,771	—	52,369	1,005	243
1985	32,994	76,869	3,298	2,481	—	22,993	2,524	59,126	1,061	378
1986	31,468	77,503	3,628	2,629	—	20,361	2,512	50,759	1,106	405
1987	37,336	90,592	4,136	2,762	—	21,990	2,896	63,066	1,122	455
1988	36,736	86,808	4,141	2,845	—	24,942	3,325	60,943	1,206	573
1989	35,952	86,793	4,189	2,834	—	24,800	3,344	57,655	1,255	513
1990	33,514	78,045	3,547	2,992	—	24,557	3,092	60,662	1,299	559
1991	31,406	73,449	4,014	2,667	858	24,965	2,950	62,981	1,342	492
1992	33,396	73,937	3,825	2,708	890	17,173	2,577	64,058	1,404	533
1993	33,935	79,232	4,040	3,110	1,089	20,633	2,415	58,774	1,446	605
1994	33,671	75,639	4,763	2,983	1,270	22,583	2,632	61,015	1,538	728
1995	32,611	76,471	4,572	2,833	1,040	24,350	3,438	58,006	1,586	604
1996	32,671	75,213	4,390	2,801	1,333	25,422	3,004	71,765	1,706	590
1997	31,562	68,628	4,532	2,649	1,588	27,876	3,047	66,961	1,738	604
1998	30,238	64,967	4,462	2,567	1,574	24,868	2,893	67,710	1,780	547
1999	32,397	75,998	4,995	3,016	2,091	24,845	2,445	68,045	1,885	613
2000	34,346	76,988	5,152	3,126	4,783	25,682	2,891	68,241	2,024	667
2001	32,606	72,008	4,710	2,879	5,666	27,006	2,867	57,332	2,201	647
2002	35,501	73,386	4,477	2,900	4,251	24,397	2,864	64,945	2,174	664
2003	36,031	61,925	4,762	2,919	6,230	23,073	2,887	63,051	2,248	645
2004	39,879	92,361	4,724	2,976	6,784	27,313	3,740	60,496	2,360	635
2005	41,013	83,134	4,932	2,953	8,967	26,718	5,384	67,811	2,378	706
2006	41,051	81,526	4,736	3,019	7,148	23,161	5,991	62,021	2,336	788
2007	36,677	75,557	4,717	2,763	6,912	25,941	5,611	72,217	2,392	723
2008	28,192	62,081	4,021	2,514	9,240	26,163	7,402	65,856	2,505	710
2009	22,975	47,316	3,708	2,021	4,129	21,193	5,734	62,206	na	na

	Lumber production (% change)	Timber scale billed (% change)	Pulp shipments (% change)	Newsprint, etc production (% change)	Oil & natural gas production (% change)	Coal production (% change)	Solid mineral shipments (% change)	Electric pwr generated (% change)	Farm cash receipts (% change)	Value of seafood products (% change)
1983	29.0	27.1	21.0	13.9	—	(0.4)	—	(2.1)	(4.7)	(12.9)
1984	0.4	4.4	(12.0)	(1.8)	—	77.3	—	10.9	9.6	15.7
1985	6.8	3.1	16.3	19.2	—	10.7	—	12.9	5.7	55.6
1986	(4.6)	0.8	10.0	6.0	—	(11.4)	(0.5)	(14.2)	4.2	7.1
1987	18.6	16.9	14.0	5.1	—	8.0	15.3	24.2	1.4	12.3
1988	(1.6)	(4.2)	0.1	3.0	—	13.4	14.8	(3.4)	7.6	25.9
1989	(2.1)	(0.0)	1.2	(0.4)	—	(0.6)	0.6	(5.4)	4.0	(10.5)
1990	(6.8)	(10.1)	(15.3)	5.5	—	(1.0)	(7.5)	5.2	3.5	9.0
1991	(6.3)	(5.9)	13.2	(10.8)	—	1.7	(4.6)	3.8	3.3	(12.0)
1992	6.3	0.7	(4.7)	1.5	3.7	(31.2)	(12.6)	1.7	4.7	8.3
1993	1.6	7.2	5.6	14.8	22.4	20.1	(6.3)	(8.2)	3.0	13.5
1994	(0.8)	(4.5)	17.9	(4.1)	16.6	9.5	9.0	3.8	6.4	20.3
1995	(3.1)	1.1	(4.0)	(5.0)	(18.1)	7.8	30.6	(4.9)	3.1	(17.0)
1996	0.2	(1.6)	(4.0)	(1.1)	28.2	4.4	(12.6)	23.7	7.6	(2.3)
1997	(3.4)	(8.8)	3.2	(5.4)	19.1	9.7	1.4	(6.7)	1.9	2.4
1998	(4.2)	(5.3)	(1.5)	(3.1)	(0.9)	(10.8)	(5.1)	1.1	2.4	(9.4)
1999	7.1	17.0	11.9	17.5	32.8	(0.1)	(15.5)	0.5	5.9	12.1
2000	6.0	1.3	3.1	3.6	128.7	3.4	18.2	0.3	7.4	8.8
2001	(5.1)	(6.5)	(8.6)	(7.9)	18.5	5.2	(0.8)	(16.0)	8.7	(3.0)
2002	8.9	1.9	(4.9)	0.7	(25.0)	(9.7)	(0.1)	13.3	(1.2)	2.6
2003	1.5	(15.6)	6.4	0.7	46.6	(5.4)	0.8	(2.9)	3.4	(2.9)
2004	10.7	49.2	(0.8)	2.0	8.9	18.4	29.5	(4.1)	5.0	(1.6)
2005	2.8	(10.0)	4.4	(0.8)	32.2	(2.2)	44.0	12.1	0.8	11.2
2006	0.1	(1.9)	(4.0)	2.2	(20.3)	(13.3)	11.3	(8.5)	(1.8)	11.6
2007	(10.7)	(7.3)	(0.4)	(8.5)	(3.3)	12.0	(6.3)	16.4	2.4	(8.2)
2008	(23.1)	(17.8)	(14.8)	(9.0)	33.7	0.9	31.9	(8.8)	4.7	(1.8)
2009	(18.5)	(23.8)	(7.8)	(19.6)	(55.3)	(19.0)	(22.5)	(5.5)	na	na

Sources: Statistics Canada and BC Stats, Ministry of Finance, based on federal, provincial and industry data.

2010 Financial and Economic Review – July 2010

Appendix 1 – Economic Review

Table A1.2   British Columbia Real GDP at Market Prices, Expenditure Based

	Consumer Expenditure	Government Expenditure	Residential Investment	Non-Residential Investment	Machinery and Equipment Investment	Business Investment	Exports	Imports	Real GDP
	(millions of 2002 $, chained)
1985	50,790	19,293	4,567	4,795	2,942	12,072	34,493	32,811	86,026
1986	52,048	19,491	5,025	3,758	2,835	11,406	36,060	34,148	86,187
1987	54,882	19,626	5,967	4,000	3,422	13,206	38,879	37,081	91,503
1988	57,649	20,887	6,647	4,846	4,453	15,844	41,153	40,168	96,824
1989	61,216	21,259	7,651	5,370	5,295	18,245	40,426	43,926	100,007
1990	63,788	22,152	7,790	5,325	5,330	18,379	40,078	45,889	101,408
1991	63,972	23,548	7,368	5,593	5,254	18,119	40,825	46,431	101,593
1992	66,034	24,415	9,056	4,388	5,138	18,674	42,286	48,547	104,216
1993	68,115	24,775	9,289	4,186	5,150	18,760	44,034	48,195	108,874
1994	70,986	24,868	9,342	5,388	5,888	20,605	46,727	55,624	111,945
1995	72,960	24,487	8,224	5,421	5,972	19,541	49,407	56,261	114,620
1996	75,660	25,144	8,350	4,859	5,792	18,981	49,936	55,930	117,442
1997	78,443	25,057	8,783	6,277	6,781	21,757	51,917	59,953	121,177
1998	79,749	25,743	7,601	5,099	7,321	20,013	53,381	59,318	122,766
1999	81,984	25,614	7,016	5,420	7,652	20,093	58,065	62,938	126,708
2000	84,482	26,672	7,090	5,423	8,188	20,713	63,050	67,745	132,578
2001	86,296	27,952	7,752	6,343	8,284	22,389	61,927	67,912	133,403
2002	89,238	28,260	8,982	5,890	8,021	22,893	62,706	68,144	138,193
2003	92,250	28,357	9,969	6,620	8,133	24,747	63,918	71,816	141,435
2004	96,187	28,346	11,459	7,222	8,841	27,587	67,013	77,380	146,541
2005	100,180	28,606	12,184	7,539	10,577	30,166	70,162	82,051	153,489
2006	106,056	29,376	13,039	8,846	12,022	33,671	72,327	88,444	159,916
2007	111,648	30,421	13,275	8,669	12,707	34,244	73,949	93,701	164,519
2008	114,345	31,450	13,101	9,293	13,118	35,025	70,174	93,312	164,520
2009	na	na	na	na	na	na	na	na	na
(annual percentage change)
1986	2.5	1.0	10.0	(21.6)	(3.6)	(5.5)	4.5	4.1	0.2
1987	5.4	0.7	18.7	6.4	20.7	15.8	7.8	8.6	6.2
1988	5.0	6.4	11.4	21.2	30.1	20.0	5.8	8.3	5.8
1989	6.2	1.8	15.1	10.8	18.9	15.2	(1.8)	9.4	3.3
1990	4.2	4.2	1.8	(0.8)	0.7	0.7	(0.9)	4.5	1.4
1991	0.3	6.3	(5.4)	5.0	(1.4)	(1.4)	1.9	1.2	0.2
1992	3.2	3.7	22.9	(21.5)	(2.2)	3.1	3.6	4.6	2.6
1993	3.2	1.5	2.6	(4.6)	0.2	0.5	4.1	(0.7)	4.5
1994	4.2	0.4	0.6	28.7	14.3	9.8	6.1	15.4	2.8
1995	2.8	(1.5)	(12.0)	0.6	1.4	(5.2)	5.7	1.1	2.4
1996	3.7	2.7	1.5	(10.4)	(3.0)	(2.9)	1.1	(0.6)	2.5
1997	3.7	(0.3)	5.2	29.2	17.1	14.6	4.0	7.2	3.2
1998	1.7	2.7	(13.5)	(18.8)	8.0	(8.0)	2.8	(1.1)	1.3
1999	2.8	(0.5)	(7.7)	6.3	4.5	0.4	8.8	6.1	3.2
2000	3.0	4.1	1.1	0.1	7.0	3.1	8.6	7.6	4.6
2001	2.1	4.8	9.3	17.0	1.2	8.1	(1.8)	0.2	0.6
2002	3.4	1.1	15.9	(7.1)	(3.2)	2.3	1.3	0.3	3.6
2003	3.4	0.3	11.0	12.4	1.4	8.1	1.9	5.4	2.3
2004	4.3	(0.0)	14.9	9.1	8.7	11.5	4.8	7.7	3.6
2005	4.2	0.9	6.3	4.4	19.6	9.3	4.7	6.0	4.7
2006	5.9	2.7	7.0	17.3	13.7	11.6	3.1	7.8	4.2
2007	5.3	3.6	1.8	(2.0)	5.7	1.7	2.2	5.9	2.9
2008	2.4	3.4	(1.3)	7.2	3.2	2.3	(5.1)	(0.4)	0.0
2009	na	na	na	na	na	na	na	na	na

Source: Statistics Canada

2010 Financial and Economic Review – July 2010

Appendix 1 – Economic Review

Table A1.3   British Columbia GDP at Basic Prices, by Industry

	Crop and Animal Production	Fishing, Hunting and Trapping	Forestry and Logging	Mining, Oil and Gas Extraction	Manufacturing	Construction	Utilities	Transportation and Warehousing	Wholesale and Retail Trade	Finance, Insurance and Real Estate	Other Services	Public Administration	Real GDP at Basic Prices
	(millions of 2002 $, chained)
1997	954	235	2,935	3,137	11,507	6,617	2,914	7,176	11,380	24,763	33,274	6,277	111,554
1998	909	153	2,952	3,324	11,255	6,101	2,991	7,273	11,977	25,076	34,223	6,339	112,913
1999	979	118	2,789	3,329	12,840	5,881	3,040	7,575	12,158	25,838	34,762	6,588	116,307
2000	975	135	2,638	3,344	14,990	5,795	3,058	8,122	12,689	26,284	36,157	6,790	121,546
2001	1,141	111	2,647	4,252	13,667	6,021	2,389	7,997	13,055	27,019	37,079	6,919	122,848
2002	1,058	134	2,713	4,383	13,687	6,328	2,837	8,072	13,566	28,078	38,253	7,128	126,761
2003	1,053	130	2,761	4,298	13,884	6,927	2,844	8,135	14,114	28,884	39,272	7,188	130,026
2004	1,057	150	3,129	4,270	14,723	7,675	2,819	8,447	14,710	30,503	39,955	7,202	135,021
2005	1,061	146	3,102	4,643	15,435	8,115	3,236	9,208	15,436	31,834	41,266	7,268	141,339
2006	1,068	163	3,037	4,619	15,851	9,069	2,891	9,530	16,466	33,230	43,172	7,474	147,120
2007	1,125	162	2,778	4,484	15,841	8,985	3,125	9,748	17,658	34,732	44,592	7,710	151,162
2008	1,109	140	2,275	4,511	14,245	9,559	3,005	9,749	17,422	35,269	45,592	7,950	151,532
2009	1,062	133	1,848	4,170	12,183	9,053	2,861	9,195	16,526	36,484	45,663	8,156	148,101
(annual percentage change)
1998	(4.8)	(35.1)	0.6	6.0	(2.2)	(7.8)	2.6	1.4	5.2	1.3	2.9	1.0	1.2
1999	7.7	(23.0)	(5.5)	0.2	14.1	(3.6)	1.7	4.1	1.5	3.0	1.6	3.9	3.0
2000	(0.4)	14.6	(5.4)	0.5	16.7	(1.5)	0.6	7.2	4.4	1.7	4.0	3.1	4.5
2001	17.0	(17.5)	0.3	27.1	(8.8)	3.9	(21.9)	(1.5)	2.9	2.8	2.6	1.9	1.1
2002	(7.3)	21.0	2.5	3.1	0.1	5.1	18.7	0.9	3.9	3.9	3.2	3.0	3.2
2003	(0.4)	(3.0)	1.8	(1.9)	1.4	9.5	0.3	0.8	4.0	2.9	2.7	0.8	2.6
2004	0.4	15.3	13.3	(0.7)	6.0	10.8	(0.9)	3.8	4.2	5.6	1.7	0.2	3.8
2005	0.4	(2.5)	(0.9)	8.7	4.8	5.7	14.8	9.0	4.9	4.4	3.3	0.9	4.7
2006	0.7	11.3	(2.1)	(0.5)	2.7	11.8	(10.7)	3.5	6.7	4.4	4.6	2.8	4.1
2007	5.3	(0.5)	(8.5)	(2.9)	(0.1)	(0.9)	8.1	2.3	7.2	4.5	3.3	3.2	2.7
2008	(1.4)	(13.7)	(18.1)	0.6	(10.1)	6.4	(3.9)	0.0	(1.3)	1.5	2.2	3.1	0.2
2009	(4.2)	(5.1)	(18.8)	(7.5)	(14.5)	(5.3)	(4.8)	(5.7)	(5.1)	3.4	0.2	2.6	(2.3)

Source: Statistics Canada

2010 Financial and Economic Review – July 2010

Appendix 1 – Economic Review

Table A1.4   British Columbia GDP, Income Based

	Labour Income	Corporation Profits before Taxes	Interest and Miscellaneous Investment Income	Accrued Net Income of Farm Operators	Net Income of Non-farm unincorporated Business	Inventory Valuation Adjustment	Net Domestic Product at Basic Prices	Indirect Taxes less Subsidies	Capital Cons. Allowances and Misc. Valuation Adjustments	Statistical Discrepency	GDP at Market Prices	GDP at Basic Prices
	($ millions)
1985	29,100	3,468	4,939	33	3,433	(163)	43,360	5,878	6,917	(65)	53,540	50,212
1986	30,339	4,213	4,893	113	3,745	(212)	45,603	6,098	7,337	21	56,547	52,961
1987	32,837	6,430	5,085	115	3,954	(324)	50,679	6,696	7,517	205	62,515	58,401
1988	36,110	7,250	5,820	154	4,283	(285)	56,076	7,486	8,044	546	69,408	64,666
1989	40,295	5,925	7,183	72	4,580	(195)	60,769	8,765	8,748	209	75,582	69,726
1990	44,216	3,670	7,887	73	4,796	120	63,803	9,007	9,590	(9)	79,350	73,384
1991	46,296	2,926	7,650	106	5,067	(107)	64,888	9,715	10,016	180	81,849	75,084
1992	48,924	3,321	7,586	80	5,563	(616)	68,325	11,092	10,601	691	87,242	79,617
1993	51,312	4,328	8,035	83	6,034	(843)	72,905	12,440	11,258	1,430	94,077	85,593
1994	53,972	6,756	8,649	63	6,665	(660)	79,662	13,164	12,043	(140)	100,512	91,565
1995	56,768	7,419	8,808	87	6,758	(167)	83,942	13,522	12,882	(407)	105,670	96,417
1996	58,517	7,246	8,731	59	7,173	(231)	85,950	14,014	13,494	(138)	108,865	99,306
1997	60,681	8,286	8,444	89	7,780	101	90,040	14,480	14,526	(4)	114,383	104,562
1998	61,965	7,335	8,355	166	8,285	(24)	90,860	14,515	15,050	(6)	115,641	105,904
1999	64,045	9,309	8,365	199	8,723	(373)	95,125	14,972	15,659	22	120,921	110,806
2000	68,369	11,596	10,184	54	9,078	(80)	104,232	15,608	16,526	(2)	131,333	120,756
2001	70,044	11,392	8,834	141	9,637	47	105,163	15,810	17,539	70	133,514	122,772
2002	72,900	11,389	8,828	53	10,591	(369)	108,406	16,443	18,341	17	138,193	126,764
2003	75,605	12,364	9,151	83	11,312	637	114,303	17,580	18,956	(46)	145,642	133,213
2004	80,599	16,764	9,708	118	12,256	(66)	124,831	18,664	19,720	(88)	157,675	144,463
2005	85,805	19,631	10,418	9	13,061	147	134,821	19,881	20,773	(61)	169,664	155,533
2006	93,963	21,853	10,295	(51)	13,683	(380)	145,383	20,991	21,894	62	182,310	167,339
2007	98,573	21,279	11,499	(49)	14,461	532	152,598	22,149	23,195	(41)	191,598	175,752
2008	103,811	22,050	11,837	(64)	15,082	(1,258)	157,966	21,611	24,734	128	197,931	182,828
2009	na	na	na	na	na	na	na	na	na	na	na	na
(annual percentage change)
1985	4.6	13.3	8.5	—	11.9	—	6.3	3.6	8.4	—	7.4	7.5
1986	4.3	21.5	(0.9)	—	9.1	—	5.2	3.7	6.1	—	5.6	5.5
1987	8.2	52.6	3.9	—	5.6	—	11.1	9.8	2.5	—	10.6	10.3
1988	10.0	12.8	14.5	—	8.3	—	10.6	11.8	7.0	—	11.0	10.7
1989	11.6	(18.3)	23.4	—	6.9	—	8.4	17.1	8.8	—	8.9	7.8
1990	9.7	(38.1)	9.8	—	4.7	—	5.0	2.8	9.6	—	5.0	5.2
1991	4.7	(20.3)	(3.0)	—	5.7	—	1.7	7.9	4.4	—	3.1	2.3
1992	5.7	13.5	(0.8)	—	9.8	—	5.3	14.2	5.8	—	6.6	6.0
1993	4.9	30.3	5.9	—	8.5	—	6.7	12.2	6.2	—	7.8	7.5
1994	5.2	56.1	7.6	—	10.5	—	9.3	5.8	7.0	—	6.8	7.0
1995	5.2	9.8	1.8	—	1.4	—	5.4	2.7	7.0	—	5.1	5.3
1996	3.1	(2.3)	(0.9)	—	6.1	—	2.4	3.6	4.8	—	3.0	3.0
1997	3.7	14.4	(3.3)	—	8.5	—	4.8	3.3	7.6	—	5.1	5.3
1998	2.1	(11.5)	(1.1)	—	6.5	—	0.9	0.2	3.6	—	1.1	1.3
1999	3.4	26.9	0.1	—	5.3	—	4.7	3.1	4.0	—	4.6	4.6
2000	6.8	24.6	21.7	—	4.1	—	9.6	4.2	5.5	—	8.6	9.0
2001	2.4	(1.8)	(13.3)	—	6.2	—	0.9	1.3	6.1	—	1.7	1.7
2002	4.1	(0.0)	(0.1)	—	9.9	—	3.1	4.0	4.6	—	3.5	3.3
2003	3.7	8.6	3.7	—	6.8	—	5.4	6.9	3.4	—	5.4	5.1
2004	6.6	35.6	6.1	—	8.3	—	9.2	6.2	4.0	—	8.3	8.4
2005	6.5	17.1	7.3	—	6.6	—	8.0	6.5	5.3	—	7.6	7.7
2006	9.5	11.3	(1.2)	—	4.8	—	7.8	5.6	5.4	—	7.5	7.6
2007	4.9	(2.6)	11.7	—	5.7	—	5.0	5.5	5.9	—	5.1	5.0
2008	5.3	3.6	2.9	—	4.3	—	3.5	(2.4)	6.6	—	3.3	4.0
2009	na	na	na	na	na	na	na	na	na	na	na	na

Source: Statistics Canada

2010 Financial and Economic Review – July 2010

Appendix 1 – Economic Review

Table A1.5   Employment by Industry in British Columbia

	1998	1999	2001	2002	2003	2004	2005	2006	2007	2008	2009
						(thousands)
Total – all industries	1,858	1,894	1,922	1,965	2,015	2,063	2,131	2,196	2,266	2,314	2,259

Primary industries	84	77	66	67	79	72	76	79	83	79	75
Agriculture	33	28	26	29	33	37	39	35	36	34	34
Forestry, logging & support activities	30	30	25	25	28	22	22	22	24	17	14
Fishing, hunting and trapping	3	4	5	3	5	3	2	3	3	2	2
Mining and oil & gas extraction	18	15	11	9	13	11	14	19	20	26	24

Manufacturing	196	192	195	197	207	211	198	198	205	187	164
Food, beverages & tobacco	26	22	26	27	32	31	32	24	28	31	30
Wood products	43	42	49	44	49	47	46	45	45	34	27
Paper	23	22	15	17	14	12	12	15	15	13	11
Printing & related support activities	8	9	9	9	8	8	8	8	6	9	8
Primary metals	9	10	8	6	9	7	7	7	6	5	5
Metal fabrication	10	12	14	13	14	15	18	15	16	16	13
Transportation equipment	13	13	10	13	12	12	9	10	13	10	10
Machinery manufacturing	9	8	7	10	9	10	10	9	9	6	6
Other manufacturing	55	53	58	58	60	71	57	64	67	62	53

Construction	117	114	111	118	120	144	168	179	197	221	195
General contractors	38	42	40	42	47	51	66	66	66	85	74
Special trade contractors	79	73	71	77	73	93	102	113	131	136	122

Utilities	11	11	11	11	11	9	10	9	10	14	13

Transportation and warehousing	106	116	112	113	120	117	119	120	126	128	115
Transportation	102	112	108	108	114	112	114	113	119	122	109
Warehousing and storage	3	4	4	5	6	5	5	7	7	6	6

Trade	290	305	303	325	328	316	335	354	365	355	369
Wholesale trade	61	79	67	74	76	66	80	83	82	88	89
Retail trade	229	226	236	251	251	250	255	271	283	267	280

Finance, Insurance, Real Estate & Leasing	122	121	121	123	125	129	133	138	145	147	143
Finance	52	55	56	56	60	56	60	61	69	65	61
Insurance	24	23	25	24	20	27	26	27	29	30	29
Real estate	38	33	28	32	34	35	35	39	37	41	43
Leasing	8	10	12	11	11	12	13	11	10	11	11

Public administration	94	93	90	88	93	97	95	91	96	103	106
Federal administration	29	33	30	32	37	34	33	35	36	38	39
Provincial administration	29	29	33	27	28	29	30	27	26	27	27
Local administration	35	31	27	29	29	34	32	29	34	38	40

Other service industries	839	866	913	924	933	967	997	1,029	1,039	1,080	1,079
Education & related services	118	127	138	139	140	136	146	156	156	162	162
Health & welfare services	197	193	197	212	213	219	217	232	240	246	260
Professional, scientific & technical	123	136	139	136	139	146	164	168	166	174	169
Information, culture & recreation	93	91	106	106	109	115	112	113	118	118	119
Services to business management	67	65	71	72	80	82	90	99	99	101	94
Accommodation & food services	147	149	164	163	159	175	176	171	173	178	172
Miscellaneous services	93	105	98	96	93	94	91	91	88	101	102

Source: Statistics Canada, Labour Force Survey (unpublished data). Totals may not add due to rounding.

2010 Financial and Economic Review – July 2010

Appendix 1 – Economic Review

Table A1.6   Capital Investment by Industry

	Actual 2005	Actual 2006	Actual 2007	Actual 2008	Preliminary Actual 2009	Intentions 2010	2008 to 2009	2009 to 2010
			($ millions)				(per cent)
Agriculture, forestry, fishing and hunting	414.6	368.3	418.9	420.6	360.2	336.3	(14.4)	(6.6)
Mining, quarrying and oil well industries	5,026.9	6,411.9	5,849.1	6,775.0	6,291.6	7,627.3	(7.1)	21.2
Manufacturing	1,656.7	1,636.7	1,502.2	1,455.4	1,153.6	1,195.2	(20.7)	3.6
Construction	391.9	482.3	777.4	916.4	924.2	941.2	0.9	1.8
Transport and warehousing	1,877.6	2,882.2	3,474.2	3,487.2	2,632.4	2,151.1	(24.5)	(18.3)
Utilities	1329.5	1,551.7	2,033.2	2,570.6	3,217.9	3,135.1	25.2	(2.6)
Wholesale	480.9	465.3	470.8	527.6	407.2	342.3	(22.8)	(15.9)
Retail trade	1,011.2	1,124.3	1,508.6	1,617.4	1,136.1	1,235.9	(29.8)	8.8
Finance and insurance	1,455.2	1,589.2	1,710.8	1,401.9	1,033.0	1,093.9	(26.3)	5.9
Real estate, rental and leasing	1,681.3	2,036.7	1,818.1	2,430.0	1,547.1	1,866.7	(36.3)	20.7
Information and cultural industries	828.2	1,015.7	824.6	1,199.7	1,320.6	1,313.6	10.1	(0.5)
Professional, scientific and technical	297.3	296.4	408.8	402.7	330.7	321.5	(17.9)	(2.8)
Management of companies and enterprises	32.9	26.9	19.2	42.9	14.4	15.0	(66.4)	4.2
Admin, waste and remediation services	113.2	277.4	237.3	252.1	191.9	211.1	(23.9)	10.0
Arts, entertainment and recreation	191.3	248.3	410.5	498.2	477.4	327.4	(4.2)	(31.4)
Accommodation and food services	543.0	579.7	712.4	829.3	653.8	653.9	(21.2)	0.0
Education services	1,020.7	1,179.0	1,384.7	1,243.5	1,224.0	1,200.0	(1.6)	(2.0)
Health services	993.9	1,199.6	1,044.0	1,349.2	1,083.4	1,108.0	(19.7)	2.3
Public administration	2,697.0	3,086.2	3,361.9	3,678.8	4,371.5	4,687.5	18.8	7.2
Other services	217.9	155.6	197.7	246.3	260.3	248.3	5.7	(4.6)
Housing	10,993.1	13,298.9	14,504.5	15,591.1	11,626.1	12,194.8	(25.4)	4.9
Total	33,254.2	39,912.2	42,669.6	46,935.8	40,257.2	42,206.3	(14.2)	4.8
Public	6,106.3	7,130.2	8,095.3	10,034.6	10,402.1	10,898.5	3.7	4.8
Private	27,147.9	32,782.0	34,574.2	36,901.1	29,855.1	31,307.8	(19.1)	4.9
Total	33,254.2	39,912.2	42,669.5	46,935.7	40,257.2	42,206.3	(14.2)	4.8
Machinery and equipment	10,215.4	11,471.5	12,365.9	12,864.0	10,474.1	10,335.1	(18.6)	(1.3)
Construction	23,038.8	28,440.7	30,303.7	34,071.8	29,783.1	31,871.2	(12.6)	7.0
Total	33,254.2	39,912.2	42,669.6	46,935.8	40,257.2	42,206.3	(14.2)	4.8

Note: Totals may not add due to rounding.

Totals may not add due to some data not being disclosed for confidentiality reasons.

Source: Statistics Canada.

2010 Financial and Economic Review – July 2010

Appendix 1 – Economic Review

Table A1.7   British Columbia International Goods Exports by Major Market and Selected Commodities, 2009

Commodity	U. S.	Japan	European Union (1)	Other Markets	Total- All Countries
			($ millions)

Solid wood products	2,432	753	289	653	4,127
Lumber (softwood)	1,543	532	152	523	2,749
Cedar shakes and shingles	124	0	6	4	134
Plywood (softwood)	103	3	5	4	115
Other panel products	235	35	0	17	287
Selected value-added wood products	313	33	6	12	364
Logs	38	121	0	89	249
Other	76	29	120	3	229

Pulp and paper products	1,585	180	241	1,469	3,476
Pulp	539	163	193	1,161	2,056
Newsprint	113	4	0	90	207
Paper, paperboard — excluding newsprint	819	11	47	180	1,057
Other	115	2	1	37	155

Agriculture and food other than fish	1,077	175	27	283	1,563
Fruit and nuts	171	8	6	22	207
Vegetables	201	8	1	3	213
Other	705	158	20	259	1,142

Fish products	508	143	45	173	869
Whole fish; fresh, chilled, frozen — excluding salmon	45	25	12	57	138
Whole salmon; fresh, chilled, frozen	343	14	9	12	378
Salmon; canned, smoked, etc.	2	1	20	7	29
Other	118	103	4	99	325

Metallic mineral products	554	689	90	1,158	2,491
Copper ores and concentrates	6	430	0	637	1,073
Molybdenum ores and concentrates	42	32	86	77	237
Unwrought aluminum	37	208	1	247	492
Unwrought zinc	363	4	0	82	449
Other	107	15	3	115	240

Fabricated metal products	658	3	12	170	843

Energy products	2,569	1,411	551	2,302	6,834
Natural gas	1,866	0	0	0	1,866
Coal	17	1,411	551	2,137	4,115
Electricity	289	0	0	—	289
Other	397	1	0	166	564

Machinery and equipment	1,775	44	310	596	2,726
Motor vehicles and parts	153	3	9	38	202
Electrical/electronic/communications	440	10	83	108	641
Scientific/photographic/measuring equipment, etc.	202	4	70	82	358
Other	981	28	148	369	1,525

Plastics and articles of plastic	289	1	8	38	336
Chemicals and chemical products	467	53	43	188	752
Apparel and accessories	61	4	8	8	81
Textiles	20	0	2	27	49

All other commodities	916	4	47	80	1,047
Total	12,912	3,461	1,674	7,147	25,194

(1)         As of January 1, 2009, Austria, Belgium, Bulgaria, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden, United Kingdom.

Source: BC Stats

2010 Financial and Economic Review – July 2010

Appendix 1 – Economic Review

Table A1.8   British Columbia International Goods Exports by Market Area

				% Change	Per cent of Total
	2007	2008	2009	2008-2009	2008	2009
		($ millions)			(per cent)
United Kingdom	401	405	266	(34.4)	1.2	1.1
Germany	464	516	229	(55.7)	1.6	0.9
People’s Republic of China	1,723	2,000	2,574	28.7	6.0	10.2
Hong Kong	166	236	210	(11.0)	0.7	0.8
Taiwan	462	598	463	(22.6)	1.8	1.8
Japan	4,135	5,026	3,461	(31.1)	15.2	13.7
South Korea	1,308	1,960	1,662	(15.2)	5.9	6.6
India	234	159	77	(51.3)	0.5	0.3
Australia	224	218	179	(17.6)	0.7	0.7
Mexico	196	343	163	(52.5)	1.0	0.6
United States	19,065	17,592	12,912	(26.6)	53.1	51.3
Other	3,135	4,103	2,997	(27.0)	12.4	11.9
Total	31,512	33,155	25,194	(24.0)	100.0	100.0
Market Areas:
Western Europe (1)	2,295	2,583	1,686	(34.7)	7.8	6.7
Pacific Rim (2)	8,606	10,702	9,109	(14.9)	32.3	36.2

(1)         Austria, Belgium, Denmark, Finland, France, Germany, Greece, Iceland, Ireland, Italy, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom.

(2)         Australia, Brunei Darussalam, China, Fiji, Hong Kong, Indonesia, Japan, Laos, Macau, Malaysia, Mongolia, New Zealand, North Korea, Philippines, Singapore, South Korea, Taiwan, Thailand and Vietnam.

Source: BC Stats

2010 Financial and Economic Review – July 2010

Appendix 1 – Economic Review

Table A1.9   Historical Commodity Prices (in US Dollars)

	1999	2000	2001	2002	2003	2004	2005	2006	2007	2008	2009
Metals
Copper (London; $/lb)	0.71	0.82	0.72	0.71	0.81	1.30	1.67	3.07	3.24	3.15	2.35
Lead (London; $/lb)	0.23	0.21	0.22	0.21	0.23	0.40	0.44	0.59	1.17	0.94	0.78
Zinc (London; $/lb)	0.53	0.56	0.44	0.35	0.39	0.48	0.63	1.49	1.47	0.85	0.75
Gold (London; $/troy oz)	279	280	271	310	363	409	445	604	697	872	973
Silver (London; $/troy oz)	5.25	5.00	4.39	4.60	4.88	6.66	7.32	11.55	13.38	14.93	14.68
Molybdenum ($/lb)	2.65	2.51	2.31	3.59	5.21	15.92	31.05	24.46	30.22	28.78	11.13
Aluminum (London; $/lb)	0.62	0.69	0.65	0.61	0.65	0.78	0.86	1.17	1.20	1.16	0.76
Forest Products
Lumber (Madison’s Lumber Reporter; WSPF, $/1000 bd ft)	342	256	247	235	269	392	355	296	250	219	182
Pulp (Northern Europe; $/tonne; transaction price)	523	681	543	463	522	615	611	675	793	853	656
Newsprint (Pulp and Paper Week; $/tonne)	513	564	588	468	501	550	608	667	596	687	565
Hemlock baby squares (Madison’s Lumber Reporter; 3 9/16”)	585	566	583	593	534	613	540	584	609	727	767
Other
Oil (West Texas Intermediate; $/barrel)	19	30	26	26	31	42	57	66	72	100	62
Natural Gas (Inlet to WEI; $/GJ)	2.02	4.48	5.09	3.21	5.39	5.54	7.26	5.53	5.41	6.91	2.96
Coal (Japan-Australia JFY FOB US$/t)
Metallurgical	41.10	32.95	41.50	46.20	43.50	56.00	125.00	107.00	89.00	289.00	120.00
Low Volatile PCl	na	26.50	34.50	34.30	32.85	46.50	102.00	66.00	67.50	245.00	90.00
Thermal	29.95	28.75	34.50	28.80	26.75	44.00	53.00	42.50	55.65	125.00	70.00

Sources: Ministry of Finance; Ministry of Energy, Mines and Petroleum Resources; Ministry of Forests and Range; US Federal Reserve Bank

2010 Financial and Economic Review – July 2010

Appendix 1 – Economic Review

Table A1.10   British Columbia Forest Sector Economic Activity Indicators

Indicator	2005	2006	2007	2008	2009	Change (1) 2008-2009
Wood production	(million cubic meters)					(per cent)
Timber billed	83.1	81.5	75.6	62.1	47.3	(23.8)
Lumber	41.0	41.1	36.7	28.2	23.0	(18.5)
Plywood	1.9	1.8	na	na	na	na
Timber scaled by species	(million cubic meters)
Lodgepole pine	37.6	36.7	32.0	28.7	24.8	(13.6)
Spruce	12.0	11.8	10.3	8.5	6.8	(19.9)
Hemlock	7.6	7.3	7.2	5.6	4.3	(23.0)
Douglas fir	11.0	9.9	8.7	6.4	5.4	(16.2)
Balsam	5.1	4.9	4.6	3.6	3.0	(17.1)
Cedar	5.9	5.4	5.7	5.0	2.7	(45.8)
All others	4.2	4.3	4.1	3.2	1.8	(45.5)
Total (2)	83.6	80.4	72.7	61.1	48.8	(20.2)

	(million cubic meters)
Harvest volumes	73.5	71.3	64.2	55.0	44.4	(19.3)
	(million tonnes)
Pulp and paper shipments	7.9	7.8	7.2	6.5	5.7	(11.9)
Market pulp	4.9	4.7	4.7	4.0	3.7	(7.3)
Newsprint, paper and paperboard	3.0	3.0	2.8	2.5	2.0	(19.2)

Industrial product price indices	(1997=100)
Softwood lumber — British Columbia	74.7	70.6	65.9	62.8	63.6	1.3
Douglas fir plywood	94.6	89.9	90.2	83.6	77.5	(7.3)
Bleached sulphate pulp	97.0	97.9	103.9	106.3	97.8	(8.0)
Newsprint for export	94.2	94.6	83.1	91.6	95.3	4.0

(1)         Percentage change based on unrounded numbers.

(2)         Totals may not add due to rounding.

Sources:

Timber scaled (less waste, reject and Christmas tree products) — Ministry of Forests and Range

Lumber and plywood production — Statistics Canada

Pulp and paper production — Canadian Pulp and Paper Association

Industrial product price indices — Statistics Canada

2010 Financial and Economic Review – July 2010

Appendix 1 – Economic Review

Table A1.11 Historical Value of Mineral, Petroleum and Natural Gas Shipments

		Industrial	Construction			Natural Gas	Other oil
Year	Metals	Minerals (1)	Aggregates (2)	Coal	Crude Oil (3)	to Pipeline	and Gas (4)	Total
	($ millions)	($ millions)	($ millions)	($ millions)

1991	1,511	290	159	990	260	562	36	3,808
1992	1,502	212	157	706	260	592	38	3,467
1993	1,198	229	166	822	233	814	42	3,504
1994	1,354	237	180	861	235	991	44	3,902
1995	2,016	249	204	968	272	710	58	4,478
1996	1,537	251	189	1,027	441	817	75	4,337
1997	1,495	249	195	1,107	403	1,087	98	4,635
1998	1,484	245	208	956	373	1,154	47	4,467
1999	1,183	249	219	797	461	1,577	53	4,539
2000	1,571	284	224	812	843	3,826	114	7,674
2001	1,394	296	217	959	729	4,834	103	8,532
2002	1,288	310	231	1,035	714	3,458	79	7,114
2003	1,353	336	226	972	718	5,396	116	9,117
2004	1,956	355	239	1,191	824	5,827	133	10,523
2005	2,442	364	278	2,300	973	7,821	173	14,351
2006	3,248	363	274	2,105	1,013	5,956	179	13,139
2007	2,887	424	347	1,949	989	5,723	200	12,519
2008	2,590	696	378	3,738	1,215	7,501	524	16,642
2009	1,828	283	306	3,317	719	3,294	116	9,863

(1)         Shipments of gypsum and silica to Canadian cement, lime and clay plants are not included in this table.

(2)         Sand and gravel; stone.

(3)         Includes pentanes and condensate.

(4)         Liquified petroleum gases and sulphur.

Sources: Natural Resources Canada and Ministry of Energy, Mines and Petroluem Resources

Table A1.12 Petroleum and Natural Gas Activity Indicators

								Change
Indicator	Unit of Measure	2004	2005	2006	2007	2008	2009	2008-2009
								(per cent)
Natural gas production (wellhead) (1)	(billion cubic m)	32.0	32.8	32.8	32.6	33.4	33.0	(1.2)
Crude oil and condensate	(million cubic m)	2.7	2.5	2.4	2.2	2.0	1.8	(8.1)
Wells authorized	(number)	1,698.0	1,790.0	1,730.0	1,205.0	1,412.0	829.0	(41.3)
Wells drilled	(number)	1,281.0	1,429.0	1,435.0	906.0	923.0	616.0	(33.3)
Seismic crew-weeks	(number)	1,420.9	1,143.5	773.3	473.9	333.3	62.9	(81.1)
Provincial reserves
Marketable gas (remaining reserves)	(billion cubic m)	317.0	363.0	380.1	394.2	496.6	n/a	n/a
Oil (remaining reserves)	(million cubic m)	22.0	20.9	18.2	19.7	18.5	n/a	n/a

(1) Not including gas retrieved from storage. During 2009, 0.75 billion cubic metres were produced from storage wells.

Source: Ministry of Energy, Mines and Petroleum Resources

2010 Financial and Economic Review – July 2010

Appendix 1 – Economic Review

Table A1.13 Supply and Consumption of Electrical Energy in British Columbia

	Supply					Consumption
	Net Generation			Receipts		Delivered
			Total	From Other		To Other	Total
			Provincial	Provinces	Total	Provinces	Provincial	Total
Year	Hydro	Thermal	Generation	and Imports	Supply	and Exports	Consumption	Demand	Net Exports
				(gigawatt-hours)(1)
1989	51,082	6,573	57,655	4,500	62,155	6,583	55,572	62,155	2,083
1990	57,245	3,417	60,662	3,233	63,895	6,689	57,206	63,895	3,456
1991	60,149	2,832	62,981	2,272	65,253	7,725	57,528	65,253	5,454
1992	60,555	3,503	64,058	2,685	66,743	9,473	57,270	66,743	6,788
1993	53,057	5,716	58,774	5,691	64,465	5,605	58,860	64,465	(86)
1994	53,979	7,036	61,015	7,836	68,851	9,541	59,311	68,851	1,705
1995	49,814	8,192	58,006	6,385	64,391	3,972	60,419	64,391	(2,413)
1996	67,329	4,436	71,765	3,289	75,053	10,390	64,664	75,053	7,101
1997	61,772	5,189	66,961	4,316	71,278	12,114	59,163	71,278	7,798
1998	60,849	6,861	67,710	5,056	72,766	10,619	62,147	72,766	5,563
1999	61,588	6,457	68,045	6,807	74,852	12,529	62,323	74,852	5,722
2000	59,754	8,487	68,241	6,039	74,280	10,698	63,582	74,280	4,659
2001	48,338	8,994	57,332	10,154	67,486	6,408	61,079	67,486	(3,747)
2002	58,627	6,318	64,945	5,769	70,714	8,078	62,636	70,714	2,309
2003	56,689	6,362	63,051	7,084	70,135	9,599	60,535	70,135	2,515
2004	53,281	7,214	60,496	8,261	68,757	6,791	61,966	68,757	(1,470)
2005	60,605	7,207	67,811	7,226	75,037	9,247	65,790	75,037	2,021
2006	54,772	7,249	62,021	12,695	74,716	6,155	68,561	74,716	(6,540)
2007	64,738	7,473	72,212	8,027	80,239	10,987	69,252	80,239	2,960
2008	58,774	7,082	65,856	12,027	77,883	9,844	68,038	77,883	(2,183)
2009	55,872	6,334	62,206	11,585	73,790	7,950	65,841	73,790	(3,635)

(1) Gigawatt-hour = one million kilowatt-hours

Source: Statistics Canada

2010 Financial and Economic Review – July 2010

Appendix 1 – Economic Review

Table A1.14 Components of British Columbia Population Change

	Net Migration			Natural Increase			Total	Total
	Inter-	Inter-					Population	Population
Year	provincial	national	Total	Births	Deaths	Total	Increase (1)	at July 1, 2010

1975	(2,864)	25,342	22,478	36,281	19,151	17,130	39,608	2,499,564
1976	(464)	16,288	15,824	35,848	18,788	17,060	32,884	2,533,899
1977	12,452	11,224	23,676	36,691	18,596	18,095	41,771	2,570,315
1978	20,106	7,699	27,805	37,231	19,058	18,173	45,978	2,615,162
1979	32,541	14,012	46,553	38,432	19,204	19,228	65,781	2,665,238
1980	38,773	23,522	62,295	40,104	19,371	20,733	83,028	2,745,861
1981	23,270	22,143	45,413	41,474	19,857	21,617	67,030	2,826,558
1982	(1,129)	14,175	13,046	42,747	20,707	22,040	35,086	2,876,513
1983	3,000	10,639	13,639	42,919	19,827	23,092	36,731	2,907,502
1984	3,867	8,674	12,541	43,911	20,686	23,225	35,766	2,947,181
1985	(3,430)	9,374	5,944	43,127	21,302	21,825	27,769	2,975,131
1986	(772)	12,290	11,518	41,967	21,213	20,754	32,272	3,003,621
1987	16,588	21,078	37,666	41,814	21,814	20,000	57,666	3,048,651
1988	25,829	28,704	54,533	42,930	22,546	20,384	74,917	3,114,761
1989	35,711	31,042	66,753	43,769	22,997	20,772	87,525	3,196,725
1990	40,088	28,585	68,673	45,617	23,577	22,040	90,713	3,292,111
1991	34,600	21,274	55,874	45,612	23,977	21,635	77,509	3,373,787
1992	39,578	29,477	69,055	46,156	24,615	21,541	90,596	3,468,802
1993	37,595	34,679	72,274	46,026	25,764	20,262	92,536	3,567,772
1994	34,449	42,667	77,116	46,998	25,939	21,059	98,175	3,676,075
1995	23,414	43,644	67,058	46,820	26,375	20,445	87,503	3,777,390
1996	17,798	47,617	65,415	46,138	27,538	18,600	84,015	3,874,317
1997	1,980	38,318	40,298	44,577	27,412	17,165	57,463	3,948,583
1998	(17,521)	24,380	6,859	43,072	27,978	15,094	21,953	3,983,113
1999	(12,413)	28,644	16,231	41,939	28,017	13,922	30,153	4,011,375
2000	(14,783)	29,266	14,483	40,672	27,461	13,211	27,694	4,039,230
2001	(7,028)	37,661	30,633	40,575	28,362	12,213	42,846	4,076,264
2002	(4,445)	32,296	27,851	40,065	28,884	11,181	39,032	4,098,178
2003	3,025	33,620	36,645	40,497	29,320	11,177	47,822	4,122,396
2004	7,785	34,726	42,511	40,490	29,924	10,566	37,709	4,155,170
2005	7,212	43,610	50,822	40,827	30,235	10,592	37,447	4,196,788
2006	12,799	39,572	52,371	41,729	30,688	11,041	43,487	4,243,580
2007	16,776	42,043	58,819	43,649	31,123	12,526	47,899	4,309,453
2008	8,379	54,941	63,320	44,166	31,902	12,264	40,281	4,383,845
2009	7,499	51,072	58,571	44,833	31,195	13,638	38,694	4,455,207

(1) Components may not add to totals due to the revision of population statistics based on information collected during subsequent census years. The revisions are not distributed back to relevant components due to insufficient data.

Source: Statistics Canada.

2010 Financial and Economic Review – July 2010

Chapter Two

Financial Review (1)

(1) Reflects 2009/10 Public Accounts released on July 8, 2010.

2010 Financial and Economic Review – July 2010

Chapter 2 – Financial Review

2009/10 Overview

Table 2.1 Operating Statement

	September	Actual	Actual
($ millions)	Update	2009/10	2008/09 (1)
Revenue	37,608	37,521	38,302
Expense	(40,133)	(39,300)	(38,245)
Negotiating Framework incentive payments	—	—	(2)
Climate Action Dividend	—	—	20
Surplus (deficit) before forecast allowance	(2,525)	(1,779)	75
Forecast allowance	(250)	—	—
Surplus (deficit)	(2,775)	(1,779)	75

(1) Comparative figures have been restated to reflect government accounting policies in effect at March 31, 2010.

The provincial government ended the 2009/10 fiscal year with a deficit of $1.8 billion; $996 million lower than the budgeted deficit of $2.8 billion (see Chart 2.1). The deficit followed five consecutive years of surpluses and reflected the impact of the global financial crisis on the economies of British Columbia and its trading partners in 2009.

The improvement from budget is primarily due to lower spending, as stronger revenue was offset by the reallocation of a portion of the federal HST transition payment to later years. Lower expenditures reflected government’s commitment to control spending and align it with priority services and programs.

The $87 million reduction in revenue reflected lower taxation revenue despite strong returns of property transfer tax, and deferral of a portion of the HST transition payment to later years in support of government’s commitment to provide health care and education while bringing the fiscal plan back into balance by 2013/14. These reductions were mostly offset by higher natural resources revenue (mainly from coal, metals and minerals), increased contributions from the federal government and higher commercial Crown corporation income.

2010 Financial and Economic Review –July 2010

Chapter 2 – Financial Review

The $833 million reduction in spending was primarily due to ministry operating savings and unused Contingencies funding, partially offset by additional spending funded by third party recoveries. Total spending also was positively impacted by the service delivery agencies’ use of operating transfers for future costs and a reduction in liabilities accrued in prior years for government’s obligations with respect to employee benefits, self-insurance, and various agreements.

As a result of the above, the $250 million forecast allowance was not needed, which also contributed to the overall improvement from budget.

Financial information in this publication, including this chapter and Appendix 2, is derived from the government’s 2010 Public Accounts.

Revenue

In 2009/10, revenue totaled $37.5 billion, $87 million lower than budget and down 2.0 per cent from 2008/09. In March 2010, the federal and provincial governments updated the Comprehensive Integrated Tax Coordination Agreement resulting in a $500 million reallocation of the Harmonized Sales Tax (HST) transition payments from 2009/10 to the next two years. Excluding the impact of re-profiling the HST transition contribution, revenue was $413 million higher than budget and down $1,031 million or 2.7 per cent annually. Compared to budget and excluding the HST transition payment, higher revenues from property transfer tax, mining taxes, miscellaneous sources, other federal contributions and commercial Crowns were partially offset by lower income and sales taxes and natural gas royalties.

2010 Financial and Economic Review – July 2010

Chapter 2 – Financial Review

Major changes from the 2009/10 budget included:

•                  Personal income tax revenue was down $152 million reflecting the effects of lower 2009 personal income growth and weaker 2008 tax assessments due in part to slowing employment growth and volatile financial and equity markets during 2008.

•                  Corporate income tax revenue was down $92 million mainly due to lower tax assessments for 2008 and prior years and reduced instalment payments from federal government. The 2008 corporate income tax base fell 5.4 per cent annually compared to a 3.6 per cent increase in BC corporate profits, indicating the volatility associated with corporate income tax revenues.

•                  Revenue from social service tax was $82 million below budget and down 3.9 per cent from the previous year. The decline from budget was mainly due to lower-than-expected consumer expenditures and business investment. This marks the second consecutive annual decline in social service tax revenue mainly reflecting weak economic conditions and muted consumer and business confidence over the past two years.

Table 2.2 Consumption and Other Tax Revenues Change from September Update 2009

	Revenue
	changes		September	Q3
	($ millions)	Indicators (annual percent change)	Update	Forecast
Social service	(82)	Consumer expenditures	-2.0%	-2.1%
		Business investment	-7.5%	-8.3%
Property transfer	202	Gradual return to trend revenue	-4.2%	19.6%
		BC housing starts	-60.7%	-53.2%
Other taxes	9

•                  Property transfer tax revenue was $202 million higher than budget and up 24.1 per cent from the previous year reflecting the unexpected strength in the BC housing market during the year. The budget forecast assumed a moderate annual decline of 4.2 per cent after falling 33.1 per cent in 2008/09. In contrast, revenue rose significantly as the increase in the average price and transaction volumes in the residential market outweighed the decline in housing starts.

•                  Natural gas royalties were $115 million below budget as lower prices and production volumes were partly offset by savings from reduced utilization of credit and royalty program offsets. Natural gas prices were very volatile during the year ranging from $1.90 in September 2009 to $4.32 in January 2010 ($Cdn/gigajoule, plant inlet). Prices have not been at the $1.90 level in over a decade and the full-year average price of $2.87 was 18.2 per cent below budget reflecting weak market demand and high storage levels. The storage level at yearend was 10.8 per cent higher than the five year average.

Table 2.3 Energy and Mineral Revenues Change from September Update 2009

	Revenue
	changes		September
	($ millions)	Indicators	Update	Actual
Natural gas royalties	(115)	Natural gas price ($Cdn/GJ, plant inlet)	$3.51	$2.89
		Production (annual change)	2.1%	0.2%
		Bonus bid cash reciepts ($ million)	$405	$896
Crown land tenures	(1)	Bonus bid price per hectare ($)	$871	$2,365
		Hectares disposed	465	379
Coal	84	Metallurgical coal price ($US/tonne)	$130	$157
Other metals and minerals	45	Copper price ($US/lb)	$1.91	$2.77
Columbia River Treaty electricity sales	18	Electricity price ($US/Mwh)	$34.00	$38.00
Petroleum royalties and other	10	Oil price ($US/bbl)	$64.13	$65.60
	41

2010 Financial and Economic Review – July 2010

Chapter 2 – Financial Review

•                  Revenue from the sale of Crown land tenures and leases was slightly below budget as the impact of higher cash payments was offset by the change in revenue recognition from eight to nine-year deferral of cash receipts. The effect of this change reduced revenue by $61 million in 2009/10 and lowered revenue throughout the previous nine years. Cash receipts were $491 million higher than assumed as a higher average bonus bid price per hectare offset a lower volume of hectares disposed. At $2,365/hectare, the average bid price was 172 per cent higher than assumed at budget and marks the third consecutive year that bid prices exceeded $1,000 per hectare, indicating industry’s continued interest in exploring and developing BC resources.

•                  Other energy and mineral revenue including mining tax, petroleum royalties and receipts from electricity sales under the Columbia River Treaty was $157 million above budget mainly due to the impact of higher commodity prices.

•                  Forests revenue at $387 million was unchanged from budget. Stronger border tax collections and higher stumpage revenues under the BC Timber Sales program mainly reflecting increased volumes were offset by lower revenues from logging tax and major tenure stumpage primarily due to lower stumpage rates. Revenue declined 30.6 per cent from 2008/09 following a 51.3 per cent annual decline last year mainly due to the continued weakness in the US housing market resulting in low lumber prices and reduced Crown harvest volumes. Interior stumpage rates were also impacted by the effect of the mountain pine beetle infestation on log quality and grade.

Table 2.4 Forest Revenues Change from September Update 2009

	Revenue
	changes		September
	($ millions)	Indicators	Update	Actual
Stumpage from timber tenures	(16)	SPF 2x4 ($US/1000 bf, calendar year)	$176	$181
BC Timber Sales	10	Total stumpage rate ($/m3)	$4.80	$4.45
Softwood Lumber Agreement border tax	22	Harvest volumes (million m3)	44.0	46.9
Logging tax and other	(16)	US lumber exports (billion bf)	5.4	5.2
	—

•                  Other taxpayer supported revenue including fees, licences, investment earning, sales of goods and services and other miscellaneous sources was $164 million above budget. Higher ministry vote recoveries in support of program spending, increased SUCH sector revenue from fees, investment earnings and miscellaneous sources were partially offset by reduced activity related to free Crown grants. Investment earnings under the fiscal agency loan program; and revenues from ministry vote recoveries and free Crown grants are fully offset by equivalent expenditures.

Table 2.5 Other Revenue Change from September Update 2009

	Revenue
	changes
	($ millions)
Free Crown Grants	(122)	offset by equivalent expense reduction
Ministry vote recoveries and fiscal agency loan program	125	offset by equivalent expense increase
SUCH sector	157	mainly post secondary institutions
Other	4
Total other	164

2010 Financial and Economic Review – July 2010

Chapter 2 – Financial Review

•      Excluding the impact of re-profiling the HST transition payments, federal government contributions were up $167 million reflecting:

• a $50 million increase in direct funding to universities;

• a $43 million increase in vote recoveries mainly in support of labour market and immigration programs;

• a $31 million increase in contributions to health authorities and hospital societies;

• a $18 million increase for a variety of programs, mainly in support of Employment Insurance Skills;

• a $15 million transfer increase to taxpayer supported Crowns; and

• a $10 million increase in the Canada Health Transfer due to higher prior years’ entitlements.

•      Commercial Crown corporation net income of $3.0 billion was $128 million higher than budget and $116 million higher than 2008/09. Major changes from budget include:

• BC Hydro net income was $5 million lower than plan after the inclusion of regulatory account transfers. However, operating income before regulatory account transfers was $327 million below plan, mainly reflecting lower net trade income and higher operating expenses due to a provision for future environmental compliance and remediation expenditures. The lower results were partially offset by reduced energy market purchases.

• Liquor Distribution Branch income was down $19 million mainly due to a consumer shift to purchasing lower priced products.

• BC Lottery Corporation income was down $51 million mainly reflecting lower net income from casino operations as consumers’ discretionary spending was influenced by personal finances and competition from the numerous 2010 Olympic and Paralympic Winter Games events.

• ICBC results were up $194 million mainly resulting from higher investment income, reflecting the recovery of global equity markets, and lower claims incurred costs, reflecting favourable driving conditions.

A detailed review of the above changes by quarter is available in Appendix Table A2.1. Further information on commercial Crown corporations is provided in Chapter 3.

2010 Financial and Economic Review – July 2010

Chapter 2 – Financial Review

Table 2.6    Revenue by Source

($ millions)	September Update	Actual 2009/10	Actual 2008/09
Taxation
Personal income	5,681	5,529	6,093
Corporate income	1,409	1,317	2,038
Social service	4,847	4,765	4,958
Fuel	873	884	891
Carbon	557	542	306
Tobacco	686	682	708
Property	1,891	1,884	1,848
Property transfer	685	887	715
Corporation capital	56	95	108
Other taxes (1)	532	517	532
	17,217	17,102	18,197
Natural resource
Natural gas royalties	522	406	1,314
Forests	387	387	557
Other natural resource (2)	1,668	1,853	1,936
	2,577	2,646	3,807
Other revenue
Medical Services Plan premiums	1,628	1,666	1,595
Other fees (3)	2,548	2,453	2,412
Investment earnings	897	963	817
Miscellaneous	2,599	2,754	2,585
	7,672	7,836	7,409
Contributions from the federal government
Health transfer	3,436	3,450	3,344
Social transfer	1,437	1,433	1,399
Harmonized sales tax transition payments	750	250	—
Other federal contributions	1,627	1,784	1,242
	7,250	6,917	5,985
Commercial Crown corporation net income
BC Hydro	452	447	365
Liquor Distribution Branch	896	877	891
BC Lotteries (net of payments to the federal government)	1,121	1,070	1,082
ICBC	407	601	512
Transportation Investment Corporation (Port Mann)	(22)	(4)	(8)
Other	38	29	62
	2,892	3,020	2,904
Total revenue	37,608	37,521	38,302

(1)   Insurance premium and hotel room taxes.

(2)   Columbia River Treaty, other energy and minerals, water rental and other resources.

(3)   Post-secondary, healthcare-related, motor vehicle, and other fees.

2010 Financial and Economic Review – July 2010

Chapter 2 – Financial Review

Table 2.7    Expense by Ministry, Program and Agency

	2009/10
	September Update	Contin- gencies Allocation (1)	Restated Budget	Actual	Actual 2008/09 (2)
Office of the Premier	11	—	11	11	13
Aboriginal Relations and Reconciliation	69	17	86	85	62
Advanced Education and Labour Market Development	2,131	—	2,131	2,109	2,025
Agriculture and Lands	222	—	222	108	157
Attorney General	548	—	548	622	519
Children and Family Development	1,394	—	1,394	1,376	1,384
Citizens’ Services	164	—	164	14	172
Community and Rural Development	184	25	209	208	419
Education	5,042	44	5,086	5,070	5,103
Energy, Mines and Petroleum Resources	70	—	70	47	50
Environment	193	—	193	185	249
Finance	90	—	90	69	78
Forests and Range	1,101	—	1,101	1,075	844
Health Services	14,155	—	14,155	13,924	13,349
Healthy Living and Sport	87	84	171	171	232
Housing and Social Development	2,725	18	2,743	2,735	2,604
Labour	22	—	22	21	22
Public Safety and Solicitor General	661	6	667	665	661
Small Business, Technology and Economic Development	69	—	69	49	51
Tourism, Culture and the Arts	106	1	107	107	363
Transportation and Infrastructure	756	—	756	753	791
Total ministries and Office of the Premier	29,800	195	29,995	29,404	29,148
Management of public funds and debt	1,186	—	1,186	1,141	1,209
Contingencies	500	(195)	305	165	227
Funding for capital expenditures	1,213	—	1,213	866	832
Legislative and other appropriations	164	—	164	148	144
Consolidated revenue fund expense	32,863	—	32,863	31,724	31,560
Expenses recovered from external entities	2,593	—	2,593	2,748	2,241
Funding provided to service delivery agencies	(19,315)	—	(19,315)	(19,240)	(18,678)
Ministry and special office direct program spending	16,141	—	16,141	15,232	15,123
Service delivery agency expense:
School districts	5,324	—	5,324	5,379	5,353
Post-secondary institutions	4,644	—	4,644	4,628	4,435
Health authorities and hospital societies	10,696	—	10,696	10,761	10,291
Other service delivery agencies	3,328	—	3,328	3,300	3,025
Total service delivery agency expense	23,992	—	23,992	24,068	23,104
Total expense	40,133	—	40,133	39,300	38,227

(1)   Includes one-time funding for cost pressures.

(2)   Prior year comparative figures have been restated to reflect government’s accounting policies as of March 31, 2010.

2010 Financial and Economic Review – July 2010

Chapter 2 – Financial Review

Expense

In 2009/10, government expenses totaled $39.3 billion, which was $833 million lower than budget but a 2.8 per cent increase over the previous year.

During the year, ministries were able to realize a total of $369 million in operating savings.

•      Health expenditures were down $159 million, mainly due to regional savings and lower costs for Pharmacare and the H1N1 flu vaccination program.

•      Costs for employee benefits and related programs were down $97 million.

•      Expenses for direct fire and forest resource management programs were $38 million less than expected.

•      Other areas of government were able to achieve $75 million in savings.

Liabilities accrued in prior years were adjusted downward by $228 million to reflect actuarial valuations and other updated information. These included reductions to employee benefits obligations ($83 million), MSP cost accruals ($73 million), the Vancouver Island gas pipeline agreement ($20 million), government’s self-insurance liability ($17 million) and a copyright liability ($17 million), and various other agreements ($18 million).

Other cost savings included $122 million in lower estimates for free Crown grants and $45 million in reduced debt servicing costs. As well, $140 million from the Contingencies vote was not needed.

During the year, government invoked standing statutory authority to cover $112 million in unforeseen costs, including $77 million for legal actions under the Crown Proceeding Act, $13 million for BC Timber Sales expenses, $9 million for current year self-insurance claims, $8 million for farm production insurance claims, and $5 million in other areas.

2010 Financial and Economic Review – July 2010

Chapter 2 – Financial Review

Program spending funded or co-funded by parties outside of government was $155 million higher than budget, mainly due to additional healthcare related receipts for room and board and medical services provided to out-of-province clients, as well as spending related to federal funding for labour market agreements, literacy programs, and policing and corrections services.

The impact of ministry spending on government’s total spending was reduced by $272 million due to service delivery agencies’ use of operating grants for minor capital spending, such as the acquisition of equipment, as well as their allocation of current year grants to fund future program spending. The costs funded by these grants will be expensed in subsequent years.

Service delivery agency spending was $76 million higher than budget.

•      School districts spending increased by $55 million due to higher staffing and operating costs.

•      Post secondary institution spending was $16 million under budget as a result of reduced operating costs ($61 million), partially offset by increased salaries and benefits ($45 million).

•      Health authority and hospital society expenditures increased by $65 million due to higher physician and laboratory costs.

•      Other service delivery agency spending was $28 million lower than budget.

A detailed review of the above changes by quarter is available in Appendix Table A2.1. Further information on 2009/10 spending by function is provided in Appendix Table A2.7.

Provincial Capital Spending

Capital spending in 2009/10 totaled $7.1 billion, $322 million below budget (see Chart 2.4). Spending on power generation and transmission projects accounted for 34 per cent of total capital investments, education facilities 16 per cent, health facilities 13 per cent, and highway/public transit projects for 26 per cent (see Chart 2.5 and Table 2.8).

Taxpayer-supported capital spending includes schools, hospitals, post-secondary facilities, social housing and transportation projects, plus minor capital spending by ministries and other minor taxpayer-supported agencies. In 2009/10, spending of $3.7 billion was $1 billion below budget mainly due to:

•      Education facilities — down $51 million, reflecting project rescheduling and lower than expected spending by universities on their self-funded projects.

• Post-secondary institutions spent $25 million less than projected on various projects, including the UBC Pharmacy and Earth Sciences buildings and various other knowledge infrastructure projects, as well as self-funded university projects such as student residences.

• School districts spent $26 million less than expected on school replacements, capacity upgrades, seismic renovations and other projects, as well as lower direct spending by school districts on equipment and other minor capital.

2010 Financial and Economic Review – July 2010

Chapter 2 – Financial Review

•      Health facilities — down $98 million, reflecting construction scheduling changes to the Fort St John Hospital, Northern Cancer Centre, and Richmond Hospital projects; and lower than expected spending on various minor building, information management/technology and equipment projects.

•      Transportation sector — down $329 million, mainly reflecting the construction scheduling changes to projects such as the Base Rehabilitation Program, Oil and Gas Rural Road Improvement Program, Highway 1 Brake Check to Yoho National Park, Highway 1 Golden Hill to West Portal, Highway 1 Donald Bridge and Overhead, Highway 1 Monte Creek to Pritchard, Highway 1 Clanwilliam Bridge, Highway 97 Bentley Road to Okanagan Lake Park, Highway 97 Wright Station Curves, Highway 97 148 mile to Likely Road, Highway 97 Simon Fraser Bridge to Sintich, Highway 5 Walterdale Passing Lane, Westcoast Express improvements, and 202nd Street Park and Ride.

•      BC Place rejuvenation project — down $73 million, as additional project reviews delayed capital spending approvals.

•      Government direct (ministries) — down $119 million due to lower than expected spending on government buildings and information management/technology projects including the Surrey Pre-Trial Services Centre expansion and the Integrated Case Management System, as well as lower spending on BC Timber Sales Roads.

•      Other taxpayer-supported entities — down $34 million.

The changes from budget reflect the allocation of $27 million of capital funding contingencies for the Integrated Case Management System ($9 million) and the Sierra Yoyo Desan Road ($17 million). The remaining $273 million in capital contingencies was not utilized in 2009/10.

More than 72 per cent of self-supported commercial Crown corporation capital spending is for electricity generation, transmission and distribution projects undertaken by BC Hydro, BC Transmission and for Columbia River power projects. The remaining

2010 Financial and Economic Review – July 2010

Chapter 2 – Financial Review

Table 2.8    Capital Spending

($ millions)	September Update	Contin- gencies Allocation	Restated Budget 2009/10	Actual 2009/10	Actual 2008/09
Taxpayer-supported
Education
Schools (K—12)	508	—	508	482	413
Post-secondary	697	—	697	672	658
Health	1,025	—	1,025	927	892
BC Transportation Financing Authority	1,230	—	1,230	918	881
BC Transit	167	—	167	150	77
Vancouver Convention Centre expansion project	39	—	39	41	242
BC Place rejuvenation	148	—	148	75	45
Government direct (ministries)	398	27	425	306	430
Other (1)	217	—	217	183	140
Capital spending contingencies	300	(27)	273	—	—
Total taxpayer-supported	4,729	—	4,729	3,754	3,778

Self-supported commercial
BC Hydro	1,695	—	1,695	2,406	1,397
BC Transmission Corporation	22	—	22	12	19
Columbia River power projects (2)	166	—	166	16	32
Transportation Investment Corporation (Port Mann Bridge/Highway 1)	594	—	594	777	215
BC Rail	69	—	69	14	10
Insurance Corporation of British Columbia	38	—	38	22	22
BC Lotteries	100	—	100	92	97
Liquor Distribution Branch	21	—	21	19	17
Total self-supported commercial	2,705	—	2,705	3,358	1,809
Total capital spending	7,434	—	7,434	7,112	5,587

(1)	Includes BC Housing Management Commission, Provincial Rental Housing Corporation, BC Transit and other service delivery agencies.
(2)	Joint ventures of the Columbia Power Corporation and Columbia Basin Trust.

28 per cent represents capital spending by the Transportation Investment Corporation (Port Mann Bridge/Highway 1) BC Rail, ICBC, BC Lotteries and the Liquor Distribution Branch. Overall spending for these agencies was $653 million above budget mainly due to:

•      BC Hydro — $711 million above budget mainly reflecting the $850 million purchase of a one-third ownership interest in Teck Metals Ltd’s Waneta Dam and generating facility, partially offset by lower spending on capital projects;

•      Columbia River power projects —$150 million below budget reflecting postponement of the plan to construct a new generating facility downstream of the Waneta Dam;

•      Transportation Investment Corporation — $183 million above budget as construction activity for the Port Mann Bridge/Highway 1 redevelopment project is occurring faster than planned; and

•      BC Rail — $55 million below budget mainly reflecting delays in Port Subdivision land acquisitions.

Significant capital projects (those with multi-year budgets totaling $50 million or more) are shown in Table A2.9. During 2009/10, $2.2 billion was invested in these larger enterprises that will provide long-term social and economic benefits for the province.

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Table 2.9    Capital Expenditure Projects Greater Than $50 million (1)

	Projected		Total Costs	Projected	Total	Project Financing
	Completion		to	Costs to	Capital	Internal/	Federal	Other
($ millions)	Date		Mar. 31, 2010	Complete	Costs	Debt	Government	Contributions
Taxpayer-supported
K—12 Schools
Revelstoke Elementary and Secondary	Fall 2011		4	56	60	58	—	2
Chilliwack Secondary	Fall 2012		1	57	58	58	—	—
Burnaby Central Secondary	Spring 2012		12	52	64	64	—	—
Centennial Secondary	Fall 2014		—	62	62	62	—	—
Alberni District Secondary	Fall 2011		4	54	58	55	—	3
Total K—12 schools			21	281	302	297	—	5
Post secondary facilities
University of British Columbia
– Pharmaceutical Sciences and Centre for Drug Research & Development	Fall 2012		9	124	133	86	3	44
Health facilities
Surrey Outpatient Facility
– Government direct cost	Spring 2011		14	51	65	65	—	—
– P3 contract	Spring 2011		121	51	172	172	—	—
Victoria Royal Jubilee Hospital – Patient Care Centre
– Government direct cost	Spring 2013		99	51	150	23	—	127
– P3 contract	Winter 2011		130	69	199	199	—	—
Fort St. John Hospital and Residential Care
– Government direct cost	Spring 2012		76	189	265	169	—	96
– P3 contract	Spring 2012		—	33	33	33	—
Expansions to Kelowna General and
Vernon Jubilee Hospitals
– Government direct cost	Fall 2012		147	128	275	26	—	249
– P3 contract	Fall 2012		101	57	158	158	—	—
Northern Cancer Centre initiative (2)
– Government direct cost	Winter 2012		14	77	91	88	—	3
– P3 contract	Winter 2012		13	2	15	15	—	—
Surrey Emergency/Critical Care Tower (3)	Summer 2013		11	514	525	505	—	20
Interior Heart and Surgical Centre (4)	Spring 2017		3	390	393	302	—	91
Total health facilities			729	1,612	2,341	1,755	—	586
Transportation
Pitt River Bridge	Fall 2009	(5)	199	8	207	110	90	7
Sea-to-Sky Highway
– Government direct cost	Fall 2009	(6)	225	11	236	234	—	2
– P3 contract	Fall 2009		561	—	561	561	—	—
William R. Bennett Bridge
– P3 contract	Fall 2008	(5)	188	—	188	188	—	—
South Fraser Perimeter Road	Winter 2012		493	635	1,128	763	365	—
Sierra Yoyo-Desan Road upgrade	Fall 2012		52	135	187	187	—	—
Total transportation			1,718	789	2,507	2,043	455	9
Other
Vancouver Convention Centre expansion project	Summer 2009	(6)	826	15	841	499	222	120
BC Place rejuvenation (7)	Summer 2011		119	444	563	563	—	—
Integrated case management system	Fall 2014		43	139	182	182	—	—
Surrey Pretrial Service Centre expansion	Fall 2013		2	128	130	130	—	—
e-Health initiative (8)	Spring 2013		190	72	262	138	124	—
Total other			1,180	798	1,978	1,512	346	120
Total taxpayer-supported			3,657	3,604	7,261	5,693	804	764

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Table 2.9    Capital Expenditure Projects Greater Than $50 million (1) (continued)

	Projected		Total Costs	Projected	Total	Project Financing
	Completion		to	Costs to	Capital	Internal/	Federal	Other
($ millions)	Date		Mar. 31, 2010	Complete	Costs	Debt	Government	Contributions
Self-supported
Transportation
Port Mann Bridge / Highway 1	Winter 2013		992	2,327	3,319	3,319	—	—
Power generation and transmission
BC Hydro
– Mica Dam — generator stator replacement	Fall 2009	(6)	85	4	89	89	—	—
– Peace Canyon Dam — generator stator replacement and rotor modification	Fall 2009	(6)	72	2	74	74	—	—
– Aberfeldie redevelopment	Spring 2009	(6)	93	2	95	95	—	—
– GM Shrum G1—G4 stator replacement	Fall 2010		71	11	82	82	—	—
– Peace Canyon G1—G4 turbine overhaul	Fall 2009	(6)	42	3	45	45	—	—
– Revelstoke Unit 5 generation (9)	Fall 2010		207	73	280	280	—	—
– Cheakamus spillway gate reliability upgrade	Fall 2011		36	37	73	73	—	—
– Mica Dam gas insulated switchgear replacement (9)	Summer 2013		27	173	200	200	—	—
– Fort Nelson generating station upgrade (9)	Fall 2011		29	136	165	165	—	—
– Ruskin Dam safety and powerhouse upgrade (10)	TBD		34	TBD	TBD	TBD	—	—
– Vancouver Island transmission reinforcement (11)	Winter 2008	(6)	303	3	306	306	—	—
– Interior to Lower Mainland transmission line (11)	Fall 2014		40	559	599	599	—	—
– Central Vancouver Island transmission line (11)	Fall 2010		26	65	91	91	—	—
– Vancouver City Central transmission (11)	Spring 2012		11	190	201	201	—	—
– Columbia Valley transmission (11)	Fall 2012		4	141	145	145	—	—
– Southern Interior series compensation (11)	Fall 2014		1	60	61	61	—	—
– Dawson Creek area reinforcement (11)	Fall 2013		—	132	132	132	—	—
– Seymour Arm series capacitor (11)	Fall 2013		—	58	58	58	—	—
– Northwest transmission line (11), (12)	Winter 2012		—	404	404	274	130	—
Total power generation and transmission			1,081	2,053	3,100	2,970	130	—
Total self-supported			2,073	4,380	6,419	6,289	130	—
Total $50 million projects			5,730	7,984	13,680	11,982	934	764

(1)

Only projects that have been approved by Treasury Board and/or Crown corporation boards are included in this table. Ministry service plans may include projects that still require final approval. Capital costs reflect current government accounting policy.

(2)	Figures shown do not include an approved project reserve of $5 million.
(3)	Figures shown are based on preliminary Treasury Board approvals and do not include approved project reserve of $32 million. These amounts will change after P3 contracts are finalized.
(4)	Figures shown are based on preliminary Treasury Board approvals and do not include an approved project reserve of $55 million. These amounts will change after P3 contracts are finalized.
(5)	The Pitt River and William R. Bennett bridges are open for traffic. Decommissioning of the old bridges is forecast to be complete in Summer 2010.
(6)	Assets have been put into service and only trailing costs remain.
(7)	BC Place rejuvenation includes $458 million to install a retractable roof and $105 million to refurbish the facilities.
(8)	The e-Health initiative is comprised of 7 distinct projects. Figures shown reflect the total costs of the 7 Ministry of Health Services’ provincially co-ordinated e-Health projects.
(9)	Total costs and completion dates for these projects vary depending on the final scope. Information presented represents the highest cost estimates and latest completion dates.
(10)	Definition phase of the Ruskin Dam safety and powerhouse upgrade project was approved for $52 million. The total project cost and completion date are being developed.
(11)	Assets are owned by BC Hydro and managed by BC Transmission Corporation. In July 2010 these two corporations will be re-amalgamated.
(12)

In May 2010 AltaGas announced an electricity purchase agreement with BC Hydro for power from the Forrest Kerr project in northwest BC that will include a $180 million investment in the Northwest transmission line.

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Chapter 2 – Financial Review

Provincial capital infrastructure spending is financed through a combination of sources:

•      cash balances;

•      partnerships with the private sector (public-private partnerships or P3s);

•      cost-sharing with partners; and

•      borrowing (debt financing).

Chart 2.6 shows that 45 per cent of 2009/10 taxpayer-supported capital spending was financed from direct borrowing, 29 per cent from cash balances and other working capital, 19 per cent from external capital contributions and 7 per cent from public-private partnerships.

Commercial Crown corporation capital spending of $3.4 billion was financed 71 per cent from direct borrowing ($2.4 billion), and 29 per cent from operating surpluses and cash balances ($981 million).

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Provincial Debt

Provincial debt increased $3.9 billion to total $41.9 billion at March 31, 2010, or 22.3 per cent of provincial GDP (see Chart 2.7, Table 2.10 and Appendix Tables A2.11 and A2.12). Total debt was $447 million below budget reflecting improved government operating deficits, reduced requirements for capital spending, non-utilized forecast allowance, and partially offset by the increase in cash requirements for working capital and an increase in self-supported debt.

Total provincial debt was more than offset by investments in capital assets, which totaled $48.6 billion at March 31, 2010. Capital assets – such as schools, hospitals, roads, transportation, hydroelectric facilities, and other forms of provincial infrastructure – are crucial for the social and economic development of the province.

Taxpayer-supported Debt

Taxpayer-supported debt increased by $3.6 billion to total $30.0 billion at year-end. This was $572 million below budget, mainly reflecting:

•                  lower borrowing requirements for government’s consolidated revenue fund due to slightly improved operating results and offset by the cash requirements for working capital;

•                  reduced borrowing for education facilities due to lower than expected capital spending; and

•                  reduced borrowing for the BC Transportation Financing Authority mainly due to lower highway capital spending.

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(1) Amount includes debt to finance deficits and borrowing allocated to provincial government general capital expenditures prior to fiscal 08/09 year-end

Th e taxpayer-supported debt to GDP ratio stood at 16.0 per cent, up 2.6 percentage points from 2008/09. This ratio is a measure often used by investors and credit rating agencies when analyzing a province’s ability to manage its debt load. British Columbia’s taxpayer-supported debt to gross domestic product ratio is one of the lowest in Canada, translating into a strong credit rating and lower debt service costs.

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Table 2.10    Provincial Debt Summary (1)

	September
	Update	Actual	Actual
($ millions)	2009/10	2009/10	2008/09
Taxpayer-supported debt
Provincial government direct operating (2)	7,487	7,359	5,744
Other taxpayer-supported debt (mainly capital)
Education facilities (2), (3)	9,879	9,620	9,148
Health facilities (2), (3)	4,316	4,389	3,936
Highways and public transit (2)	7,688	7,502	6,831
Other (4)	1,223	1,151	787
Total other taxpayer-supported debt	23,106	22,662	20,702
Total taxpayer-supported debt	30,593	30,021	26,446

Self-supported debt
Commercial Crown corporations and agencies	11,489	11,864	9,487
Warehouse borrowing program	—	—	2,081
Total self-supported debt	11,489	11,864	11,568
Forecast allowance	250	—	—
Total provincial debt	42,332	41,885	38,014

(1)

Debt is after deduction of sinking funds and unamortized discounts, and excludes accrued interest. Government direct and fiscal agency accrued interest is reported in the government’s accounts as an accounts payable.

(2)

In 2009/10, sinking funds for government debt related to schools, post-secondary education, health care and public transit were liquidated and the proceeds ($763 million) used to offset direct operating borrowing requirements. Figures for prior year have been restated to reflect this decision.

(3)

Includes debt and guarantees incurred by the government on behalf of school districts, universities, colleges and health authorities/hospital societies (SUCH), as well as debt directly incurred by these entities.

(4)

Includes debt of other taxpayer-supported Crown corporations and agencies and fiscal agency loans to local governments. Also includes student loan guarantees, loan guarantees to agricultural producers, guarantees under economic development and home mortgage assistance programs, and loan guarantee provisions.

Self-supported Debt

Self-supported debt totaled $11.9 billion at March 31, 2010 (6.3 per cent of GDP). Debt at year-end was up $296 million from the previous year primarily due to increased spending on power generation and transmission infrastructure projects; the Port Mann Bridge/Highway 1 project being ahead of schedule; BC Lottery Corporation requirements for providing casino cash floats and the planned replacement of slot machines; and the utilization of advanced borrowing for the Warehouse Borrowing Program.

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Debt Indicators

Table 2.11 provides a historical summary of financial indicators depicting the province’s debt position, recent borrowing trends and related interest cost burden.

Table 2.11    Key Debt Indicators – 2005/06 to 2009/10 (1)

					Budget	Actual
	2005/06	2006/07	2007/08	2008/09	2009/10	2009/10
Debt to revenue (per cent)
Total provincial	74.8	69.1	69.3	78.0	87.3	87.8
Taxpayer-supported	77.9	69.8	69.6	72.0	84.6	83.8
Debt per capita ($) (2)
Total provincial	8,210	7,880	8,038	8,671	9,515	9,401
Taxpayer-supported	6,493	6,119	6,170	6,033	6,876	6,738
Debt to GDP (per cent) (3)
Total provincial	20.3	18.3	18.1	19.2	22.4	22.3
Taxpayer-supported	16.1	14.2	13.9	13.4	16.2	16.0
Interest bite (cents per dollar of revenue) (4)
Total provincial	4.4	4.3	4.0	4.4	4.4	4.4
Taxpayer-supported	4.4	4.2	3.9	4.3	4.4	4.2
Interest costs ($ millions)
Total provincial	2,012	2,074	2,012	2,141	2,144	2,098
Taxpayer-supported	1,547	1,575	1,490	1,573	1,584	1,504
Interest rate (per cent) (5)
Taxpayer-supported	5.5	5.9	5.7	5.9	5.6	5.3
Background Information:
Revenue ($ millions)
Total provincial (6)	46,067	48,360	49,974	48,765	48,497	47,721
Taxpayer-supported (7)	34,998	37,222	38,226	36,745	36,161	35,809
Total debt ($ millions)
Total provincial	34,457	33,439	34,637	38,014	42,332	41,885
Taxpayer-supported (8)	27,251	25,968	26,589	26,446	30,593	30,021
Provincial GDP ($ millions) (9)	169,664	182,310	191,598	197,931	189,163	187,963
Population (thousands at July 1) (10)	4,197	4,244	4,309	4,384	4,449	4,455

(1)	Figures for prior years and the 2009/10 budget have been restated to conform with the presentation used for 2010 and to include the effects of changes in underlying data and statistics.
(2)	The ratio of debt to population (e.g. debt at March 31, 2010 divided by population at July 1, 2009).
(3)	The ratio of debt outstanding at fiscal year end to provincial nominal gross domestic product (GDP) for the calendar year ending in the fiscal year (e.g. debt at March 31, 2009 divided by 2008 GDP).
(4)	The ratio of interest costs (less sinking fund interest) to revenue. Figures include capitalized interest expense in order to provide a more comparable measure to outstanding debt.
(5)	Weighted average of all outstanding debt issues.
(6)	Includes revenue of the consolidated revenue fund (excluding dividends from enterprises) plus revenue of all government organizations and enterprises.
(7)	Excludes revenue of government enterprises, but includes dividends from enterprises paid to the consolidated revenue fund.
(8)	Excludes debt of commercial Crown corporations and agencies and funds held under the province’s warehouse borrowing program.
(9)

Nominal GDP for the calendar year ending in the fiscal year (e.g. GDP for 2008 is used for the fiscal year ended March 31, 2009). As nominal GDP for the calendar year ending in 2009 is not available, the 2009 GDP projected in the March 2, 2010 budget has been used for the fiscal year ended March 31, 2010 for demonstration purposes.

(10)	Population at July 1st within the fiscal year (e.g. population at July 1, 2009 is used for the fiscal year ended March 31, 2010).

2010 Financial and Economic Review – July 2010

Chapter 2 – Financial Review

Credit Rating

A credit rating is an evaluation of a borrower’s ability to pay interest and to repay principal. A credit rating affects the borrower’s debt servicing costs and the investor’s rate of return since an investor will demand a higher interest rate on a higher-risk, lower-rated security. Table 2.12 provides an interprovincial comparison of credit ratings.

BC’s fiscal outlook and its record for meeting annual budget targets has resulted in ratings of Aaa and AAA (the highest possible ratings) from Moodys and Standard & Poors respectively, while Dominion Bond Rating Service rates the province at AA (high).

Table 2.12    Interprovincial Comparison of Credit Ratings, July 2010

Rating Agency(1)
	Moody’s Investors		Dominion Bond
Province	Service	Standard & Poor’s	Rating Service
British Columbia	Aaa	AAA	AA (High)
Alberta	Aaa	AAA	AAA
Saskatchewan	Aa1	AA+	AA
Manitoba	Aa1	AA	A (High)
Ontario	Aa1	AA-	AA (Low)
Quebec	Aa2	A+	A (High)
New Brunswick	Aa2	AA-	A (High)
Nova Scotia	Aa2	A+	A
Prince Edward Island	Aa2	A	A (Low)
Newfoundland	Aa2	A	A

(1)

The rating agencies assign letter ratings to borrowers. The major categories, in descending order of credit quality are: AAA/Aaa; AA/Aa; A; BBB/Baa; BB/Ba; and B. The “1”, “2”, “3”, “high”, “low”, “+”, and “-” modifiers show relative standing within the major categories. For example, AA+ exceeds AA and Aa2 exceeds Aa3.

Statement of Financial Position

The provincial government’s statement of financial position (often referred to as the balance sheet) summarizes the consolidated assets and liabilities of central government, Crown corporations and agencies, and the SUCH sector. In accordance with generally accepted accounting principles, the government’s financial position is presented on a net liabilities basis(1) (see Table 2.13) .

Net liabilities represent the difference between government’s financial assets and its financial liabilities, and is the most comprehensive measure of government indebtedness and the future revenues required to pay for past transactions and events.

As a result of government operations and capital spending during 2009/10, the province’s financial assets remained the same and liabilities increased by $3.2 billion, resulting in an increase in net liabilities of $3.2 billion. This reflected a $1.9 billion increase in non-financial assets, mainly due to capital outlays, and a $1.3 billion decrease to the accumulated surplus.

(1)

Other jurisdictions refer to this as the “net debt” basis. In British Columbia, the term “net liabilities” is used to avoid confusion with provincial borrowing in financial markets, which is referred to as “debt”.

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Table 2.13            Net Liabilities and Accumulated Surplus

	2009/10
	September		Actual	Annual
($ millions)	Update	Actual	2008/09 (1)	Change (2)
Financial assets	30,262	31,675	31,678	(3)
Less : liabilities	(60,445)	(59,712)	(56,541)	(3,171)
Net assets (liabilities)	(30,183)	(28,037)	(24,863)	(3,174)
Non-financial assets	34,327	33,309	31,435	1,874
Accumulated surplus	4,144	5,272	6,572	(1,300)

(1)         Comparative figures have been restated to reflect government accounting policies in effect at March 31, 2010.

(2)         Change between 2009/10 actual and 2008/09 actual. Change in accumulated surplus includes other comprehensive income of $479 million in 2009/10, which is not included in the statement of operations.

The change in financial assets included:

•                  a $4.4 billion decrease in cash balances and warehouse program investments; partially offset by

•                  a $3.8 billion increase in commercial Crown corporation investments, reflecting an increase in retained earnings and capital investments, and a $0.6 billion increase in receivable and miscellaneous investments.

The change in liabilities included:

•                  a $3.0 billion increase in debt, resulting from capital spending and requirements for direct operating, partially offset by a $0.4 billion decrease in current liabilities; and

•                  a $0.6 billion increase in deferred revenue reflecting $456 million in contributions received from third parties (mainly federal government transfers for highway projects and post secondary infrastructure) and a $110 million increase in other deferred revenues (mainly bonus bid receipts).

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The change in non-financial assets included an increase of $1.7 billion (net of amortization) in tangible capital assets resulting from investments in healthcare and post-secondary facilities, and improvements to highway infrastructure, plus a $0.2 billion increase in deferred costs.

Further information on the statement of financial position and annual changes can be found in Appendix Tables A2.3 and 2.4. A topic box on the trends over the last ten years for key indicators of the province’s financial condition is included at the end of this chapter.

Unfunded Pension Liabilities

The province contributes to four defined benefit pension plans (Public Service, Municipal, Teachers’ and College) for many of its employees. These pension plans are managed under joint trusteeship arrangements with the plan members. Under joint trusteeship, the provincial government has no formal claim on plan surpluses or assets. As a result, government’s balance sheet only includes liabilities for the MLA pensions, which are not part of a joint trusteeship arrangement, and the government’s share of any unfunded pension liabilities incurred by the four pension plans under the joint trusteeship arrangements (e.g. $50 million under the Teachers’ Pension Plan in 2009/10).

In the event that a plan is determined to be in a deficit position, the pension boards, by agreement, are required to address the deficit through contribution adjustments or other measures. As a result, it is expected that any unfunded pension liability in the future would be short-term in nature. No unfunded liability exists for the future indexing of pensions, as the obligation is limited to the amount of available assets in separate inflation accounts.

The estimated financial positions of each plan (based on extrapolations of the most recent actuarial valuations) as at March 31, 2010 are shown in Table 2.14.

Table 2.14 Pension Plan Balances

	Pension Plan					Total
($ millions)	Public Service	Municipal (1)	Teachers’ (2)	College	Other (3)	2009/10	2008/09
Accrued benefit obligation	(13,504)	(15,335)	(15,076)	(2,194)	(451)	(46,560)	(43,331)
Pension fund assets	14,745	15,788	13,692	2,253	443	46,921	43,516
Subtotal	1,241	453	(1,384)	59	(8)	361	185
Unamortized actuarial (gain) loss	772	894	1,284	297	13	3,260	3,600
Accrued net asset (obligation)	2,013	1,347	(100)	356	5	3,621	3,785

(1)         The balance shown for the Municipal Pension Plan (MPP) is based on an extrapolation of the December 31, 2006 actuarial valuation. The MPP recently underwent an actuarial valuation that was not completed in time for the Public Accounts. The assessment shows the plan to be in deficit, but the amount of the deficit has yet to be finalized. Government will be making the necessary adjustments to unfunded pension liability in its financial statements once the final amount is known.

(2)         The government is responsible for 50 per cent of the unfunded pension liability incurred under the Teachers’ Pension Plan and has accrued this liability in its 2009/10 accounts. The liability will be settled in future periods through increased employer contributions.

(3)         Represents other defined benefit plans, outside of the four main pension plans, which are funded by entities within the government reporting entity. Includes the Retirement Plan for Non-Teaching Employees of the Board of School Trustees of School District No. 43 (Coquitlam), the University of Victoria’s pension plan for employees other than faculty and professional staff, and Simon Fraser University’s Academic Pension Plan and Administrative/Union Pension Plan.

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Actuarial valuations are performed on the pension plans normally every three years. The pension plans and the dates of their last actuarial valuation are:

•                  Public Service Pension Plan, March 31, 2008;

•                  Municipal Pension Plan, December 31, 2006(2);

•                  Teachers’ Pension Plan, December 31, 2008; and

•                  College Pension Plan, August 31, 2006.

Key actuarial assumptions, which are generally conservative, used in the valuations are:

•                  Public Service Pension Plan — long-term annual rate of return on fund assets (ARR) 6.50 per cent, long-term annual salary increase (ASI) 3.75 per cent;

•                  Municipal Pension Plan — ARR 6.75 per cent, ASI 4.00 per cent;

•                  Teachers’ Pension Plan — ARR 6.50 per cent, ASI 3.75 per cent;

and

•                  College Pension Plan — ARR 6.75 per cent, ASI 4.00 per cent.

The pension plans are administered by the BC Pension Corporation. The audited financial statements of each pension plan, along with full descriptions, benefit formulas, inflation assumptions and funding polices may be found on the corporation’s website at www.pensionsbc.ca.

(2)         This is the date of the most recently published actuarial valuation. A more recent valuation of this plan was done in December 2009 as per the normal cycle; however the results of that valuation have not been finalized.

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Review of the Province’s Financial Condition

Introduction

There are several indicators of government financial condition that are grouped into three broad categories:

•                  Sustainability — the degree to which government is able to maintain existing programs and meet existing creditor requirements without increasing the debt burden on the economy. The indicators in this group include the net liabilities to gross domestic product (GDP) ratio, non-financial assets to net liabilities, and net liabilities per capita.

•                  Flexibility — the degree to which a government has positioned itself to be able to respond to rising commitments by creating fiscal room and maintaining infrastructure. The indicators in this group are public debt charges as a percent of revenue, annual growth in capital assets, the own source revenue (i.e. excluding federal transfers) to GDP ratio, and the expenditure to GDP ratio.

•                  Vulnerability — the degree to which a government is dependent on sources of funding, or vulnerable to costs, outside its control or influence. The indicators in this group are federal government transfers as a per cent of revenue and unhedged foreign currency debt as a per cent of overall debt.

Sustainability

Net liabilities to GDP(1) is similar to the familiar debt to GDP ratio. Net liabilities is a more comprehensive indicator of overall indebtedness as it reflects the fact that government has financial liabilities not included in the debt figures, and also has financial assets available to offset its financial liabilities. An increasing ratio indicates government’s current level of operations and capital investment may not be sustainable in the long term.

Chart 1 shows that the net liabilities to GDP ratio was 14.9 per cent in 2009/10 — an increase of 2.3 per cent from the previous year, but 5.1 per cent lower than the peak of 20.0 per cent in 2002/03. The increase is primarily due to higher levels of taxpayer-supported debt, including an increase in direct operating debt.

Capital/non-financial assets relative to net liabilities indicates the proportion of government’s net liabilities that were used to acquire capital assets. Ratios less than one-to-one indicate that government indebtedness includes the financing of historical and ongoing operations as well as capital assets. Ratios greater than one indicate that government’s revenues have more than paid for all operating costs, resulting in an accumulated surplus that has financed a portion of its capital asset acquisitions.

(1)         The CICA, and other jurisdictions, refer to this measure as net debt to GDP. In BC, the term “net debt” has been applied to borrowing from financial markets.

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Chapter 2 – Financial Review

By 2007/08, all of government’s operations and 31 per cent of its capital assets were funded from revenue rather than debt, an improvement from the low in 2003/04 where all capital and 20 per cent of operating costs were debt financed (see Chart 2). However, the last two years have seen a gradual decline in this indicator to the point where revenue funded only 19 per cent of capital. This reflects the government’s stimulus measures that maintained capital spending in the face of declining revenue and an operating deficit in 2009/10.

Net liabilities per capita provides context to the amount of government’s net indebtedness by relating it to the number of people served by the programs for which the government incurred the debt. Constant increases to net liabilities per capita indicates that government is spending beyond the capacity of its population base to fund program costs through taxation or other forms of user pay revenue.

Beginning in 2004/05, when government turned the deficit corner, net liabilities per capita decreased significantly to a point where in 2007/08 they were 8.7 per cent lower than in 2000/01 (see Chart 3). The upturn in the last two years primarily reflects government’s accelerated capital plan and the decline in operating results, especially the deficit in 2009/10.

Overall, in the early years of this century, government indebtedness was high in relation to the size of the economy; government program spending resulted in an increasing debt burden as is demonstrated by the growth in net liabilities per capita.

Beginning in 2004/05, a combination of robust economic growth and a decrease in government net liabilities, primarily in the area of operating debt, resulted in a period of steadily improving sustainability. By 2006/07, government debt reached its lowest point in eight years; and by 2007/08, almost one-third of government’s capital assets had been financed from revenue rather than debt.

Over the last two years, the impact of the financial crisis has weakened fiscal sustainability, which reflects government’s use of debt to finance a higher portion of its capital spending as well as, in 2009/10, some of its operations. As a result, the debt burden on the population increased by 11 per cent in 2009/10. Nonetheless, the net liabilities to GDP ratio remains low relative to the beginning of the decade and capital assets still exceed net liabilities, indicating that there is no immediate pressure on the sustainability of government programs.

Flexibility

Taxpayer-supported debt charges as a per cent of revenue is an indicator of how much of a “bite” debt interest costs take out of provincial government revenue. Having to use a significant portion of revenue for interest payments limits government’s spending on program delivery.

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Chapter 2 – Financial Review

As is seen in Chart 4 the proportion of revenue used to pay taxpayer-supported interest costs has remained fairly constant during the 2004/05 to 2009/10 period, reflecting a combination of increasing revenue and debt refinancing at lower interest rates. The current interest “bite” is 37 per cent less than what it was nine years ago in 2000/01.

The annual growth in capital assets is an indicator of whether the provincial government is maintaining its infrastructure, a large portion of which supports program delivery and economic growth (e.g. education and health care facilities, highways and bridges).

Sustained low growth in the face of increasing demand for services builds up a capital deficit, which must be addressed if government is to maintain service levels and provide a foundation for economic growth.

Chart 5 reflects the impact of government initiatives such as the transportation investment plan and increasing capacity in healthcare facilities and post secondary institutes. BC’s population has increased by an average of 1.1 per cent annually over the last nine years. Except for 2003/04, capital accumulation has exceeded population growth, reflecting newer assets and a greater capacity to provide services to British Columbians. The slight decline in the trend over the last three years reflects the broader asset base resulting from the capital program, as capital spending has remained relatively constant during this period.

Own source revenue to GDP is a measure of the provincial government’s taxation, fees and other revenue generating activities relative to the economy. A lower percentage indicates government’s capacity in a stable economic environment to raise additional revenue to fund programs and services.

The own source revenue to GDP ratio was relatively constant between 2003/04 and 2007/08, with the impact of economic strength on government revenues during this period being partially offset by significant tax reductions (see Chart 6). The ratio’s drop in 2008/09 reflected the impact of the global economic downturn, as own source revenue declined 4.5 per cent year over year, mainly due to significant weakening in taxation revenue. While own source revenue declined a further 5.3 per cent in 2009/10, the ratio remained constant reflecting a 5.0 per cent decline in GDP.

The expenditure to GDP ratio is a measure of the size of government activity relative to the size of the economy. In 2001/02,

2010 Financial and Economic Review – July 2010

Chapter 2 – Financial Review

government expenditures as a proportion of the economy were relatively high. By 2006/07, the expenditure to GDP ratio had declined 3.6 per cent (see Chart 7), reflecting government measures to constrain spending outside of health and education programs, and to reduce interest costs. Only two-thirds of the increase in 2009/10 is due to higher government expenditure, with the remainder of the increase due to the decline in GDP.

Over the last decade, the reduction of debt charges as a percentage of revenue, the stability of own-source revenue in relation to the economy, and the lower expenditure to GDP ratio provided government with the flexibility to respond to the global economic downturn. This enabled government to implement a series of tax reductions and maintain spending, including last year’s stimulus measures, without increasing the debt burden on a declining revenue stream.

In the near term, government’s flexibility is limited by the reduction to own-source revenue caused by the global economic downturn and the increasing presence of government spending in the economy. However, as the economy recovers, these factors should improve.

Vulnerability

The provincial government receives transfers from the federal government in support of social programs. In recent years, transfers for health, childcare and infrastructure programs have increased.

Federal transfers as a percentage of total government revenue increased in 2008/09 (see Chart 8), re-establishing the upward trend in this indicator despite the end of equalization payments to the province after 2006/07. The overall growth since 2000/01 reflects both pressure on the federal government from provinces to help fund healthcare, education, and transportation infrastructure, as well as the devolution of the delivery federal programs such as immigration and labour market development to the provinces.

While the end of equalization revenues has reduced the province’s exposure to a volatile revenue source, and federal commitments to health and social transfer programs are considered stable, the continued availability of federal funding may nevertheless have an increasing influence on provincial government spending initiatives — especially if the federal funding carries a requirement for the province to provide matching funds.

The provincial government’s debt includes debt borrowed in foreign currencies. In order to protect itself from the impact of foreign exchange rate fluctuations on interest costs for this debt, the government uses financial derivative instruments such as currency swaps and forward contracts as a “hedge” around these risks.

Not all foreign currency debt is protected in this manner. Some commercial Crown corporations with significant revenue derived from US sources, such as BC Hydro, have a

2010 Financial and Economic Review – July 2010

Chapter 2 – Financial Review

natural hedge for their $US denominated debt resulting from their operations. Chart 9 shows that the government’s exposure to foreign exchange rate fluctuations dropped significantly in 2002/03 and in 2005/06, and is now relatively low in relation to its position in 2000/01.

Summary

No single indicator, or subset of indicators, gives a complete financial picture of government; rather, they should be reviewed holistically. Between 2001/02 and 2007/08, the provincial government has improved its financial sustainability and its flexibility to react to future demands for its services. While this is in part due to strong economic growth in the middle of the decade, it also reflects the changes in spending policy and legislated financial management targets, set out in the Balanced Budget and Ministerial Accountability Act, and the introduction of three year fiscal plans.

The improvement has made possible significant increases in government spending, especially on healthcare and education, which have grown 47 and 44 per cent, respectively, since 2001/02(2), in part supported by increased federal health and social transfer payments.

Signs of strain in 2008/09 resulting from the global economic downturn is shown by a decline in the own source revenue to GDP ratio (reflecting a year over year decrease in revenue), and the increase in net indebtedness relative to the economy as the province’s expanded capital program continues. These trends continued into 2009/10 as the economy declined, clearly weakened by recession.

The correlation between own source revenue and nominal GDP shows the impact of external forces on government’s fiscal situation, as the impact of the global economic situation on personal finances, export markets and commodity prices affects taxation and natural resource revenues.

Despite the increase in net indebtedness relative to the economy and declining revenue, the government has been able to keep proportion of revenue used for interest costs low. Government has also maintained its capital spending program, which served as a stimulus measure during the economic downturn and provides for future economic growth.

While the economic downturn has impacted government’s fiscal situation, it still remains relatively sound. With net liabilities to GDP at 15 per cent and own source revenue and expenditures to GDP below 2001/02 levels, government has retained fiscal flexibility to meet future challenges.

(2) Further details on trends in provincial government revenue, expense, and financial position are provided in Appendix 2.

2010 Financial and Economic Review – July 2010

Appendix 2

Financial Review

2010 Financial and Economic Review — July 2010

Appendix 2 – Financial Review

Government’s Financial Statements

Government Reporting Entity

The provincial government conducts its activities through:

•      ministries;

•      service delivery agencies;

•      the SUCH sector (school districts; universities; colleges, university colleges and institutes; and health authorities and hospital societies); and

•      commercial Crown corporations.

The accounts relating to the ministries and other direct activities of government are contained in the Consolidated Revenue Fund (CRF), whose financial results are reported as a separate entity in the Public Accounts. The CRF comprises all money over which the legislature has direct power of appropriation. The operations of service delivery agencies, the SUCH sector entities and commercial Crown corporations are recorded in their own financial statements, which are subject to audit by the Auditor General or by private sector auditors.

The relationship between the Legislature and government’s service delivery agencies, including the SUCH sector, and commercial Crown corporations is guided by either legislation or governance agreements between the boards of directors and their responsible ministers. In general, government is moving towards adopting governance agreements as its primary guide for these relationships.

According to generally accepted accounting principles (GAAP) for senior governments as established by the Public Sector Accounting Board (PSAB) of the Canadian Institute of Chartered Accountants, the province’s financial reporting consolidates the financial results of all these entities into a single set of financial statements. The provincial government publishes its financial statements annually in the Public Accounts.

Compliance with GAAP

British Columbia’s Budget Transparency and Accountability Act (BTAA) requires all financial documents produced by the province under that legislation to fully comply with GAAP. Compliance with this requirement began with the February 2004 budget and was completed in the 2004/05 Public Accounts.

Under GAAP, the CRF must be converted from a net basis to provide gross revenues and expenses. Next, service delivery agencies are consolidated with the CRF on a line-by-line basis for both the income statement and balance sheet. Commercial Crown corporations(1) are disclosed on a modified equity basis — i.e. their net income is reported as revenue and their retained earnings as an investment.

Where the accounting policies of service delivery agencies differ from those used by the central government in preparing its own consolidated revenue fund financial statements, the service delivery agency financial statements are adjusted to conform to government’s accounting policies.

(1)   Crown corporations are considered commercial if the majority of their operating revenue comes from non-government sources, and their operating revenue is sufficient to cover operating and debt service costs without the need for government grants or other forms of assistance. Otherwise they are included with the service delivery agencies.

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Appendix 2 – Financial Review

The full text of government’s significant accounting policies can be found in Note 1 to the Consolidated Summary Financial Statements in the 2009/10 Public Accounts.

British Columbia is a leader in complying with GAAP and is recognized for the transparency of its budget and financial reports. However, recent pronouncements by PSAB, including its broad acceptance of International Financial Reporting Standards (IFRS) as GAAP for commercial Crown corporations, have given British Columbia’s government pause due to unresolved issues with IFRS – especially in the area of regulatory accounting.

As a result, the government of British Columbia recently passed legislation that authorizes Treasury Board to adopt different standards than those promoted by PSAB in order to ensure that British Columbia’s financial reporting reflects the policy framework within which the Crown corporations and agencies operate. Any alternate standard adopted by Treasury Board must come from other areas of Canadian GAAP, or from a widely-accepted accredited accounting standard setting body in another jurisdiction (e.g. the US Financial Accounting Standards Board).

2009/10 Public Accounts Audit Reservations

The Auditor General had two areas of reservation related to the resource sector: a recommendation to report oil and natural gas producer royalty credits on the gross basis as an increase to revenue and expense, and a recommendation to accrue deep well royalty credits as a liability before royalty revenues are accrued.

As well, the Auditor General disagreed with the treatment of the Transportation Investment Corporation as a commercial Crown corporation (government business enterprise), and recommended that it be fully consolidated into the financial statements instead of being reported on a modified equity basis.

These reservations would have added $444 million to revenue and $517 million to expense, primarily due to the impact of the royalty and deep well credits, with an overall net increase of $73 million to the 2009/10 deficit. Full consolidation of the Transportation Investment Corporation would have added $948 million to tangible capital assets and net liabilities with no impact on the bottom line. However, $544 million in debt would have been reclassified from self-supported to taxpayer-supported.

The Public Accounts are prepared on the basis of GAAP established by the Public Sector Accounting Board and are consistent with the treatment of other senior governments in Canada who have similar programs or transactions. These areas where professional judgment differs have been fully explored through consultation within government, with other jurisdictions, and with the broader accounting profession.

The government will continue to work with the professional accounting community and the Office of the Auditor General in conjunction to further explore the application of Canadian public sector accounting guidance in these areas. The full text of the Auditor General’s opinion and the comments of the Comptroller General of British Columbia can be found in the 2009/10 Public Accounts.

2010 Financial and Economic Review – July 2010

Appendix 2 – Financial Review

Supplementary Schedules

The following tables provide multi-year financial information on the government of British Columbia including operating results and financial position, as well as details on revenue, expense, debt and capital spending.

Table A2.1 2009/10 Forecasts — Year in Review

	Q2	Q3	Q4	Total
($ millions)	Updates	Updates	Updates	Changes
2009/10 deficit – September Update 2009 (September 1, 2009)	(2,775)			(2,775)
2009/10 deficit – second Quarterly Report (November 27, 2009)		(2,775)
2009/10 deficit – third Quarterly Report (March 2, 2010)			(2,775)
Revenue increases (decreases):
Personal income tax – prior-year adjustment	(121)	49	12	(60)
Personal income tax – base	(84)	(9)	1	(92)
Corporate income tax – prior-year adjustment	(75)	(1)	—	(76)
Corporate income tax – mainly federal government instalments	34	(36)	(14)	(16)
Social service tax	(80)	(10)	8	(82)
Property transfer tax	95	75	32	202
Other taxes	(11)	(20)	40	9
Forests	(73)	31	42	—
Natural gas royalties	(113)	55	(57)	(115)
Sales and leases of Crown land tenures	73	—	(74)	(1)
Coal, metals and minerals	80	33	16	129
Other energy sources	18	3	7	28
Other natural resources	13	8	7	28
HST transition payment	—	(500)	—	(500)
Other federal government contributions	43	41	83	167
All other taxpayer supported sources	(6)	(26)	196	164
Commercial Crown agencies operating results:
BC Hydro – mainly changes in electricity trade income, lower energy costs and accounting adjustments	(60)	(37)	92	(5)
ICBC – mainly higher investment income and lower claims costs	31	82	81	194
BC Lotteries – mainly impact of lower discretionary consumer spending	—	(39)	(12)	(51)
Liquor Distribution Branch – mainly consumer shift to lower priced products	—	(24)	5	(19)
Other commercial Crown agencies changes	4	(1)	6	9
Total revenue changes	(232)	(326)	471	(87)
Less: expense increases (decreases):
Consolidated Revenue Fund changes:(1)
Ministry operating savings	—	(178)	(191)	(369)
Lower estimates for Free Crown Grants	(10)	(104)	(8)	(122)
Statutory spending – mainly Crown Proceeding Act settlements	—	—	112	112
Self-insurance claims, employee benefits and other liability adjustments	(15)	(59)	(154)	(228)
Unallocated Contingencies and New Programs vote	—	(44)	(96)	(140)
Lower MOPD interest costs – mainly due to reduced direct operating debt levels	(3)	—	(42)	(45)
Spending funded by third party recoveries	—	52	103	155
(Increase) decrease in operating transfers to service delivery agencies(1)	(154)	15	(133)	(272)
Changes in spending profile of service delivery agencies:
School districts – higher staffing and operating costs	103	(34)	(14)	55
Post secondary institutions – mainly lower operating costs	(23)	18	(11)	(16)
Health authorities/hospital societies – primarily physician and lab costs	(17)	60	22	65
Other service delivery agencies	12	(52)	12	(28)
Total expense changes	(107)	(326)	(400)	(833)
Forecast allowance changes	(125)	—	(125)	(250)
Net change	—	—	996	996
2009/10 deficit – second Quarterly Report	(2,775)
2009/10 deficit – third Quarterly Report		(2,775)
2009/10 deficit – Public Accounts			(1,779)	(1,779)

(1)   Excludes impact of changes in capital funding provided to service delivery agencies (Vote 45).

2010 Financial and Economic Review – July 2010

Appendix 2 – Financial Review

Table A2.2  Operating Statement – 2000/01 to 2009/10

											Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
($ millions)	2000/01	2001/02	2002/03	2003/04	2004/05	2005/06	2006/07	2007/08	2008/09	2009/10	change
											(per cent)
Revenue	29,689	28,169	27,775	29,155	33,355	35,946	38,448	39,772	38,302	37,521	2.6
Expense	(28,439)	(30,321)	(30,227)	(30,374)	(30,666)	(32,241)	(34,198)	(36,555)	(38,245)	(39,300)	3.7
Surplus/(deficit) before unusual items	1,250	(2,152)	(2,452)	(1,219)	2,689	3,705	4,250	3,217	57	(1,779)
Joint trusteeship	(52)	1,464	—	—	—	—	—	—	—	—
Restructuring exit expenses	—	(347)	(169)	(123)	—	—	—	—	—	—
Negotiating Framework incentive payments	—	—	—	—	—	(710)	(264)	(4)	(2)	—
Climate Action Dividend	—	—	—	—	—	—	—	(440)	20	—
Surplus/(deficit)	1,198	(1,035)	(2,621)	(1,342)	2,689	2,995	3,986	2,773	75	(1,779)

Per cent of GDP: (1)
Revenue	22.6	21.1	20.1	20.0	21.2	21.2	21.1	20.8	19.4	20.0	-1.4
Expense	21.7	22.7	21.9	20.9	19.4	19.0	18.8	19.1	19.3	20.9	-0.4
Growth rates:
Revenue	10.8	-5.1	-1.4	5.0	14.4	7.8	7.0	3.4	-3.7	-2.0	3.6
Expense	6.0	6.6	-0.3	0.5	1.0	5.1	6.1	6.9	4.6	2.8	3.9
Per capita: (2)
Revenue	7,350.2	6,910.5	6,777.4	7,072.3	8,027.3	8,565.1	9,060.3	9,229.0	8,737.1	8,421.8	1.5
Expense	7,040.7	7,438.4	7,375.7	7,368.0	7,380.2	7,682.3	8,058.8	8,482.5	8,724.1	8,821.1	2.5

(1)   Revenue and expense as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2009/10 amounts divided by GDP for the 2009 calendar year). As nominal GDP for the calendar year ending 2009 is not available, the 2009 GDP projected in February 2010 has been used for the fiscal year ended March 31, 2010 for demonstration purposes.

(2)   Per capita revenue and expense is calculated using July 1 population (e.g. 2009/10 amounts divided by population on July 1, 2009).

2010 Financial and Economic Review – July 2010

Appendix 2 – Financial Review

Table A2.3  Statement of Financial Position – 2000/01 to 2009/10

												Average
		Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
	($ millions)	2000/01	2001/02	2002/03	2003/04	2004/05	2005/06	2006/07	2007/08	2008/09	2009/10	change
												(per cent)
	Financial assets:
	Cash and temporary investments	1,977	2,494	2,659	2,732	3,631	3,922	3,492	5,994	5,226	2,913	4.4
	Other financial assets	5,835	5,732	5,420	6,382	6,716	7,085	8,003	8,294	7,360	8,731	4.6
	Sinking funds	6,000	5,518	5,074	4,619	4,516	4,059	3,798	2,649	2,134	1,329	-15.4
	Investments in commercial Crown corporations:
	Retained earnings	2,772	2,435	2,612	3,030	3,180	3,463	4,415	5,081	5,728	7,231	11.2
	Recoverable capital loans	7,111	7,246	7,231	7,512	6,901	6,916	7,170	7,719	9,149	11,471	5.5
		9,883	9,681	9,843	10,542	10,081	10,379	11,585	12,800	14,877	18,702	7.3
	Warehouse borrowing program assets	1,312	1,067	—	—	—	—	—	—	2,081	—	n/a
		25,007	24,492	22,996	24,275	24,944	25,445	26,878	29,737	31,678	31,675	2.7
	Liabilities:
	Accounts payable & accrued liabilities	6,777	5,717	6,088	7,092	6,873	7,441	7,225	8,075	7,414	6,994	0.4
	Deferred revenue	2,180	2,456	3,105	4,118	5,311	5,857	6,174	7,368	9,431	9,997	18.4
	Debt:
	Taxpayer-supported debt	25,104	27,514	29,383	30,014	28,668	27,251	25,968	26,589	26,446	30,021	2.0
	Self-supported debt	8,684	8,568	7,474	7,761	7,201	7,206	7,471	8,048	11,568	11,864	3.5
	Total provincial debt	33,788	36,082	36,857	37,775	35,869	34,457	33,439	34,637	38,014	41,885	2.4
Add:	debt offset by sinking funds	6,000	5,518	5,074	4,619	4,515	4,059	3,798	2,649	2,134	1,329	-15.4
Less:	guarantees and non-guaranteed debt	(602)	(484)	(437)	(453)	(472)	(459)	(416)	(452)	(452)	(493)	-2.2
	Financial statement debt	39,186	41,116	41,494	41,941	39,912	38,057	36,821	36,834	39,696	42,721	1.0
		48,143	49,289	50,687	53,151	52,096	51,355	50,220	52,277	56,541	59,712	2.4
	Net liabilities	(23,136)	(24,797)	(27,691)	(28,876)	(27,152)	(25,910)	(23,342)	(22,540)	(24,863)	(28,037)	2.2
	Capital and other assets:
	Tangible capital assets	21,759	22,408	22,689	22,522	23,416	24,954	26,800	28,737	30,655	32,371	4.5
	Other assets	496	473	465	475	546	761	780	732	780	938	7.3
		22,255	22,881	23,154	22,997	23,962	25,715	27,580	29,469	31,435	33,309	4.6
	Accumulated surplus (deficit)	(881)	(1,916)	(4,537)	(5,879)	(3,190)	(195)	4,238	6,929	6,572	5,272	n/a
	Per cent of GDP: (1)
	Net liabilities	17.6	18.6	20.0	19.8	17.2	15.3	12.8	11.8	12.6	14.9	-1.8
	Capital and other assets	16.9	17.1	16.8	15.8	15.2	15.2	15.1	15.4	15.9	17.7	0.5
	Growth rates:
	Net liabilities	-0.2	7.2	11.7	4.3	-6.0	-4.6	-9.9	-3.4	10.3	12.8	2.2
	Capital and other assets	5.5	2.8	1.2	-0.7	4.2	7.3	7.3	6.8	6.7	6.0	4.7
	Per capita: (2)
	Net liabilities	5,728	6,083	6,757	7,005	6,535	6,174	5,501	5,230	5,672	6,293	1.1
	Capital and other assets	5,510	5,613	5,650	5,579	5,767	6,127	6,499	6,838	7,171	7,476	3.4

(1)          Net liabilities as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2009/10 amount divided by GDP for the 2009 calendar year). As nominal GDP for the calendar year ending 2009 is not available, the 2009 GDP projected in February 2010 has been used for the fiscal year ended March 31, 2010 for demonstration purposes.

(2)          Per capita net liabilities is calculated using July 1 population (e.g. 2009/10 amount divided by population on July 1, 2009).

2010 Financial and Economic Review – July 2010

Appendix 2 – Financial Review

Table A2.4  Changes in Financial Position — 2000/01 to 2009/10

		Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	10-Year
	($ millions)	2000/01	2001/02	2002/03	2003/04	2004/05	2005/06	2006/07	2007/08	2008/09	2009/10	Total
	(Surplus) deficit for the year	(1,198)	1,035	2,621	1,342	(2,689)	(2,995)	(3,986)	(2,773)	(75)	1,779	(6,939)
	Comprehensive income (increase) decrease	—	—	—	—	—	—	(447)	82	432	(479)	(412)
	Change in accumulated (surplus) deficit	(1,198)	1,035	2,621	1,342	(2,689)	(2,995)	(4,433)	(2,691)	357	1,300	(7,351)
	Capital and other asset changes:
	Taxpayer-supported capital investments	2,567	2,095	1,901	2,074	2,363	3,153	3,409	3,672	3,778	3,710	28,722
Less:	amortization and other accounting changes	(1,441)	(1,446)	(1,620)	(2,241)	(1,469)	(1,615)	(1,563)	(1,735)	(1,860)	(1,994)	(16,984)
	Increase in net capital assets	1,126	649	281	(167)	894	1,538	1,846	1,937	1,918	1,716	11,738
	Increase (decrease) in other assets	34	(23)	(8)	10	71	215	19	(48)	48	158	476
		1,160	626	273	(157)	965	1,753	1,865	1,889	1,966	1,874	12,214
	Increase (decrease) in net liabilities	(38)	1,661	2,894	1,185	(1,724)	(1,242)	(2,568)	(802)	2,323	3,174	4,863
	Investment and working capital changes:
	Increase (reduction) in cash and temporary investments	(739)	517	165	73	899	291	(430)	2,502	(768)	(2,313)	197
	Increase (decrease) in warehouse borrowing investments	(8)	(245)	(1,067)	—	—	—	—	—	2,081	(2,081)	(1,320)
	Investment in commercial Crown corporations:
	Increase (decrease) in retained earnings	62	(337)	177	418	150	283	952	666	647	1,503	4,521
	Self-supported capital investments	773	891	882	783	776	805	983	1,296	1,809	3,358	12,356
Less:	loan repayments and other accounting changes	(966)	(756)	(897)	(502)	(1,387)	(790)	(729)	(747)	(379)	(1,036)	(8,189)
		(131)	(202)	162	699	(461)	298	1,206	1,215	2,077	3,825	8,688
	Other working capital changes	410	199	(1,776)	(1,510)	(743)	(1,202)	556	(2,902)	(2,851)	420	(9,399)
		(468)	269	(2,516)	(738)	(305)	(613)	1,332	815	539	(149)	(1,834)
	Increase (decrease) in financial statement debt	(506)	1,930	378	447	(2,029)	(1,855)	(1,236)	13	2,862	3,025	3,029
	(Increase) decrease in sinking fund debt	188	482	444	455	104	456	261	1,149	515	805	4,859
	Increase (decrease) in guarantees and non-guaranteed debt	(332)	(118)	(47)	16	19	(13)	(43)	36	—	41	(441)
	Increase (decrease) in total provincial debt	(650)	2,294	775	918	(1,906)	(1,412)	(1,018)	1,198	3,377	3,871	7,447
	Represented by increase (decrease) in:
	Taxpayer-supported debt	(102)	2,410	1,869	631	(1,346)	(1,417)	(1,283)	621	(143)	3,575	4,815
	Self-supported debt	(548)	(116)	(1,094)	287	(560)	5	265	577	3,520	296	2,632
	Total provincial debt	(650)	2,294	775	918	(1,906)	(1,412)	(1,018)	1,198	3,377	3,871	7,447

2010 Financial and Economic Review – July 2010

Appendix 2 – Financial Review

Table A2.5  Revenue by Source — 2000/01 to 2009/10

											Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
($ millions)	2000/01	2001/02	2002/03	2003/04	2004/05	2005/06	2006/07	2007/08	2008/09	2009/10	change
											(per cent)
Taxation revenue:
Personal income	5,963	5,366	4,150	4,877	5,050	5,838	6,905	6,956	6,093	5,529	-0.8
Corporate income	1,054	1,522	612	775	1,255	1,426	1,538	2,250	2,038	1,317	2.5
Social service	3,626	3,552	3,794	4,024	4,156	4,367	4,714	5,072	4,958	4,765	3.1
Fuel	715	659	687	875	904	911	901	935	891	884	2.4
Carbon	—	—	—	—	—	—	—	—	306	542	n/a
Tobacco	460	499	606	647	699	701	726	692	708	682	4.5
Property	1,452	1,481	1,541	1,574	1,661	1,717	1,732	1,795	1,848	1,884	2.9
Property transfer	262	303	407	518	604	843	914	1,068	715	887	14.5
Corporation capital	459	395	198	124	160	162	91	117	108	95	-16.1
Other	312	333	357	416	428	464	496	521	532	517	5.8
	14,303	14,110	12,352	13,830	14,917	16,429	18,017	19,406	18,197	17,102	2.0
Natural resource revenue:
Natural gas royalties	1,249	836	1,056	1,230	1,439	1,921	1,207	1,132	1,314	406	-11.7
Crown land tenures	219	254	267	320	342	386	441	569	814	867	16.5
Columbia River Treaty	632	360	100	230	258	319	223	246	231	168	-13.7
Other energy and minerals	207	173	202	199	256	392	456	367	479	421	8.2
Forests	1,341	1,253	1,323	1,014	1,363	1,214	1,276	1,087	557	387	-12.9
Other resources	308	298	270	300	301	316	341	340	412	397	2.9
	3,956	3,174	3,218	3,293	3,959	4,548	3,944	3,741	3,807	2,646	-4.4
Other revenue:
Medical Services Plan premiums	894	954	1,355	1,447	1,465	1,482	1,524	1,557	1,595	1,666	7.2
Post-secondary education fees	440	452	580	781	836	892	928	979	1,039	1,126	11.0
Other health-care related fees	211	221	217	231	228	225	237	248	257	267	2.6
Motor vehicle licences and permits	339	342	351	363	381	403	424	442	447	447	3.1
BC Ferries tolls	292	306	315	—	—	—	—	—	—	—	n/a
Other fees and licences	772	762	737	710	746	679	690	749	669	613	-2.5
Investment earnings	1,476	1,279	1,028	955	837	955	1,041	1,150	817	963	-4.6
Sales of goods and services	1,064	1,006	986	714	741	719	678	637	694	733	-4.1
Miscellaneous	1,022	1,011	979	1,255	1,458	1,566	1,890	1,955	1,891	2,021	7.9
	6,510	6,333	6,548	6,456	6,692	6,921	7,412	7,717	7,409	7,836	2.1
Contributions from the federal government:
Health and social transfers	2,619	2,445	2,606	3,044	3,421	4,220	4,473	4,614	4,743	4,883	7.2
Harmonized sales tax transition payments	—	—	—	—	—	—	—	—	—	250	n/a
Equalization	—	158	543	(330)	979	590	459	—	—	—	n/a
Other cost shared agreements	677	717	674	905	822	1,015	1,455	1,318	1,242	1,784	11.4
	3,296	3,320	3,823	3,619	5,222	5,825	6,387	5,932	5,985	6,917	8.6
Commercial Crown corporation net income:
BC Hydro	446	403	418	111	402	266	407	369	365	447	0.0
Liquor Distribution Branch	642	637	654	727	779	800	840	857	891	877	3.5
BC Lotteries (net of payments to federal gov’t)	554	598	663	719	811	914	1,011	1,080	1,082	1,070	7.6
BCRC	(7)	(166)	4	41	183	33	30	13	36	2	n/a
ICBC	(14)	(242)	80	352	383	191	381	633	512	601	n/a
Transportation Invest. Corp. (Port Mann)	—	—	—	—	—	—	—	—	(8)	(4)	n/a
Other	3	2	15	7	7	19	19	24	26	27	27.7
	1,624	1,232	1,834	1,957	2,565	2,223	2,688	2,976	2,904	3,020	7.1
Total revenue	29,689	28,169	27,775	29,155	33,355	35,946	38,448	39,772	38,302	37,521	2.6

2010 Financial and Economic Review – July 2010

Appendix 2 – Financial Review

Table A2.6  Revenue by Source Supplementary Information — 2000/01 to 2009/10

											Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
($ millions)	2000/01	2001/02	2002/03	2003/04	2004/05	2005/06	2006/07	2007/08	2008/09	2009/10	change
											(per cent)
Per cent of GDP: (1)
Taxation	10.9	10.6	8.9	9.5	9.5	9.7	9.9	10.1	9.2	9.1	-2.0
Natural resources	3.0	2.4	2.3	2.3	2.5	2.7	2.2	2.0	1.9	1.4	-8.1
Other	5.0	4.7	4.7	4.4	4.2	4.1	4.1	4.0	3.7	4.2	-1.9
Contributions from the federal government	2.5	2.5	2.8	2.5	3.3	3.4	3.5	3.1	3.0	3.7	4.3
Commercial Crown corporation net income	1.2	0.9	1.3	1.3	1.6	1.3	1.5	1.6	1.5	1.6	3.0
Total revenue	22.6	21.1	20.1	20.0	21.2	21.2	21.1	20.8	19.4	20.0	-1.4
Growth rates:
Taxation	4.0	-1.3	-12.5	12.0	7.9	10.1	9.7	7.7	-6.2	-6.0	2.5
Natural resources	43.4	-19.8	1.4	2.3	20.2	14.9	-13.3	-5.1	1.8	-30.5	1.5
Other	9.5	-2.7	3.4	-1.4	3.7	3.4	7.1	4.1	-4.0	5.8	2.9
Contributions from the federal government	3.6	0.7	15.2	-5.3	44.3	11.5	9.6	-7.1	0.9	15.6	8.9
Commercial Crown corporation net income	39.0	-24.1	48.9	6.7	31.1	-13.3	20.9	10.7	-2.4	4.0	12.1
Total revenue	10.8	-5.1	-1.4	5.0	14.4	7.8	7.0	3.4	-3.7	-2.0	3.6
Per capita: (2)
Taxation	3,541	3,462	3,014	3,355	3,590	3,915	4,246	4,503	4,151	3,839	0.9
Natural resources	979	779	785	799	953	1,084	929	868	868	594	-5.4
Other	1,612	1,554	1,598	1,566	1,611	1,649	1,747	1,791	1,690	1,759	1.0
Contributions from the federal government	816	814	933	878	1,257	1,388	1,505	1,377	1,365	1,553	7.4
Commercial Crown corporation net income	402	302	448	475	617	530	633	691	662	678	6.0
Total revenue	7,350	6,910	6,777	7,072	8,027	8,565	9,060	9,229	8,737	8,422	1.5

Real Per Capita Revenue (2009 $) (3)	8,589	7,943	7,611	7,771	8,651	9,049	9,412	9,422	8,737	8,422	-0.2
Growth rate (per cent)	8.0	-7.5	-4.2	2.1	11.3	4.6	4.0	0.1	-7.3	-3.6	0.8

(1)          Revenue as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2009/10 revenue divided by GDP for the 2009 calendar year). Totals may not add due to rounding.

(2)          Per capita revenue is calculated using July 1 population (e.g. 2009/10 revenue divided by population on July 1, 2009). Totals may not add due to rounding.

(3)          Revenue is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2009 CPI for 2009/10 revenue).

2010 Financial and Economic Review – July 2010

Appendix 2 – Financial Review

Table A2.7  Expense by Function (1) — 2000/01 to 2009/10

											Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
($ millions)	2000/01	2001/02	2002/03	2003/04	2004/05	2005/06	2006/07	2007/08	2008/09	2009/10	change
											(per cent)
Function:
Health:
Medical Services Plan	2,118	2,367	2,461	2,540	2,546	2,696	2,969	3,274	3,424	3,609	6.1
Pharmacare	657	717	728	723	793	868	914	955	1,010	1,053	5.4
Regional services	6,174	6,938	7,202	7,387	7,565	8,107	8,496	9,033	9,750	9,966	5.5
Other healthcare expenses	481	541	571	600	625	756	867	996	911	887	7.0
	9,430	10,563	10,962	11,250	11,529	12,427	13,246	14,258	15,095	15,515	5.7
Education:
Elementary and secondary	4,318	4,495	4,542	4,687	4,757	4,829	5,272	5,521	5,740	5,778	3.3
Post-secondary	2,703	3,002	3,127	3,329	3,536	3,914	4,072	4,314	4,554	4,740	6.4
Other education expenses	195	205	223	210	206	182	159	165	172	542	12.0
	7,216	7,702	7,892	8,226	8,499	8,925	9,503	10,000	10,466	11,060	4.9
Social services:
Social assistance	1,463	1,419	1,431	1,190	1,051	1,151	1,279	1,297	1,379	1,489	0.2
Child welfare	1,038	1,179	982	838	819	892	1,027	992	1,144	1,147	1.1
Community living and other services	713	821	673	725	728	682	586	756	723	729	0.2
	3,214	3,419	3,086	2,753	2,598	2,725	2,892	3,045	3,246	3,365	0.5
Protection of persons and property	1,173	1,216	1,248	1,362	1,204	1,379	1,326	1,579	1,588	1,535	3.0
Transportation	1,470	1,448	1,606	1,140	1,328	1,215	1,270	1,398	1,422	1,474	0.0
Natural resources & economic development	1,790	1,847	1,533	1,630	1,669	1,571	1,676	1,961	1,763	1,986	1.2
Other	731	814	821	1,075	1,028	1,089	1,243	1,398	1,662	1,443	7.8
General government	435	564	539	490	505	707	768	677	842	753	6.3
Interest	2,980	2,748	2,540	2,448	2,306	2,203	2,274	2,239	2,161	2,169	-3.5
Total expense	28,439	30,321	30,227	30,374	30,666	32,241	34,198	36,555	38,245	39,300	3.7
Per cent of total expense:
Health	33.2	34.8	36.3	37.0	37.6	38.5	38.7	39.0	39.5	39.5	2.0
Education	25.4	25.4	26.1	27.1	27.7	27.7	27.8	27.4	27.4	28.1	1.2
Social services and housing	11.3	11.3	10.2	9.1	8.5	8.5	8.5	8.3	8.5	8.6	-3.0
Protection of persons and property	4.1	4.0	4.1	4.5	3.9	4.3	3.9	4.3	4.2	3.9	-0.6
Transportation	5.2	4.8	5.3	3.8	4.3	3.8	3.7	3.8	3.7	3.8	-3.5
Natural resources & economic development	6.3	6.1	5.1	5.4	5.4	4.9	4.9	5.4	4.6	5.1	-2.4
Other	2.6	2.7	2.7	3.5	3.4	3.4	3.6	3.8	4.3	3.7	4.0
General government	1.5	1.9	1.8	1.6	1.6	2.2	2.2	1.9	2.2	1.9	2.5
Interest	10.5	9.1	8.4	8.1	7.5	6.8	6.6	6.1	5.7	5.5	-6.9
	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0

(1) Excludes unusual items.

2010 Financial and Economic Review - July 2010

Appendix 2 – Financial Review

Table A2.8  Expense by Function (1) Supplementary Information — 2000/01 to 2009/10

											Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
($ millions)	2000/01	2001/02	2002/03	2003/04	2004/05	2005/06	2006/07	2007/08	2008/09	2009/10	change
											(per cent)
Per cent of GDP: (2)
Health	7.2	7.9	7.9	7.7	7.3	7.3	7.3	7.4	7.6	8.3	1.6
Education	5.5	5.8	5.7	5.6	5.4	5.3	5.2	5.2	5.3	5.9	0.8
Social services and housing	2.4	2.6	2.2	1.9	1.6	1.6	1.6	1.6	1.6	1.8	-3.4
Protection of persons and property	0.9	0.9	0.9	0.9	0.8	0.8	0.7	0.8	0.8	0.8	-1.0
Transportation	1.1	1.1	1.2	0.8	0.8	0.7	0.7	0.7	0.7	0.8	-3.9
Natural resources & economic development	1.4	1.4	1.1	1.1	1.1	0.9	0.9	1.0	0.9	1.1	-2.8
Other	0.6	0.6	0.6	0.7	0.7	0.6	0.7	0.7	0.8	0.8	3.6
General government	0.3	0.4	0.4	0.3	0.3	0.4	0.4	0.4	0.4	0.4	2.2
Interest	2.3	2.1	1.8	1.7	1.5	1.3	1.2	1.2	1.1	1.2	-7.2
Total expense	21.7	22.7	21.9	20.9	19.5	19.0	18.8	19.1	19.3	20.9	-0.4
Growth rates:
Health	7.5	12.0	3.8	2.6	2.5	7.8	6.6	7.6	5.9	2.8	5.9
Education	8.3	6.7	2.5	4.2	3.3	5.0	6.5	5.2	4.7	5.7	5.2
Social services and housing	4.5	6.4	-9.7	-10.8	-5.6	4.9	6.1	5.3	6.6	3.7	1.1
Protection of persons and property	-1.3	3.7	2.6	9.1	-11.6	14.5	-3.8	19.1	0.6	-3.3	3.0
Transportation	-8.6	-1.5	10.9	-29.0	16.5	-8.5	4.5	10.1	1.7	3.7	0.0
Natural resources & economic development	24.7	3.2	-17.0	6.3	2.4	-5.9	6.7	17.0	-10.1	12.6	4.0
Other	3.1	11.4	0.9	30.9	-4.4	5.9	14.1	12.5	18.9	-13.2	8.0
General government	1.2	29.7	-4.4	-9.1	3.1	40.0	8.6	-11.8	24.4	-10.6	7.1
Interest	1.5	-7.8	-7.6	-3.6	-5.8	-4.5	3.2	-1.5	-3.5	0.4	-2.9
Total expense	6.0	6.6	-0.3	0.5	1.0	5.1	6.1	6.9	4.6	2.8	3.9
Per capita: (2)
Health	2,335	2,591	2,675	2,729	2,775	2,961	3,121	3,309	3,443	3,482	4.5
Education	1,786	1,889	1,926	1,995	2,045	2,127	2,239	2,320	2,387	2,482	3.7
Social services and housing	796	839	753	668	625	649	682	707	740	755	-0.6
Protection of persons and property	290	298	305	330	290	329	312	366	362	345	1.9
Transportation	364	355	392	277	320	290	299	324	324	331	-1.1
Natural resources & economic development	443	453	374	395	402	374	395	455	402	446	0.1
Other	181	200	200	261	247	259	293	324	379	324	6.7
General government	108	138	132	119	122	168	181	157	192	169	5.1
Interest	738	674	620	594	555	525	536	520	493	487	-4.5
Total expense	7,041	7,437	7,377	7,368	7,381	7,682	8,058	8,482	8,722	8,821	2.5
Real Per Capita Expense (2009 $) (4)	8,228	8,550	8,283	8,096	7,954	8,116	8,372	8,660	8,724	8,821	0.8
Growth rate (per cent)	3.4	3.9	-3.1	-2.3	-1.8	2.0	3.2	3.4	0.7	1.1	1.1

(1)          Excludes unusual items. Prior years have been restated to be consistent with the 2009/10 Public Accounts presentation.

(2)          Expense as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2009/10 expense divided by GDP for the 2009 calendar year). Totals may not add due to rounding.

(3)          Per capita expense is calculated using July 1 population (e.g. 2009/10 expense divided by population on July 1, 2009). Totals may not add due to rounding.

(4)          Expense is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2009 CPI for 2009/10 expense).

2010 Financial and Economic Review – July 2010

Appendix 2 – Financial Review

Table A2.9  Full-Time Equivalents (FTEs) — 2000/01 to 2009/10

											Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
	2000/01	2001/02	2002/03	2003/04	2004/05	2005/06	2006/07	2007/08	2008/09	2009/10	change
											(per cent)
Taxpayer-supported programs and agencies:
Ministries and special offices (CRF)	33,579	33,495	29,751	29,049	27,252	27,129	28,647	30,224	31,874	31,353	-0.8
Service delivery agencies (1)	8,450	8,447	7,814	4,570	3,822	3,992	3,917	4,128	4,403	4,508	-6.7
Total FTEs	42,029	41,942	37,565	33,619	31,074	31,121	32,564	34,352	36,277	35,861	-1.7
Growth rates:
Ministries and special offices (CRF)	1.4	-0.3	-11.2	-2.4	-6.2	-0.5	5.6	5.5	5.5	-1.6	-0.4
Service delivery agencies	-11.3	0.0	-7.5	-41.5	-16.4	4.4	-1.9	5.4	6.7	2.4	-6.0
Population per FTE: (2)
Total FTEs	96.1	97.2	109.1	122.6	133.7	134.9	130.3	125.4	120.8	124.2	2.9

(1)          Service delivery agency FTE amounts do not include SUCH sector staff employment.

(2)          Population per FTE is calculated using July 1 population (e.g. population on July 1, 2009 divided by 2009/10 FTEs).

2010 Financial and Economic Review – July 2010

Appendix 2 — Financial Review

Table A2.10  Capital Spending — 2000/01 to 2009/10

											Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
($ millions)	2000/01	2001/02	2002/03	2003/04	2004/05	2005/06	2006/07	2007/08	2008/09	2009/10	change
											(per cent)
Taxpayer-supported:
Education
Schools (K—12)	595	459	383	313	239	286	322	380	413	482	-2.3
Post-secondary	254	391	412	605	696	790	874	782	658	672	11.4
Health	459	275	422	420	568	848	760	881	892	927	8.1
BC Transportation Financing Authority	485	344	275	407	513	713	821	884	881	918	7.3
BC Transit	27	19	33	7	8	24	13	37	77	150	21.0
Rapid Transit Project 2000	300	210	35	14	15	16	15	—	—	—	n/a
BC Ferries	55	55	58	—	—	—	—	—	—	—	n/a
Vancouver Convention Centre expansion	—	—	—	56	51	85	105	251	242	41	n/a
BC Place Rejuvenation	—	—	—	—	—	—	—	—	45	75	n/a
Government direct (ministries)	208	228	208	214	215	320	355	335	430	306	4.4
Other	184	114	75	38	58	71	144	122	140	183	-0.1
	2,567	2,095	1,901	2,074	2,363	3,153	3,409	3,672	3,778	3,754	4.3
Self-supported:
BC Hydro	412	531	696	574	528	610	807	1,076	1,397	2,406	21.7
BC Transmission Corporation	—	—	—	—	—	21	50	70	19	12	n/a
Columbia River power projects	126	118	54	100	84	30	19	29	32	16	-20.5
Transportation Invest. Corp. (Port Mann)	—	—	—	—	—	—	—	—	215	777	n/a
BC Railway Company	124	78	52	33	30	15	19	20	10	14	-21.5
ICBC	78	107	41	26	31	27	22	23	22	22	-13.1
BC Lotteries	13	20	30	49	93	83	44	60	97	92	24.3
Liquor Distribution Branch	20	37	9	1	10	19	22	18	17	19	-0.6
	773	891	882	783	776	805	983	1,296	1,809	3,358	17.7
Total capital spending	3,340	2,986	2,783	2,857	3,139	3,958	4,392	4,968	5,587	7,112	8.8

Per cent of GDP: (1)
Taxpayer-supported	2.0	1.6	1.4	1.4	1.5	1.9	1.9	1.9	1.9	2.0	0.2
Self-supported	0.6	0.7	0.6	0.5	0.5	0.5	0.5	0.7	0.9	1.8	13.1
Total	2.5	2.2	2.0	2.0	2.0	2.3	2.4	2.6	2.8	3.8	4.5
Growth rates:
Taxpayer-supported	4.0	-18.4	-9.3	9.1	13.9	33.4	8.1	7.7	2.9	-0.6	5.1
Self-supported	8.3	15.3	-1.0	-11.2	-0.9	3.7	22.1	31.8	39.6	85.6	19.3
Total	5.0	-10.6	-6.8	2.7	9.9	26.1	11.0	13.1	12.5	27.3	9.0
Per capita: (2)
Taxpayer-supported	636	514	464	503	569	751	803	852	862	843	3.2
Self-supported	191	219	215	190	187	192	232	301	413	754	16.5
Total	827	733	679	693	755	943	1,035	1,153	1,274	1,596	7.6

Real Per Capita Capital Spending (2009 $) (3)	966	842	763	762	814	996	1,075	1,177	1,274	1,596	5.7
Growth rate (per cent)	2.4	-12.9	-9.4	-0.1	6.9	22.4	7.9	9.5	8.3	25.3	6.0

(1)          Capital spending as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2009/10 amounts divided by GDP for the 2009 calendar year). Totals may not add due to rounding.

(2)          Per capita capital spending is calculated using July 1 population (e.g. 2009/10 amounts divided by population on July 1, 2009). Totals may not add due to rounding.

(3)          Capital spending is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2009 CPI for 2009/10 capital spending).

2010 Financial and Economic Review — July 2010

Appendix 2 – Financial Review

Table A2.11 Provincial Debt — 2000/01 to 2009/10

	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Average annual
($ millions)	2000/01	2001/02	2002/03	2003/04	2004/05	2005/06	2006/07	2007/08	2008/09	2009/10	change
											(per cent)
Taxpayer-supported debt:
Provincial government operating	11,260	12,811	14,315	14,340	12,894	9,952	6,928	5,330	3,048	4,663	-9.3
Provincial government general capital	318	508	642	840	1,075	1,391	1,961	2,274	2,696	2,696	26.8
Provincial government direct operating	11,578	13,319	14,957	15,180	13,969	11,343	8,889	7,604	5,744	7,359	-4.9
Other taxpayer-supported debt (mainly capital):
Education facilities
Schools	4,111	4,341	4,562	4,649	4,737	4,860	5,013	5,216	5,522	5,777	3.9
Post-secondary institutions	1,626	1,785	1,842	2,190	2,398	2,772	3,024	3,437	3,626	3,843	10.0
	5,737	6,126	6,404	6,839	7,135	7,632	8,037	8,653	9,148	9,620	5.9
Health facilities	2,028	2,186	2,265	2,343	2,253	2,635	3,053	3,511	3,936	4,389	9.0
Highways, ferries and public transit
BC Transportation Financing Authority	2,197	2,514	2,661	2,764	2,474	2,699	3,237	3,948	4,586	5,211	10.1
SkyTrain extension	836	1,044	1,105	1,119	1,135	1,145	1,153	1,153	1,154	1,154	3.6
Public transit	991	982	979	965	957	959	950	958	997	997	0.1
BC Transit	75	79	87	83	78	80	96	84	94	140	7.2
Rapid Transit Project 2000 Ltd	114	47	3	—	—	—	—	—	—	—	n/a
BC Ferries	21	19	—	—	—	—	—	—	—	—	n/a
	4,234	4,685	4,835	4,931	4,644	4,883	5,436	6,143	6,831	7,502	6.6
Other
Social Housing	265	299	161	156	133	189	216	218	286	305	1.6
Provincial government general capital	—	—	—	—	—	—	—	—	—	294	n/a
BC Immigration Investment Fund	—	9	18	29	88	148	167	256	287	289	n/a
Homeowner Protection Office	71	113	123	129	130	110	110	136	150	144	8.2
BC Pavilion Corporation	—	—	—	—	—	—	—	—	—	49	n/a
BC Buildings	610	596	456	317	241	246	—	—	—	—	n/a
552513 BC Ltd. (Skeena Cellulose)	337	—	—	—	—	—	—	—	—	—	n/a
Other	244	181	164	90	75	65	60	68	64	70	-13.0
	1,527	1,198	922	721	667	758	553	678	787	1,151	-3.1
Total other taxpayer-supported debt	13,526	14,195	14,426	14,834	14,699	15,908	17,079	18,985	20,702	22,662	5.9
Total taxpayer-supported debt	25,104	27,514	29,383	30,014	28,668	27,251	25,968	26,589	26,446	30,021	2.0

Self-supported debt:
Commercial Crown corporations and agencies
BC Hydro	6,649	6,670	6,784	7,040	6,906	6,892	7,144	7,633	9,054	10,792	5.5
Transportation Invest. Corp. (Port Mann)	—	—	—	—	—	—	—	—	20	544	n/a
Post-secondary institutions’ subsidiaries	5	20	22	22	32	32	58	115	134	201	50.7
Columbia River power projects	113	184	165	215	257	247	236	219	208	196	6.3
BC Transmission Corporation	—	—	—	—	—	30	30	79	70	70	n/a
BC Lotteries	—	—	—	—	—	—	—	—	—	60	n/a
Liquor Distribution Branch	2	13	9	7	6	5	3	2	1	1	-7.4
BC Rail .	603	614	494	477	—	—	—	—	—	—	n/a
	7,372	7,501	7,474	7,761	7,201	7,206	7,471	8,048	9,487	11,864	5.4
Warehouse borrowing program	1,312	1,067	—	—	—	—	—	—	2,081	—	n/a
Total self-supported debt	8,684	8,568	7,474	7,761	7,201	7,206	7,471	8,048	11,568	11,864	3.5
Total provincial debt	33,788	36,082	36,857	37,775	35,869	34,457	33,439	34,637	38,014	41,885	2.4

2010 Financial and Economic Review – July 2010

Appendix 2 – Financial Review

Table A2.12 Provincial Debt Supplementary Information — 2000/01 to 2009/10

	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Average annual
($ millions)	2000/01	2001/02	2002/03	2003/04	2004/05	2005/06	2006/07	2007/08	2008/09	2009/10	change
											(per cent)
Per cent of GDP: (1)
Taxpayer-supported debt:
Provincial government direct operating	8.8	10.0	10.8	10.4	8.9	6.7	4.9	4.0	2.9	3.9	-8.6
Education facilities	4.4	4.6	4.6	4.7	4.5	4.5	4.4	4.5	4.6	5.1	1.8
Health facilities	1.5	1.6	1.6	1.6	1.4	1.6	1.7	1.8	2.0	2.3	4.7
Highways, ferries and public transit	3.2	3.5	3.5	3.4	2.9	2.9	3.0	3.2	3.5	4.0	2.4
Other	1.2	0.9	0.7	0.5	0.4	0.4	0.3	0.4	0.4	0.6	-6.9
Total taxpayer-supported debt	19.1	20.6	21.3	20.6	18.2	16.1	14.2	13.9	13.4	16.0	-2.0
Self-supported debt:
Commercial Crown corporations & agencies	5.6	5.6	5.4	5.3	4.6	4.2	4.1	4.2	4.8	6.3	1.3
Warehouse borrowing program	1.0	0.8	—	—	—	—	—	—	1.1	—	n/a
Total self-supported debt	6.6	6.4	5.4	5.3	4.6	4.2	4.1	4.2	5.8	6.3	-0.5
Total provincial debt	25.7	27.0	26.7	25.9	22.7	20.3	18.3	18.1	19.2	22.3	-1.6
Growth rates:
Taxpayer-supported debt:
Provincial government direct operating	-12.9	15.0	12.3	1.5	-8.0	-18.8	-21.6	-14.5	-24.5	28.1	-4.3
Education facilities	5.7	6.8	4.5	6.8	4.3	7.0	5.3	7.7	5.7	5.2	5.9
Health facilities	20.8	7.8	3.6	3.4	-3.8	17.0	15.9	15.0	12.1	11.5	10.3
Highways, ferries and public transit	20.0	10.7	3.2	2.0	-5.8	5.1	11.3	13.0	11.2	9.8	8.1
Other	19.7	-21.5	-23.0	-21.8	-7.5	13.6	-27.0	22.6	16.1	46.3	1.7
Total taxpayer-supported debt	-0.4	9.6	6.8	2.1	-4.5	-4.9	-4.7	2.4	-0.5	13.5	1.9
Self-supported debt:
Commercial Crown corporations & agencies	-6.8	1.7	-0.4	3.8	-7.2	0.1	3.7	7.7	17.9	25.1	4.6
Warehouse borrowing program	-0.6	-18.7	-100.0	—	—	—	—	—	—	-100.0	n/a
Total self-supported debt	-5.9	-1.3	-12.8	3.8	-7.2	0.1	3.7	7.7	43.7	2.6	3.4
Total provincial debt	-1.9	6.8	2.1	2.5	-5.0	-3.9	-3.0	3.6	9.7	10.2	2.1
Per capita: (2)
Taxpayer-supported debt:
Provincial government direct operating	2,866	3,267	3,650	3,682	3,362	2,703	2,095	1,764	1,310	1,652	-5.9
Education facilities	1,420	1,503	1,563	1,659	1,717	1,819	1,894	2,008	2,087	2,159	4.8
Health facilities	502	536	553	568	542	628	719	815	898	985	7.8
Highways, ferries and public transit	1,048	1,149	1,180	1,196	1,118	1,164	1,281	1,425	1,558	1,684	5.4
Other	378	294	225	175	161	181	130	157	180	258	-4.2
Total taxpayer-supported debt	6,215	6,750	7,170	7,281	6,899	6,493	6,119	6,170	6,033	6,738	0.9
Self-supported debt:
Commercial Crown corporations & agencies	1,825	1,840	1,824	1,883	1,733	1,717	1,761	1,868	2,164	2,663	4.3
Warehouse borrowing program	325	262	—	—	—	—	—	—	475	—	n/a
Total self-supported debt	2,150	2,102	1,824	1,883	1,733	1,717	1,761	1,868	2,639	2,663	2.4
Total provincial debt	8,365	8,852	8,994	9,163	8,632	8,210	7,880	8,037	8,671	9,401	1.3
Real Per Capita Provincial Debt (2009 $) (3)	9,775	10,175	10,100	10,069	9,303	8,674	8,186	8,206	8,671	9,401	-0.4
Growth rate (per cent)	-4.3	4.1	-0.7	-0.3	-7.6	-6.8	-5.6	0.2	5.7	8.4	-0.7

(1)          Debt as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2009/10 debt divided by GDP for the 2009 calendar year). Totals may not add due to rounding.

(2)          Per capita debt is calculated using July 1 population (e.g. 2009/10 debt divided by population on July 1, 2009). Totals may not add due to rounding.

(3)          Debt is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2009 CPI for 2009/10 debt).

2010 Financial and Economic Review – July 2010

Appendix 2 – Financial Review

Table A2.13 Historical Provincial Debt Summary (1)

	Taxpayer-Supported Debt
Year	Provincial Government Direct Operating	Education Facilities Capital Financing	Health Facilities Capital Financing	Highways, Ferries and Public Transit	Other (2)	Total Taxpayer- Supported Debt	Self Supported Debt (3)	Total Provincial Debt	Total Debt as a Per Cent of GDP	Taxpayer- Supported Debt as a Per Cent of GDP
					(millions)				(per cent)
1969/70	—	338	42	142	100	622	1,661	2,283	24.7	6.7
1970/71	—	362	64	172	99	697	1,808	2,505	25.6	7.1
1971/72	—	380	85	233	95	793	1,948	2,741	24.9	7.2
1972/73	—	408	105	288	87	888	2,062	2,950	23.8	7.2
1973/74	—	425	117	340	145	1,027	2,228	3,255	21.1	6.7
1974/75	—	485	133	386	149	1,153	2,650	3,803	21.3	6.5
1975/76	—	557	178	544	145	1,424	3,144	4,568	23.1	7.2
1976/77	261	658	236	649	188	1,992	3,787	5,779	24.4	8.4
1977/78	261	710	291	656	215	2,133	4,464	6,597	24.9	8.1
1978/79	261	778	334	653	91	2,117	4,838	6,955	23.3	7.1
1979/80	235	836	401	730	195	2,397	5,704	8,101	23.3	6.9
1980/81	209	919	461	729	270	2,588	5,956	8,544	21.6	6.5
1981/82	183	1,067	561	844	291	2,946	7,227	10,173	22.7	6.6
1982/83	883	1,204	660	1,024	894	4,665	7,692	12,357	27.4	10.4
1983/84	1,596	1,321	712	1,392	1,174	6,195	8,440	14,635	30.8	13.0
1984/85	2,476	1,308	717	691	1,276	6,468	9,082	15,550	31.2	13.0
1985/86	3,197	1,276	680	1,034	1,376	7,563	8,990	16,553	30.9	14.1
1986/87	4,802	1,268	681	1,097	812	8,660	8,485	17,145	30.3	15.3
1987/88	5,017	1,278	716	1,192	660	8,863	8,149	17,012	27.2	14.2
1988/89	4,919	1,322	763	1,213	842	9,059	7,396	16,455	23.7	13.1
1989/90	4,209	1,367	837	1,244	1,262	8,919	7,340	16,259	21.5	11.8
1990/91	4,726	1,565	959	1,287	1,281	9,818	7,444	17,262	21.8	12.4
1991/92	6,611	1,939	1,040	1,527	1,431	12,548	7,493	20,041	24.5	15.3
1992/93	8,969	2,426	1,141	1,719	1,641	15,896	7,526	23,422	26.8	18.2
1993/94	10,257	3,054	1,181	1,862	1,627	17,981	7,946	25,927	27.6	19.1
1994/95	10,181	3,631	1,318	2,158	1,749	19,037	8,013	27,050	26.9	18.9
1995/96	10,237	3,990	1,399	2,598	1,695	19,919	8,847	28,766	27.2	18.9
1996/97	11,030	4,230	1,431	3,144	1,440	21,275	8,096	29,371	27.0	19.5
1997/98	11,488	4,352	1,417	3,463	1,431	22,151	8,204	30,355	26.5	19.4
Information from 1998/99 onwards has been restated to include the SUCH sector and re-allocation of sinking fund. (4)
1998/99	11,707	5,023	1,494	3,678	1,330	23,232	8,910	32,142	27.8	20.1
1999/2000	13,295	5,429	1,679	3,527	1,276	25,206	9,232	34,438	28.5	20.8
2000/01	11,578	5,737	2,028	4,234	1,527	25,104	8,684	33,788	25.7	19.1
2001/02	13,319	6,126	2,186	4,685	1,198	27,514	8,568	36,082	27.0	20.6
2002/03	14,957	6,404	2,265	4,835	922	29,383	7,474	36,857	26.7	21.3
2003/04	15,180	6,839	2,343	4,931	721	30,014	7,761	37,775	25.9	20.6
2004/05	13,969	7,135	2,253	4,644	667	28,668	7,201	35,869	22.7	18.2
2005/06	11,343	7,632	2,635	4,883	758	27,251	7,206	34,457	20.3	16.1
2006/07	8,889	8,037	3,053	5,436	553	25,968	7,471	33,439	18.3	14.2
2007/08	7,604	8,653	3,511	6,143	678	26,589	8,048	34,637	18.1	13.9
2008/09	5,744	9,148	3,936	6,831	787	26,446	11,568	38,014	19.2	13.4
2009/10	7,359	9,620	4,389	7,502	1,151	30,021	11,864	41,885	22.3	16.0

(1)   Debt is after deduction of sinking funds, unamortized discounts and unrealized foreign exchange gains/(losses), and excludes accrued interest. Government direct and fiscal agency debt accrued interest is reported in the government’s accounts as an accounts payable. Figures for 1998/99 onwards have been restated to conform with the presentation used for 2006 and to reflect changes in underlying data.

(2)   Includes BC Buildings, BC Housing Management Commission, Provincial Rental Housing Corporation, other taxpayer-supported Crown agencies, and loan guarantee provisions.

(3)   Includes commercial Crown corporations and agencies and funds held under the province’s warehouse borrowing program.

(4)   In 2009/10, sinking funds for government debt related to schools, post-secondary education, health care and public transit were liquidated and the proceeds ($763 million) used to offset direct operating borrowings requirements. Figures for prior years have been restated to reflect this decision.

2010 Financial and Economic Review – July 2010

Appendix 2 – Financial Review

Consolidated Revenue Fund Schedules

Chapter 2 and the previous Appendix 2 information provided summary financial information of the government of British Columbia according to generally accepted accounting principles. The presentation combined the financial results of all government entities (ministries, service delivery agencies, the SUCH sector and commercial Crown corporations) into one set of financial information.

The following tables provide financial information on the government’s consolidated revenue fund (i.e. money over which the legislature has direct power of appropriation).

Table A2.14 Historical Operating Statement Surplus (Deficit)

	Consolidated Revenue Fund				Crown Corporations and		SUCH Sector & Regional	Other		Surplus	Surplus (Deficit) as a Per Cent
($ millions)	Revenue	Expenditure	Balance		Agencies		Authorities	Adjustments		(Deficit) (1)	of GDP
1969/70	1,248	1,244	4		—		—	—		—	0.0
1970/71	1,373	1,274	99		—		—	—		—	1.0
1971/72	1,558	1,474	84		—		—	—		—	0.8
1972/73	1,772	1,675	97				—	—		—	0.8
1973/74	2,217	2,071	146		—		—	—		—	0.9
1974/75	2,769	2,779	(10)		—		—	—		—	(0.1)
1975/76	3,124	3,534	(410)		—		—	—		—	(2.1)
1976/77	3,785	3,691	94		—		—	—		—	0.4
1977/78	4,372	4,168	204		—		—	—		—	0.8
1978/79	4,853	4,582	271		—		—	—		—	0.9
1979/80 (1)	5,860	5,318	542		(88)		—	—		454	1.3
1980/81	5,982	6,239	(257)		45		—	—		(212)	(0.5)
1981/82	7,139	7,323	(184)		43		—	—		(141)	(0.3)
1982/83	7,678	8,662	(984)		(257)		—	—		(1,241)	(2.8)
1983/84	8,335	9,347	(1,012)		49		—	—		(963)	(2.0)
1984/85	8,807	9,801	(994)		172		—	—		(822)	(1.6)
1985/86	9,160	10,127	(967)		110		—	—		(857)	(1.6)
1986/87	9,463	10,624	(1,161)		526		—	—		(635)	(1.1)
1987/88	11,007	11,055	(48)		119		—	—		71	0.1
1988/89	12,570	11,834	736		194		—	—		930	1.3
1989/90	13,656	13,200	456		40		—	—		496	0.7
1990/91	14,236	15,010	(774)		107		—	—		(667)	(0.8)
1991/92	14,570	17,101	(2,531)		192		—	—		(2,339)	(2.9)
1992/93	16,172	17,858	(1,686)		210		—	—		(1,476)	(1.7)
1993/94	17,923	18,833	(910)		11		—	—		(899)	(1.0)
1994/95	19,506	19,953	(447)		219		—	—		(228)	(0.2)
1995/96	19,698	20,054	(356)		38		—	—		(318)	(0.3)
1996/97	20,126	20,241	(115)		(270)		—	—		(385)	(0.4)
1997/98	20,216	20,135	81		(248)		—	—		(167)	(0.1)
1998/99	20,312	20,528	(216)		(689)		(56)	—		(961)	(0.8)
1999/2000	21,836	22,161	(325)		345		(40)	—		(20)	0.0
2000/01	23,727	22,444	1,283		(171)		138	(52	)(3)	1,198	0.9
2001/02	22,701	24,669	(1,968	)(2)	(711	)(2)	180	1,464	(3)	(1,035)	(0.8)
2002/03	21,995	24,941	(2,946)		(216)		541	—		(2,621)	(1.9)
2003/04	23,175	25,246	(2,071)		341		382	—		(1,348)	(0.9)
2004/05	27,295	26,040	1,255		1,035		399	—		2,689	1.7
2005/06	29,460	26,907	2,553		550		602	(710	)(4)	2,995	1.8
2006/07	31,206	28,210	2,996		841		413	(264	)(4)	3,986	2.2
2007/08	31,982	30,233	1,749		997		471	(444	)(4),(5)	2,773	1.4
2008/09	30,471	31,578	(1,107)		1,021		143	18	(4),(5)	75	0.0
2009/10	28,570	31,723	(3,153)		860		514	—		(1,779)	(0.9)

(1)   The provincial government began publishing summary financial statements in 1979/80. Figures for prior years are unavailable. For 1969/70 to 1978/79, the CRF balance is used in place of the summary accounts surplus/(deficit).

(2)   Does not include the $256 million transfer to the CRF for the wind-up of Forest Renewal BC and Fisheries Renewal BC.

(3)   Impact of move to joint trusteeship for public service pension plans.

(4)   Negotiating framework incentive payments.

(5)   Climate Action Dividend.

2010 Financial and Economic Review – July 2010

Appendix 2 – Financial Review

Table A2.15    Historical Revenue by Source — Consolidated Revenue Fund (1)

									Contributions from		Contributions from
	Taxation		Natural Resources		Fees and Licences		Other Revenue		Crown Corporations		the Federal Government		Total
		% of Total		% of Total		% of Total		% of Total		% of Total		% of Total
Year	($ millions)	Revenue	($ millions)	Revenue	($ millions)	Revenue	($ millions)	Revenue	($ millions)	Revenue	($ millions)	Revenue	($ millions)
1984/85	5,015	56.9	721	8.2	617	7.0	185	2.1	444	5.0	1,825	20.7	8,807
1985/86	5,237	57.2	704	7.7	638	7.0	222	2.4	503	5.5	1,856	20.3	9,160
1986/87	5,354	56.6	658	7.0	685	7.2	133	1.4	609	6.4	2,024	21.4	9,463
1987/88	6,200	56.3	1,223	11.1	728	6.6	167	1.5	635	5.8	2,054	18.7	11,007
1988/89	6,973	55.5	1,272	10.1	984	7.8	556	4.4	636	5.1	2,149	17.1	12,570
1989/90	8,095	59.3	1,249	9.1	1,096	8.0	368	2.7	727	5.3	2,121	15.5	13,656
1990/91	8,702	61.1	1,171	8.2	1,109	7.8	324	2.3	834	5.9	2,096	14.7	14,236
1991/92	8,997	61.8	1,101	7.6	1,247	8.6	326	2.2	701	4.8	2,198	15.1	14,570
1992/93	9,897	61.2	1,264	7.8	1,317	8.1	263	1.6	1,016	6.3	2,415	14.9	16,172
1993/94	11,101	61.9	1,772	9.9	1,382	7.7	351	2.0	1,048	5.8	2,269	12.7	17,923
1994/95	11,937	61.2	2,244	11.5	1,464	7.5	371	1.9	1,028	5.3	2,462	12.6	19,506
1995/96	12,509	63.5	2,026	10.3	1,450	7.4	351	1.8	968	4.9	2,394	12.2	19,698
1996/97	13,094	65.1	2,186	10.9	1,481	7.4	262	1.3	1,148	5.7	1,955	9.7	20,126
1997/98	13,103	64.8	2,197	10.9	1,500	7.4	299	1.5	1,280	6.3	1,837	9.1	20,216
1998/99	13,133	64.7	1,889	9.3	1,480	7.3	351	1.7	1,362	6.7	2,097	10.3	20,312
1999/2000	13,363	61.2	2,442	11.2	1,538	7.0	352	1.6	1,454	6.7	2,687	12.3	21,836
2000/01	13,881	58.5	3,732	15.7	1,520	6.4	343	1.4	1,500	6.3	2,751	11.6	23,727
2001/02	13,652	60.1	3,001	13.2	1,543	6.8	333	1.5	1,437	6.3	2,735	12.0	22,701
2002/03	11,846	53.9	3,192	14.5	1,941	8.8	223	1.0	1,517	6.9	3,276	14.9	21,995
2003/04	13,241	57.1	3,257	14.1	2,026	8.7	293	1.3	1,371	5.9	2,987	12.9	23,175
2004/05	14,284	52.3	3,924	14.4	2,166	7.9	260	1.0	2,099	7.7	4,562	16.7	27,295
2005/06	15,812	53.7	4,508	15.3	2,137	7.3	251	0.9	1,732	5.9	5,020	17.0	29,460
2006/07	17,373	55.7	3,903	12.5	2,259	7.2	346	1.1	1,941	6.2	5,384	17.3	31,206
2007/08	18,758	58.7	3,699	11.6	2,284	7.1	319	1.0	1,972	6.2	4,950	15.5	31,982
2008/09	17,511	57.5	3,760	12.3	2,264	7.4	285	0.9	1,720	5.6	4,931	16.2	30,471
2009/10	16,417	57.5	2,560	9.0	2,286	8.0	187	0.7	1,771	6.2	5,349	18.7	28,570

(1)   Revenue has been restated to reflect the government’s accounting policy at March 31, 2010. Figures exclude dedicated revenue collected on behalf of, and transferred to, Crown corporations and agencies. These revenues are included as part of the operations of the Crown corporations and agencies. Figures are based on Public Accounts information. Figures also exclude liquidation dividends.

2010 Financial and Economic Review – July 2010

Appendix 2 – Financial Review

Table A2.16   Historical Revenue by Source — Consolidated Revenue Fund Supplementary Information (1)

									Contributions from		Contributions from
	Taxation		Natural Resources		Fees and Licences		Other Revenue		Crown Corporations		the Federal Government		Total
	%	Per Capita	%	Per Capita	%	Per Capita	%	Per Capita	%	Per Capita	%	Per Capita	%	Per Capita
Year	of GDP	($) (2)	of GDP	($) (2)	of GDP	($) (2)	of GDP	($) (2)	of GDP	($) (2)	of GDP	($) (2)	of GDP	($) (2)
1984/85	10.1	3,051.0	1.4	438.6	1.2	375.4	0.4	112.5	0.9	270.1	3.7	1,110.3	17.7	5,357.9
1985/86	9.8	3,058.8	1.3	411.2	1.2	372.6	0.4	129.7	0.9	293.8	3.5	1,084.0	17.1	5,350.0
1986/87	9.5	3,009.2	1.2	369.8	1.2	385.0	0.2	74.8	1.1	342.3	3.6	1,137.6	16.7	5,318.6
1987/88	9.9	3,333.2	2.0	657.5	1.2	391.4	0.3	89.8	1.0	341.4	3.3	1,104.2	17.6	5,917.5
1988/89	10.0	3,540.4	1.8	645.8	1.4	499.6	0.8	282.3	0.9	322.9	3.1	1,091.1	18.1	6,382.1
1989/90	10.7	3,832.5	1.7	591.3	1.5	518.9	0.5	174.2	1.0	344.2	2.8	1,004.2	18.1	6,465.3
1990/91	11.0	3,797.5	1.5	511.0	1.4	484.0	0.4	141.4	1.1	364.0	2.6	914.7	17.9	6,212.5
1991/92	11.0	3,635.3	1.3	444.9	1.5	503.9	0.4	131.7	0.9	283.2	2.7	888.1	17.8	5,887.1
1992/93	11.3	3,788.5	1.4	483.8	1.5	504.1	0.3	100.7	1.2	388.9	2.8	924.4	18.5	6,190.5
1993/94	11.8	3,990.3	1.9	637.0	1.5	496.8	0.4	126.2	1.1	376.7	2.4	815.6	19.1	6,442.5
1994/95	11.9	4,085.3	2.2	768.0	1.5	501.0	0.4	127.0	1.0	351.8	2.4	842.6	19.4	6,675.7
1995/96	11.8	4,070.7	1.9	659.3	1.4	471.9	0.3	114.2	0.9	315.0	2.3	779.1	18.6	6,410.2
1996/97	12.0	4,118.6	2.0	687.6	1.4	465.8	0.2	82.4	1.1	361.1	1.8	614.9	18.5	6,330.4
1997/98	11.5	4,013.4	1.9	672.9	1.3	459.4	0.3	91.6	1.1	392.1	1.6	562.7	17.7	6,192.1
1998/99	11.4	3,975.0	1.6	571.7	1.3	448.0	0.3	106.2	1.2	412.2	1.8	634.7	17.6	6,147.8
1999/2000	11.1	3,973.5	2.0	726.1	1.3	457.3	0.3	104.7	1.2	432.3	2.2	799.0	18.1	6,493.0
2000/01	10.6	4,026.6	2.8	1,082.6	1.2	440.9	0.3	99.5	1.1	435.1	2.1	798.0	18.1	6,882.8
2001/02	10.2	3,859.9	2.2	848.5	1.2	436.3	0.2	94.2	1.1	406.3	2.0	773.3	17.0	6,418.3
2002/03	8.6	3,254.7	2.3	877.0	1.4	533.3	0.2	61.3	1.1	416.8	2.4	900.1	15.9	6,043.2
2003/04	9.1	3,538.8	2.2	870.5	1.4	541.5	0.2	78.3	0.9	366.4	2.1	798.3	15.9	6,193.8
2004/05	9.1	3,714.7	2.5	1,020.5	1.4	563.3	0.2	67.6	1.3	545.9	2.9	1,186.4	17.3	7,098.4
2005/06	9.3	3,990.9	2.7	1,137.8	1.3	539.4	0.1	63.4	1.0	437.2	3.0	1,267.0	17.4	7,435.7
2006/07	9.5	4,264.4	2.1	958.0	1.2	554.5	0.2	84.9	1.1	476.4	3.0	1,321.5	17.1	7,659.8
2007/08	9.8	4,455.6	1.9	878.6	1.2	542.5	0.2	75.8	1.0	468.4	2.6	1,175.8	16.7	7,596.7
2008/09	8.8	3,994.5	1.9	857.7	1.1	516.4	0.1	65.0	0.9	392.4	2.5	1,124.8	15.4	6,950.8
2009/10	8.7	3,684.9	1.4	574.6	1.2	513.1	0.1	42.0	0.9	397.5	2.8	1,200.6	15.2	6,412.7

(1)   Revenue has been restated to reflect the government’s accounting policy at March 31, 2010. Figures exclude dedicated revenue collected on behalf of, and transferred to, Crown corporations and agencies. These revenues are included as part of the operations of the Crown corporations and agencies. Figures are based on Public Accounts information. Figures also exclude liquidation dividends.

(2)   Per capita revenue is converted to real (inflation adjusted) terms using the BC consumer price index (CPI) for the corresponding calendar year (e.g. 2009 CPI for 2009/10 revenue).

2010 Financial and Economic Review – July 2010

Appendix 2 – Financial Review

Table A2.17     Historical Expense by Function — Consolidated Revenue Fund (1)

	Health		Social Services		Education		Transportation		Interest		Other (2)		Total
		% of Total		% of Total		% of Total		% of Total		% of Total		% of Total
Year	($ millions)	Expense	($ millions)	Expense	($ millions)	Expense	($ millions)	Expense	($ millions)	Expense	($ millions)	Expense	($ millions)
1984/85	2,963	30.2	1,266	12.9	2,379	24.3	1,263	12.9	430	4.4	1,500	15.3	9,801
1985/86	3,084	30.5	1,298	12.8	2,328	23.0	1,157	11.4	476	4.7	1,784	17.6	10,127
1986/87	3,368	31.7	1,298	12.2	2,353	22.1	861	8.1	648	6.1	2,096	19.7	10,624
1987/88	3,603	32.6	1,349	12.2	2,501	22.6	886	8.0	810	7.3	1,906	17.2	11,055
1988/89	3,924	33.2	1,440	12.2	2,686	22.7	805	6.8	891	7.5	2,088	17.6	11,834
1989/90	4,405	33.4	1,496	11.3	2,962	22.4	1,160	8.8	859	6.5	2,318	17.6	13,200
1990/91	4,920	32.8	1,669	11.1	3,812	25.4	1,148	7.6	927	6.2	2,534	16.9	15,010
1991/92	5,503	32.2	1,994	11.7	4,171	24.4	1,223	7.2	1,093	6.4	3,117	18.2	17,101
1992/93	5,884	32.9	2,366	13.2	4,399	24.6	1,043	5.8	1,295	7.3	2,871	16.1	17,858
1993/94	6,164	32.7	2,704	14.4	4,550	24.2	989	5.3	1,436	7.6	2,990	15.9	18,833
1994/95	6,432	32.2	2,890	14.5	4,783	24.0	872	4.4	1,587	8.0	3,389	17.0	19,953
1995/96	6,614	33.0	3,033	15.1	4,951	24.7	817	4.1	1,627	8.1	3,012	15.0	20,054
1996/97	6,864	33.9	2,969	14.7	5,122	25.3	809	4.0	1,704	8.4	2,773	13.7	20,241
1997/98	7,050	35.0	3,048	15.1	5,125	25.5	735	3.7	1,684	8.4	2,493	12.4	20,135
1998/99	7,304	35.6	3,113	15.2	5,367	26.1	755	3.7	1,474	7.2	2,515	12.3	20,528
1999/2000	7,888	35.6	3,093	14.0	5,469	24.7	1,608	7.3	1,508	6.8	2,595	11.7	22,161
2000/01	8,597	38.3	3,212	14.3	5,840	26.0	521	2.3	1,608	7.2	2,666	11.9	22,444
2001/02	9,733	39.5	3,318	13.5	6,336	25.7	592	2.4	1,487	6.0	3,203	13.0	24,669
2002/03	10,258	41.1	3,018	12.1	6,370	25.5	612	2.5	1,442	5.8	3,241	13.0	24,941
2003/04	10,535	41.7	2,715	10.8	6,356	25.2	682	2.7	1,453	5.8	3,505	13.9	25,246
2004/05	10,685	41.0	2,570	9.9	6,447	24.8	1,574	6.0	1,414	5.4	3,350	12.9	26,040
2005/06	11,732	42.5	2,671	9.7	6,772	24.5	658	2.4	1,319	4.8	4,465	16.2	27,617
2006/07	12,483	43.8	2,862	10.1	7,142	25.1	654	2.3	1,318	4.6	4,015	14.1	28,474
2007/08	13,514	44.1	2,976	9.7	7,510	24.5	689	2.2	1,177	3.8	4,811	15.7	30,677
2008/09	14,129	44.8	3,170	10.0	7,585	24.0	819	2.6	1,209	3.8	4,648	14.7	31,560
2009/10	14,573	45.9	3,320	10.5	7,713	24.3	727	2.3	1,148	3.6	4,242	13.4	31,723

(1)   Expense has been restated to reflect the government’s accounting policy at March 31, 2010. Figures are based on Public Accounts information.

(2)   Other includes: protection of persons and property, natural resources and economic development, general government and other expenses.

2010 Financial and Economic Review — July 2010

Appendix 2 – Financial Review

Table A2.18   Historical Expense by Function — Consolidated Revenue Fund Supplementary Information (1)

	Health		Social Services		Education		Transportation		Interest		Other (2)		Total
	%	Per Capita	%	Per Capita	%	Per Capita	%	Per Capita	%	Per Capita	%	Per Capita	%	Per Capita
Year	of GDP	($) (3)	of GDP	($) (3)	of GDP	($) (3)	of GDP	($) (3)	of GDP	($) (3)	of GDP	($) (3)	of GDP	($) (3)
1984/85	5.9	1,797.8	2.5	768.1	4.8	1,443.5	2.5	766.3	0.9	260.9	3.0	910.1	19.7	5,946.8
1985/86	5.8	1,796.5	2.4	756.1	4.3	1,356.1	2.2	674.0	0.9	277.3	3.3	1,039.2	18.9	5,899.1
1986/87	6.0	1,887.9	2.3	727.6	4.2	1,319.0	1.5	482.6	1.1	363.2	3.7	1,174.9	18.8	5,955.2
1987/88	5.8	1,931.8	2.2	723.3	4.0	1,341.0	1.4	475.1	1.3	434.3	3.0	1,022.0	17.7	5,927.4
1988/89	5.7	1,987.0	2.1	729.2	3.9	1,360.1	1.2	407.6	1.3	451.2	3.0	1,057.3	17.0	5,992.4
1989/90	5.8	2,079.9	2.0	706.4	3.9	1,398.6	1.5	547.7	1.1	405.6	3.1	1,094.5	17.5	6,232.7
1990/91	6.2	2,141.4	2.1	726.4	4.8	1,659.1	1.4	499.6	1.2	403.5	3.2	1,102.9	18.9	6,532.9
1991/92	6.7	2,217.6	2.4	803.5	5.1	1,680.8	1.5	492.8	1.3	440.5	3.8	1,256.1	20.9	6,891.3
1992/93	6.7	2,246.3	2.7	903.3	5.0	1,679.4	1.2	398.2	1.5	494.4	3.3	1,096.1	20.5	6,817.7
1993/94	6.6	2,209.8	2.9	969.4	4.8	1,631.2	1.1	354.6	1.5	514.8	3.2	1,071.9	20.0	6,751.6
1994/95	6.4	2,195.4	2.9	986.4	4.8	1,632.6	0.9	297.6	1.6	541.7	3.4	1,156.8	19.9	6,810.5
1995/96	6.3	2,146.6	2.9	984.4	4.7	1,606.9	0.8	265.2	1.5	528.1	2.9	977.6	19.0	6,508.7
1996/97	6.3	2,153.2	2.7	931.4	4.7	1,606.8	0.7	253.8	1.6	534.5	2.5	869.9	18.6	6,349.6
1997/98	6.2	2,153.7	2.7	931.1	4.5	1,565.6	0.6	224.5	1.5	514.4	2.2	761.6	17.6	6,150.9
1998/99	6.3	2,204.8	2.7	939.7	4.6	1,620.1	0.7	227.9	1.3	444.9	2.2	759.2	17.8	6,196.7
1999/2000	6.5	2,339.3	2.6	917.3	4.5	1,621.9	1.3	476.9	1.2	447.2	2.1	769.6	18.3	6,572.1
2000/01	6.5	2,487.2	2.4	929.3	4.4	1,689.6	0.4	150.7	1.2	465.2	2.0	771.3	17.1	6,493.2
2001/02	7.3	2,744.5	2.5	935.6	4.7	1,786.6	0.4	166.9	1.1	419.3	2.4	903.2	18.5	6,956.2
2002/03	7.4	2,810.9	2.2	827.0	4.6	1,745.5	0.4	167.7	1.0	395.1	2.3	888.1	18.0	6,834.4
2003/04	7.2	2,808.1	1.9	723.7	4.4	1,694.2	0.5	181.8	1.0	387.3	2.4	934.3	17.3	6,729.3
2004/05	6.8	2,771.4	1.6	666.6	4.1	1,672.2	1.0	408.2	0.9	366.7	2.1	868.9	16.5	6,754.0
2005/06	6.9	2,953.3	1.6	672.4	4.0	1,704.7	0.4	165.6	0.8	332.0	2.6	1,124.0	16.3	6,951.9
2006/07	6.8	3,055.9	1.6	700.6	3.9	1,748.4	0.4	160.1	0.7	322.7	2.2	982.9	15.6	6,970.6
2007/08	7.1	3,201.4	1.6	705.0	3.9	1,779.1	0.4	163.2	0.6	278.8	2.5	1,139.7	16.0	7,267.3
2008/09	7.1	3,223.0	1.6	723.1	3.8	1,730.2	0.4	186.8	0.6	275.8	2.3	1,060.3	15.9	7,199.2
2009/10	7.8	3,271.0	1.8	745.2	4.1	1,731.2	0.4	163.2	0.6	257.7	2.3	952.1	16.9	7,120.4

(1)   Expense has been restated to reflect the government’s accounting policy at March 31, 2010. Figures are based on Public Accounts information.

(2)   Other includes: protection of persons and property, natural resources and economic development, general government and other expenses.

(3)   Per capita expense is converted to real (inflation adjusted) terms using the BC consumer price index (CPI) for the corresponding calendar year (e.g. 2009 CPI for 2009/10 expense).

2010 Financial and Economic Review – July 2010

Chapter Three

Commercial Crown
Corporations Review

2010 Financial and Economic Review – July 2010

Chapter 3 – Commercial Crown Corporations Review

Introduction

Over the years, British Columbia’s governments have created or acquired a number of commercial Crown corporations as a means of combining public policy goals with private sector management practices. The Crown corporations vary greatly in terms of size and scope, from large companies such as the BC Hydro and Power Authority and the Insurance Corporation of British Columbia to the more limited scope of entities such as the Provincial Capital Commission.

The provincial government’s commercial Crown corporations report on their operations through the usual corporate publications such as audited financial statements and annual reports. However, under the Budget Transparency and Accountability Act, they are also required to table annually in the BC Legislature a three-year Service Plan outlining financial and non-financial performance targets, as well as an Annual Service Plan Report on the results achieved in relation to the previous year’s Service Plan. The Service Plan is based on the Shareholder’s Letter of Expectation, a document which serves as the basis of understanding between the government and each Crown agency on high-level performance expectations, public policy issues and strategic priorities.

In general, the Service Plans are tabled each February in conjunction with the provincial government’s Budget and Fiscal Plan. The Annual Service Plan Reports are tabled at the same time as, or shortly after, the release of the provincial government’s Public Accounts. The commercial Crown corporations also post the above reports on their websites.

BC Hydro and Power Authority

BC Hydro is one of North America’s leading providers of clean, renewable energy, and the largest electric utility in British Columbia, serving approximately 95 per cent of the province’s population and 1.8 million customers. While 89 per cent of the accounts represent residential clients, and the remaining 11 per cent are commercial or industrial operations, each of these three groups consume roughly one-third of the electricity supplied by BC Hydro.

The utility operates and maintains 75 dams at 41 sites mainly on the Peace and Columbia River Systems and on the Pacific Coast. About 90 per cent of BC Hydro’s 11.3 gigawatts generating capacity is produced by 80 generating units at 31 hydroelectric facilities, while the remaining 10 per cent comes from 9 units at 3 thermal generating plants. Power is delivered to customers through a network consisting of more than 75,000 kilometres of transmission and distribution lines, 890,000 utility poles and 270,000 transformers.

BC Hydro’s mandate is to provide a reliable, sustainable, low cost supply of electricity to the people of British Columbia. BC Hydro’s general powers and governance are established under the terms of the Hydro and Power Authority Act. The BC Hydro Public Power Legacy and Heritage Contract Act provides further direction with respect to BC Hydro’s assets. The act ensures public ownership of BC Hydro’s heritage resources, which includes BC Hydro’s transmission and distribution systems, and all of BC Hydro’s existing generation and storage assets. As well, BC Hydro is regulated by the British Columbia Utilities Commission (BCUC) under the terms of the Utilities Commission Act. The BCUC is responsible for ensuring that energy utilities under its jurisdiction charge fair, just and reasonable rates for energy, and provide safe, adequate and secure service to customers.

2010 Financial and Economic Review – July 2010

Chapter 3 – Commercial Crown Corporations Review

While BC Hydro owns the majority of the transmission and distribution systems that deliver electricity in the province, since 2003, the transmission systems have been managed by the BC Transmission Corporation (BCTC) at arm’s length from BC Hydro in order to ensure equal access to the transmission network for all power producers in the province. In July 2010 BCTC was re-amalgamated with BC Hydro in a manner that promotes operating efficiencies while continuing to provide equal access to the transmission network.

BC Hydro participates in the western North America energy trade market through the activities of its subsidiary Powerex Corp. BC Hydro uses the energy trade market to make the best financial use of its generation capacity by selling power when energy prices are high, and acquiring electricity for domestic demand or later re-sale when energy prices are low.

BC Hydro’s domestic energy costs are largely dependent on its hydroelectric storage and generation capability, which in turn is affected by water inflows into reservoirs. Low inflows impair hydro generation, resulting in higher energy costs from purchases to meet domestic demand. Energy prices also significantly affect energy costs as well as trade income. These factors have a significant impact on operating results and BC Hydro’s return on capital employed (ROCE).

Water supply into reservoirs was 87 per cent of average during 2009/10, the lowest recorded level in 15 years. The low water levels resulted in increased energy purchases and higher energy costs. Despite the below average water inflows for the year, prudent management of BC Hydro’s reservoirs has resulted in storage levels at 94 per cent of average at March 31, 2010. This will enable BC’s domestic power rates to remain among the lowest in North America.

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Table 3.1                                              British Columbia Hydro and Power Authority

Five-Year Income Statement for the Years Ended March 31 (1)

($ millions, unless otherwise indicated)	2006	2007	2008	2009	2010
Domestic energy revenue	2,727	2,786	2,944	2,814	3,090
Domestic energy costs	(1,135)	(1,037)	(948)	(1,236)	(1,150)
	1,592	1,749	1,996	1,578	1,940
Trade margin	231	326	157	298	97
Revenue net of energy costs	1,823	2,075	2,153	1,876	2,037
Operations, maintenance and administration expenses	(805)	(716)	(942)	(915)	(1,249)
Amortization and depreciation	(411)	(378)	(368)	(395)	(445)
EBIT	607	981	843	566	343
Interest and taxes	(582)	(602)	(616)	(639)	(592)
Operating results	25	379	227	(73)	(249)
Net transfer (to) from regulatory accounts	241	28	142	438	696
Net income	266	407	369	365	447
Financial data:
Shareholder’s dividend	223	331	288	—	47
Capital expenditures	610	807	1,076	1,397	2,406
Property, plant and equipment (including intangible assets)	10,023	10,426	11,154	12,099	14,104
Debt (including current portion)	6,627	6,916	7,519	9,135	10,696
Performance indicators:
Hydro generation (gigawatt hours)	46,850	44,476	52,140	43,812	43,207
Domestic requirements (gigawatt hours)	52,440	52,911	53,300	52,512	50,233
Winter Generation Availability Index (per cent)	96.8	96.2	94.9	96.4	97.6
Customer Average Interruption Duration Index (hours) (2)	1.82	2.16	2.24	2.47	2.28
ROCE (3) (per cent)	7.01	11.31	8.02	4.45	2.39

(1)          Prior years are restated to be consistent with the current presentation.

(2)          Excludes unusual events.

(3)          Excludes impact of regulatory accounts.

BC Hydro’s capital spending is driven as much by a requirement for sustaining existing capital (many of its key assets were constructed in the 1950’s, 1960’s and 1970’s) as it is for capital expansion to meet the demands of a growing economy. During 2009/10, capital spending of $2.4 billion was used for electrical generation, transmission and distribution projects throughout the province including major overhauls of turbines and transformers, and purchase of one-third ownership interest in Teck Metals Ltd’s Waneta Dam and generating facility. Appendix Table A3.11 provides more information on projects greater than $50 million.

BC has increasingly become a net importer of electricity as domestic demand has increased at a higher rate than generating capacity. Under the provincial government’s 2007 Energy Plan, increasing demand is to be met with conservation and demand management, upgrades to BC Hydro’s existing facilities, increased purchases from independent power producers, and, potentially, new larger-scale projects such as construction of the Site C dam and generating facility on the Peace River. In addition, the Clean Energy Act enacted in June 2010 provides a framework for electrical self-sufficiency and reduced greenhouse gas emissions powered by investments in clean, renewable energy across the province.

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Each year BC Hydro establishes numerous financial and non-financial targets to evaluate its performance in a balanced framework. In fiscal 2010, BC Hydro met or exceeded 10 of 14 non-financial targets and 8 of 10 financial targets. The missed non-financial targets were largely attributable to system outages caused by windstorms in the Lower Mainland, Vancouver Island and the Southern Interior during November 2009 and January 2010. The missed financial targets were mainly due to a provision for future environmental compliance and remediation expenditures.

More information about BC Hydro’s financial results and performance measures are provided in the corporation’s annual report available at its website: www.bchydro.com.

BC Liquor Distribution Branch

LDB is responsible for the importation, distribution and retailing of beverage alcohol in British Columbia and the operation of government liquor stores and distribution centres in the province. LDB, under the authority of the Liquor Distribution Act, has the sole right to purchase beverage alcohol, both in and out of British Columbia, in accordance with the Importation of Intoxicating Liquors Act (Canada).

LDB has a workforce of approximately 3,500 full and part-time employees, and manages its retail and wholesale business through the operation of 197 government liquor stores throughout the province; two distribution centres located in Vancouver and Kamloops; and a head office facility in Vancouver.

LDB also enters into agreements that authorize manufacturers and agents to make direct sales on behalf of the LDB and appoints private retail outlets such as rural agency stores and duty free stores.

As of March 31, 2010, there were a total of 1,186 private liquor outlets in the province, a 17 per cent increase from 1,007 stores five years ago. The increase reflects a move to bring more private sector competition into the liquor marketplace. The expansion has been predominantly in the area of licensee retail stores (LRSs), whose numbers have been

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Table 3.2                                              Liquor Distribution Branch

Five-Year Income Statement for the Years Ended March 31 (1)

($ millions)	2006	2007	2008	2009	2010
Provincial liquor sales	2,318.6	2,509.1	2,679.5	2,794.5	2,854.1
Less: commissions and discounts	124.9	142.1	180.0	190.5	198.3
Net sales	2,193.7	2,367.0	2,499.5	2,604.0	2,655.8
Cost of sales	1,170.8	1,276.2	1,396.4	1,451.2	1,515.3
Gross margin	1,022.9	1,090.8	1,103.1	1,152.8	1,140.5
Operating expenses	(242.4)	(256.3)	(256.1)	(270.0)	(275.9)
Other income	20.0	5.8	10.2	8.3	12.7
Net income	800.5	840.3	857.2	891.1	877.3
Financial data:
Commissions as a per cent of total sales	5.39	5.66	6.72	6.82	6.95
Gross margin percentage	44.12	43.47	41.17	41.25	39.96
Performance indicators:
Operating costs per dollar of revenue (2) (cents)	10.45	10.21	9.56	9.66	9.67
Sales per square foot (dollars) (3)	1,158	1,167	1,224	1,269	1,270
Inventory turnover (times per year)	19	19	18	17	17

(1)          Prior years are restated to be consistent with the current presentation.

(2)          Excludes the impact of restructuring accruals.

(3)          Excludes stores that exclusively deal in wholesale transactions.

allowed to increase by over 13 per cent over the five year period (to 670 from 592) and in on-site manufacturer stores (wineries, breweries and distilleries with retail shops) which recorded a 72 per cent increase (to 232 from 135).

In 2009/10, beer (packaged and draught) accounted for 40.7 per cent of sales revenue followed by wine (29.0 per cent) and spirits (25.6 per cent). The percentage of beer, cider and cooler sales increased from last year, reversing a downward trend in the sale of these products (see Chart 3.2). The increase is attributable to a recession-related shift in consumer spending to lower cost products.

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LDB has experienced a number of policy changes over the last five years that have affected its operating ratios. In addition to the increase in their numbers, LRSs are now permitted to sell spirits as well as beer and wine beverages, and their product discount has been increased to 16 per cent from 13 per cent five years ago. Other policy changes included moving from a percentage to a flat markup on beer products and the consolidation of a number of government liquor stores into larger “Signature” retail outlets.

From an operating perspective, the impacts on LDB from these policy changes has been an increase of commissions as a percentage of total sales (currently at 6.95 per cent), a 4.2 per cent decrease in gross margin percentage, and a 6.69 per cent reduction in market share for counter sales. However, LDB has introduced efficiencies in its distribution network by initiating direct shipments to LRSs from its warehouses instead of routing them through the local liquor stores. This change reduced its operating costs per dollar of revenue to 9.67 cents in 2009/10 from 10.45 cents in 2005/06. Revamping the retail outlets has also improved sales efficiencies to $1,270 per square foot from $1,158 over the same period.

More information about LDB’s financial results and performance measures are provided in the corporation’s annual report available at its website: www.bcldb.com.

BC Lottery Corporation

British Columbia’s gaming industry is operated and regulated under the authority and direction of the provincial government under the terms of the Criminal Code of Canada. Under the Gaming Control Act (2002), BCLC is designated as the agent of the Crown responsible for conducting, managing and operating all forms of lottery, casino and commercial bingo gaming in the province. BCLC also participates in the marketing of nationwide and regional lottery games in association with other Canadian provinces.

At its inception, BCLC operated within a limited, traditional lottery market. A number of policy changes in the late 1990s, including the introduction of slot machines in 1997/98 and full casino gaming in 1998/99, provided opportunity for growth of gaming in the province. In 2009/10, BCLC had gross gaming receipts of $2.5 billion, while its net income amounted to $1.1 billion. Net income was $50.6 million below budget and $11.6 million below the prior year reflecting less consumer disposable income during a challenging economic environment. Each year, a portion of BCLC’s net income is redistributed by the provincial government to charities and local governments. In 2009/10, this redistribution amounted to $226 million or 21 per cent of total net income.

BCLC has two corporate offices — Kamloops (finance, information technology and administration) and Richmond (sales and marketing) — and a workforce of over 800 FTEs. Retail operations and gaming is provided by a network of licensed and regulated service providers, including over 4,000 lottery retailers, 17 casinos, 15 community gaming centres, and 13 commercial bingo hall. It is estimated that the gaming industry in BC directly or indirectly employs 26,000 people.

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Table 3.3               British Columbia Lottery Corporation

Five-Year Income Statement for the Years Ended March 31

($ millions)	2006	2007	2008	2009	2010
Gaming revenue net of direct costs:
Lottery products	353.6	368.5	355.1	356.9	361.4
Casinos	715.4	800.0	871.7	867.7	860.1
Community gaming	45.9	57.8	89.0	106.1	111.5
	1,114.9	1,226.3	1,315.8	1,330.7	1,333.0
Administrative costs	(103.2)	(106.7)	(118.8)	(138.1)	(149.2)
Amortization	(52.8)	(64.0)	(64.9)	(64.1)	(68.9)
GST and other costs (net)	(36.2)	(36.8)	(43.2)	(37.8)	(35.8)
Net income before payment to the federal gov’t	922.7	1,018.8	1,088.9	1,090.7	1,079.1
Financial data:
Lottery product profit margin	28.2	28.4	27.0	26.9	28.4
Casino profit margin	57.3	57.8	57.6	56.5	55.3
Community gaming centre profit margin	13.4	16.8	24.3	29.9	31.5
Gross gaming receipts	2,260.7	2,425.2	2,559.2	2,550.2	2,517.4
Capital spending ($ millions)	82.9	43.9	60.5	97.4	92.5
Performance indicators:
Administrative costs as a percent of total revenue	4.6	4.4	4.6	5.4	5.9
Allocation of net income
Government of Canada	8.3	8.4	8.5	8.7	8.7
Transfers to charities/local governments	210.8	242.4	255.6	255.7	225.9
Contribution to provincial revenue	703.6	768.0	824.8	826.3	844.5
Total allocation	922.7	1,018.8	1,088.9	1,090.7	1,079.1

BCLC’s revenue comes from three sources — lotteries (including eGaming), casinos and community gaming. Casino operations account for 68 per cent of BCLC’s net income, lotteries 25 per cent and community gaming 7 per cent.

In May 2007 BC’s Ombudsman made 23 recommendations to improve player protection and ticket validation procedures for lottery winnings. BCLC accepted the recommendations and developed Player First, a comprehensive change in the way lotteries are administered in the province. BCLC has implemented 22 of the recommendations and is on track to complete all 23 by 2010/11.

BCLC also demonstrated its commitment to socially responsible gambling by pioneering GameSense in 2008/09. This program provides an easily accessible range of materials — including interactive kiosks in all BCLC casinos and community gaming centres and responsible gambling television ads — that help players make informed decisions about gaming products. BCLC has also attained level 4 certification in the World Lottery Association’s 4-level program that recognizes demonstrated commitment to responsible gambling.

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Despite the increase in gaming activity in BC over the last decade, gaming activity on a per capita basis is still moderate compared to the rest of Canada. BC ranked 4th out of the 10 provinces in terms of gaming expenditures per capita at March 31, 2008 (the latest data available), and had the second fewest electronic gaming devices per 1,000 of adult population of all the provinces (see Chart 3.3).

More information about BCLC’s financial results and performance measures are provided in the corporation’s annual report available at its website: www.bclc.com.

Insurance Corporation of BC

ICBC is one of BC’s largest corporations and one of Canada’s largest property and casualty insurers. ICBC earns approximately $3.6 billion in insurance premiums from over 3.2 million policies sold annually, and currently holds an $11.1 billion investment portfolio. ICBC offers automobile insurance products and services through a province-wide network of approximately 900 independent brokers, government agents and appointed agents. ICBC processes almost 1 million claims per year through its 24-hour telephone claims handling facility, province-wide network of 38 claim service locations and other claims handling facilities, and corporate website — www.icbc.com.

ICBC was established in 1973 under the Insurance Corporation Act to provide universal property and casualty liability (i.e. Basic) automobile insurance to BC motorists, which was made compulsory. At the time it was established, ICBC was designated the sole provider of all automobile insurance products in British Columbia, Basic and Optional. Soon afterwards, the legislation was amended to allow private insurance companies to compete in the sale of non-compulsory Optional automobile insurance products. As part of its mandate, ICBC also provides driver licensing services, vehicle licensing and registration services, and fines collection on behalf of the provincial government.

In 2003, the provincial government mandated a number of changes to ICBC’s operations in order to ensure fair competition among all insurance providers in the Optional insurance marketplace. The British Columbia Utilities Commission (BCUC) was directed to regulate ICBC’s Basic insurance rates, and ICBC was required to separately

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Table 3.4               Insurance Corporation of British Columbia

Five-Year Income Statement for the Years Ended December 31

($ millions)	2005	2006	2007	2008	2009
Revenue:
Net premiums	3,117.4	3,256.9	3,482.4	3,631.2	3,650.0
Investment income	579.4	512.3	611.6	280.4	532.5
Service fees	37.5	47.1	66.0	69.2	58.8
	3,734.3	3,816.3	4,160.0	3,980.8	4,241.3
Claims and expenses:
Claims incurred	2,444.5	2,544.4	2,646.4	2,646.2	2,648.2
Prior years’ claims adjustments	80.7	99.0	(33.8)	(136.4)	2.4
Net claims incurred	2,525.2	2,643.4	2,612.6	2,509.8	2,650.6
Claims services and operations	423.8	433.8	450.8	457.7	488.7
Insurance premium taxes and commissions	363.9	379.7	407.0	429.0	432.0
Deferred premium acquisition cost adjustments (negative amounts are favourable)	114.6	(87.5)	(26.5)	(16.9)	2.8
Non-insurance operating costs	108.9	96.8	92.9	103.8	104.3
	3,536.4	3,466.2	3,536.8	3,483.4	3,678.4
Income before unusual items	197.9	350.1	623.2	497.4	562.9
Unusual items	—	—	19.1	—	—
Net income	197.9	350.1	642.3	497.4	562.9
Financial data:
Average premium ($)	1,038	1,051	1,094	1,108	1,100
Claims incurred per thousand earned policies (2)	316	314	319	302	293
Average cost per claim incurred ($) (3)	2,646	2,687	2,668	2,745	2,799
Performance indicators:
Loss ratio	90.2	90.4	83.7	77.6	81.4
Insurance expense ratio	16.0	15.7	16.0	15.9	16.4
Return on investments (4)	6.4	7.3	6.0	4.5	5.1

(1) Gain on sale of property and equipment.

(2) Represents the number of claims reported per thousand policies earned during the year

(3) Average claims incurred cost per claims reported.

(4) Four-year annualized return.

disclose information on its Basic insurance line of business to the BCUC for Basic insurance rate setting purposes and in order to ensure appropriate cost allocation between the Basic and Optional lines of business.

Government also set out minimum capitalization targets for both the Basic and Optional lines of business, based on the minimum capital test (MCT) for insurance companies in Canada as required by the federal Office of the Superintendent of Financial Institutions. Since the regulatory framework was put into place, ICBC’s financial performance has resulted in the corporation being well capitalized in both its Basic and Optional insurance lines of business. In 2010, government revised legislation to reflect current industry practice with respect to MCT, and determined that Optional capital in excess of the MCT (as determined by ICBC’s actuaries in accordance with federal regulatory guidance and validated by ICBC’s independent actuary, less any deductions approved by Treasury Board) will be transferred to government in support of core services beginning in 2010/11.

Since 2005, ICBC has maintained an average 4 per cent growth in premium revenue, primarily due to the increasing number of vehicles in the province, higher average optional insurance sales and changes to both Basic and Optional insurance rates. Investments remain a strong source of income with returns exceeding comparable market-based benchmarks.

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Rising injury claims costs are a concern throughout the automobile insurance industry. ICBC’s claims costs account for approximately three-quarters of ICBC’s total expenditures, and injury claims costs make up 60 per cent of that amount. Injury claims costs have increased by 8 per cent since 2005, reflecting a 15 per cent increase in the cost per claim, partially offset by a 6 per cent decrease in the number of claims. Comparatively, material damage claims costs have increased by 9 per cent since 2005, reflecting a 7 per cent increase in cost per claim and a 3 per cent increase in the number of claims.

Basic insurance rates were unchanged in 2009 and in 2008 compared to a 2007 increase of 3.3 per cent due to rising injury claims costs. ICBC continues to maintain its market share for Optional insurance products. Optional insurance rates have declined in each of the last three years — by 3.0 per cent in 2009, 3.0 per cent in 2008 and 3.8 per cent in 2007.

More information about ICBC’s financial results and performance measures are provided in the corporation’s annual report available at its website: www.icbc.com.

BC Transmission Corporation

BCTC was established in 2003 to manage the provincially owned transmission system by planning, building, operating and maintaining, the transmission system and managing interconnections with independent power producers. In July 2010 BCTC was re-amalgamated with BC Hydro in a manner that promotes operating efficiencies while continuing to provide safe, reliable and cost effective transmission service for a variety of system users through the Open Access Transmission Tariff .

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Table 3.5               British Columbia Transmission Corporation

Five-Year Income Statement for the Years Ended March 31 (1)

($ millions)	2006	2007	2008	2009	2010
Revenue	205.3	189.8	201.9	237.8	235.4
Expenses:
Operations, maintenance and administration	157.2	167.8	186.1	206.7	211.9
Amortization	19.7	14.2	14.4	19.7	17.5
Finance charges and other costs	6.8	6.5	6.3	9.2	8.2
	183.7	188.5	206.8	235.6	237.6
Operating results	21.6	1.3	(4.9)	2.2	(2.2)
Net transfer (to) from regulatory accounts	(8.1)	1.8	4.3	4.8	8.8
Other income	—	—	3.8	0.5	0.4
Net income	13.5	3.1	3.2	7.5	7.0
Financial data:
Capital spending	20.8	50.4	70.1	18.7	12.1
Debt (including capital leases)	37.2	37.0	85.9	73.5	73.4
Performance indicators:
System Average Interruption Duration Index (hours)	2.07	4.23	2.43	2.36	3.00
Operating costs as a percent of revenue	76.6	88.4	92.2	86.9	90.0

(1) Prior years are restated to be consistent with the current presentation.

The heritage transmission system owned by BC Hydro is the second largest in the Pacific Northwest with over 18,500 kilometres of high-voltage power lines, underground and submarine cables; 22,000 steel towers; 100,000 wood poles; 300 substations; a state-of-the-art system control centre and backup facility; 115 microwave stations and microwave repeater sites; and seven grid connections to Alberta and Washington State.

BCTC’s mandate is to provide open and fair access to the provincially owned electric transmission system, facilitate private generation investment in BC and maintain access to the Western North American wholesale electricity market. BCTC’s powers and functions are set out in the Transmission Corporation Act (2003), and in agreements with BC Hydro that have been designated under that act.

BCTC is subject to regulation by the British Columbia Utilities Commission (BCUC), which reviews BCTC’s tariff structure and proposed transmission projects. BCTC has a number of transmission projects underway, including expansion of the transmission system in central Vancouver Island, a major 500 kilovolt reinforcement from the Southern Interior to the Lower Mainland and a new 287 kilovolt line in the northwest region of the province. Appendix Table A3.11 provides more information on projects greater than $50 million.

Capital spending on transmission assets is reflected in BC Hydro’s financial statements. BCTC’s own capital spending primarily reflects the System Control Modernization Project and business systems.

More information about BCTC’s financial results and performance measures are provided in the corporation’s annual report available at its website: www.bctc.com.

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Columbia Power Corporation

CPC was incorporated in 1994 as a precursor to the Columbia Basin Initiative, a unique arrangement under which the provincial government directly shared a portion of the revenue from the sale of downstream power benefits from the Columbia River Treaty with the residents of the Columbia Basin in recognition of the significant economic, environmental and social costs resulting from the construction of the three dams required by the treaty.

Table 3.6               Columbia Power Corporation

Five-Year Income Statement for the Years Ended March 31

($ millions)	2006	2007	2008	2009	2010
Revenue	31.7	35.0	41.8	49.5	51.6
Expenses:
Water rentals	4.0	4.2	4.5	4.6	5.5
Operations, maintenance and administration	3.1	3.6	5.4	7.4	7.3
Amortization	6.3	6.4	7.9	9.2	9.6
Other costs	1.9	1.7	3.7	1.9	1.9
	15.3	15.9	21.5	23.1	24.3
Operating results	16.4	19.1	20.3	26.4	27.3
Finance charges	(8.9)	(8.5)	(8.3)	(8.0)	(7.5)
Unusual items	(4.4)	4.2	3.9	(0.1)	—
Net income	3.1	14.8	15.9	18.3	19.8
Financial data:
Capital spending on power projects	17.3	10.4	15.2	16.2	6.9
Debt (including current portion)	123.4	118.0	112.0	106.4	100.0
Performance indicators:
Debt to Equity Ratio	29:71	27:73	25:75	23:77	21:79
ROCE (per cent)	3.87	4.44	4.66	5.93	5.95

The Columbia Basin Initiative was launched in 1995 with the Columbia Basin Trust Act, which created Columbia Basin Trust (CBT), and the 1995 Financial Agreement between the provincial government and CBT. Under the agreement, CPC and CBT each received $250 million over 10 years to provide equity for qualifying power project developments in the region. Returns from CBT’s 50 per cent share are used by CBT to provide benefits to the people of the region, in accordance with the Columbia Basin Trust Act.

CPC’s mandate is to efficiently develop and operate commercially viable, environmentally sound and safe power project investments through joint ventures with subsidiaries of CBT, and to manage the joint ventures. CPC finances the power projects using the government’s equity contributions, retained earnings and limited-recourse project debt, without government debt guarantees.

CPC is a small organization, with fewer than 50 full-time equivalent positions, located in Castlegar. The corporation focuses on asset management activities while engaging private sector firms to provide construction, plant operation and specialist consulting services. Through its joint ventures, CPC is one of the largest producers of electricity in British Columbia.

The purchase of the Brilliant Dam in 1996 was the first investment by the joint venture partners. In addition, three projects were designated as core to the initiative: Arrow Lakes Generating Station (completed); Brilliant Expansion (completed); and Waneta Expansion (postponed pending review of the project’s viability). Other generation, distribution and

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transmission projects can be carried out by CPC and CBT, provided both parties agree and the projects meet the same commercial and other tests as the core projects.

CPC’s return on capital employed (ROCE) over the last five years has gradually increased reflecting completion of the Brilliant Expansion. Now that this project is in operation, further improvement in the provincial government’s overall return on its investment in the Columbia Basin projects is expected.

More information about CPC’s financial results and performance measures are provided in the corporation’s annual report available at its website: www.columbiapower.org.

Transportation Investment Corporation

The Transportation Investment Corporation was established in June 2008 under the Transportation Investment Act to implement the Port Mann Bridge/Highway 1 improvement project. TIC’s mandate includes the construction, operation and maintenance of 37 kilometres of improvements to the TransCanada Highway through Metro Vancouver, as well as development, implementation and management of tolling operations to pay for the project and help manage traffic growth over time.

The project was established as part of government’s overall Pacific Gateway Strategy to address the problem of growing regional congestion and to improve the movement of people, goods and transit. The Port Mann Bridge and Highway 1 is Metro Vancouver’s primary goods movement and commuting corridor, serving 130,000 to 160,000 vehicles daily through six municipalities, with key connections to the region’s remaining 14 communities.

The project consists of construction of a new 10-lane Port Mann Bridge over the Fraser River, widening the highway, upgrading interchanges and improving access and safety on Highway 1. The project includes congestion-reduction measures such as high occupancy vehicle lanes, transit and commercial vehicle priority measures and improvements to the cycling network. As well, the new bridge will be built to accommodate future light rail transit.

Table 3.7               Transportation Investment Corporation

Five-Year Income Statement for the Years Ended March 31

($ thousands)	2006	2007	2008	2009 (1)	2010
Revenue	—	—	—	21	219
Expenses:
Operating and program costs	—	—	—	7,779	4,626
Amortization	—	—	—	—	58
	—	—	—	7,779	4,684
Operating results	—	—	—	(7,758)	(4,465)
Effective hedging loss	—	—	—	—	(26,338)
Comprehensive results	—	—	—	(7,758)	(30,803)

(1) Reflects the period June 25, 2008 to March 31, 2009.

Construction began in August 2008 and the new Port Mann Bridge will be operational by December 2012, at which time electronic tolling operations will begin. The project is expected to be substantially complete in December 2013

More information about the Port Mann Bridge/Highway 1 project is available at its website: www.pmh1project.com.

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British Columbia Railway Company

The British Columbia Railway Company (BCRC) is governed by two principal pieces of legislation. The British Columbia Railway Act establishes the corporation’s structure, responsibilities and accountabilities. The British Columbia Railway Finance Act establishes the borrowing and investment framework for BCRC.

BCRC’s original mandate was to construct and operate a freight railway in British Columbia. Significant expansion of the corporation occurred in the 1990s, as it added to its rail network and acquired a telecommunications company, deep-sea bulk loading facilities in the Port of Vancouver, and barge operations in northern BC. BCRC also diversified into real estate development, and formed a joint venture management company. At its peak, BCRC was Canada’s fourth largest railway, operating 2,314 kilometres of mainline track and 638 kilometres of industrial and yard track.

Table 3.8               British Columbia Railway Company

Five-Year Income Statement for the Years Ended December 31

($ millions)	2005		2006	2007	2008	2009
Revenue	24.4		17.5	18.2	23.8	20.2
Expenses	35.3		33.7	35.4	25.3	37.7
Operating income (loss)	(10.9)		(16.2)	(17.2)	(1.5)	(17.5)
Non-operating income (expenses) (1)	9.1		21.4	17.0	11.9	3.0
Income before special items	(1.8)		5.2	(0.2)	10.4	(14.5)
Investment and asset impairment write-downs (2)	(15.2)		—	—	—	—
BC Rail/CN transaction	(5.6	)(3)	—	—	—	—
Gain on sale of assets (4)	9.9		63.7	19.8	27.3	15.7
Net income (loss)	(12.7)		68.9	19.6	37.7	1.2

(1)   Includes gain (loss) from discontinued operations.

(2)   Primarily relating to the investment in Vancouver Wharves Limited Partnership.

(3)   Certain aspects of the BC Rail/CN transaction were finalized in 2005, resulting in a slight reduction to the gain recorded in 2004.

(4)   Property sales, including sale of intermodal yard in 2006.

In 2002, the provincial government decided to wind down the operations of BCRC. The main initiative was the BC Rail Investment Partnership (BCRIP) agreement with CN, completed in July 2004. Under the agreement, BCRC’s rail operations (with the exception of its Port Subdivision subsidiary — the 24 mile railway line accessing the port terminals at Roberts Bank) were sold to CN. BCRC retained ownership of the railway right-of-way, rail bed, and track infrastructure.

BCRC has also divested itself of its North Vancouver ports operations, including the sale of Canadian Stevedoring Ltd to P&O Ports in 2003, and the recent divestiture of Vancouver Wharves (VW) through a 40 year nonrenewable Operating Lease Agreement with Kinder Morgan Canada Terminals ULC (KMCT). Under terms of the lease, KMCT will consolidate VW operations and assume the remediation obligations for VW lands. As well, BCRC is in the process of selling surplus real estate holdings not required to support its operations.

BCRC’s current mandate is to support and facilitate the British Columbia Ports Strategy and Pacific Gateway Strategy by providing consulting advice, acquiring and holding railway corridor and strategic port lands, and making related infrastructure investments

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for the province. BCRC’s mandate includes the ongoing management of the agreements with CN and KMCT, other port related holdings and the Port Subdivision as part of the provincial government’s overall Pacific Gateway Strategy.

Effective April 1, 2010, the shares of BCRC were transferred to the BC Transportation Financing Authority. This consolidation will promote operational efficiencies while continuing to facilitate strategic priorities. BCRC will remain a separate entity and retain its legal and legislative authorities and agreements. The ongoing core functions and mandate of BCRC will continue.

More information about BCRC’s financial results and performance measures are provided in the corporation’s annual report available at its website: www.bcrco.com.

Provincial Capital Commission

PCC operates under the authority of the Capital Commission Act to protect and enhance the amenity value of the Capital Regional District (CRD) (formally known as the Capital Improvement District), which includes the City of Victoria, the municipalities of Esquimalt and Oak Bay, the Saanich Peninsula and the Western Communities. In 2003, PCC’s core mandate was revised to include the delivery of Outreach programs intended to connect British Columbians with their Capital, and foster awareness of and pride in the diverse cultures and rich history of the province.

Table 3.9               Provincial Capital Commission

Five-Year Income Statement for the Years Ended March 31

($ thousands)	2006	2007	2008	2009	2010
Revenue	2,580	3,089	3,322	3,543	3,559
Expenses:
Operating and program costs	2,159	2,346	2,777	3,024	3,058
Amortization	284	372	401	413	450
	2,443	2,718	3,178	3,437	3,508
Operating results	137	371	144	106	51
Property Plan dispositions (net of expenses)	—	—	645	282	53
Grants from restricted reserves (1)	(106)	(35)	(223)	(604)	—
Transition costs, other property activities	(51)	—	—	(175)	—
Net income	(20)	336	566	(391)	104
Financial data:
Capital spending, net of contributions	1,074	228	195	371	259
Deferred contribution — Belleville Port Facility	1,163	1,122	1,078	990	903
Restricted reserves	295	95	472	—	—
Unrestricted reserves	414	743	850	912	992

(1) Expenses in 2008 and 2009 were for BC 150 Celebrations; prior years were Greenways and Beautification grants.

PCC owns and manages a property inventory within the CRD that includes heritage buildings, Inner Harbour ferry terminal facilities, development sites currently used as temporary parking lots, parks and green space. As a self-supporting Crown agency, income from PCC’s property portfolio is used to fund property maintenance, and outreach programs and initiatives that create awareness of the Capital as a special place for British Columbians, that engages youth and that respects and showcases the province’s diverse cultures including Aboriginal peoples.

More information about PCC’s financial results and performance measures are provided in the commission’s annual report available at its website: www.bcpcc.com.

2010 Financial and Economic Review — July 2010

Chapter 4

Supplementary Information

• General Description of the Province

• Constitutional Framework

• Financial Cycle

• Provincial Taxes

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Chapter 4 — Supplementary Information

General Description of the Province

British Columbia is located on Canada’s Pacific coast, and has a land and freshwater area of 95 million hectares. It is Canada’s third largest province and comprises 9.5 per cent of the country’s total land area.

Geography

The province is nearly four times the size of Great Britain, 2.5 times larger than Japan and larger than any American state except Alaska. BC’s 7,022-kilometre coastline supports a large shipping industry through ice-free, deep-water ports. The province has about 8.5 million hectares of grazing land, 1.8 million hectares of lakes and rivers, and 950,000 hectares of agricultural land that is capable of supporting a wide range of crops.

Physiography

BC is characterized by mountainous topography, but also has substantial areas of lowland and plateau country. The province has four basic regions, a northwesterly trending mountain system on the coast, a similar mountain system on the east, and an extensive area of plateau country between the two. The northeastern corner of the province is lowland, a segment of the continent’s Great Plains.

The western system of mountains averages about 300 kilometres in width and extends along the entire BC coast and the Alaska panhandle. The Coast Mountains contain some of the tallest peaks in the province. The western system includes the Insular Mountains that form the basis of Vancouver Island and Haida Gwaii (previously known as the Queen Charlotte Islands). These islands help to shelter the waters off the mainland coast of BC, which form an important transportation route for people and products.

The interior of the province is a plateau of rolling forest and grassland, 600 to 1,200 metres in average elevation. North of Prince George the interior becomes mountainous, but plateau terrain returns just south of the Yukon boundary in the area drained by the Liard River. The southern interior’s water system is dominated by the Fraser River, which has a drainage area covering about one-quarter of the province. The Rocky Mountains, in the eastern mountain system, rise abruptly on the southern BC—Alberta boundary and are cut by passes that provide dramatic overland transportation routes into the province. The Rocky Mountain Trench lies immediately to the west of the Rockies. This extensive valley, the longest in North America, is a geological fault zone separating different earth plates. It is the source of many of BC’s major rivers, including the Peace, Columbia and Fraser.

Climate and Vegetation

Coastal BC has abundant rainfall and mild temperatures associated with a maritime climate. The Pacific coast has an average annual rainfall of between 155 and 440 centimetres, while the more sheltered coasts of eastern Vancouver Island and the mainland along the Strait of Georgia average between 65 and 150 centimetres. Canada’s longest frost-free periods of over 180 days per year are enjoyed along the edges of the coastal zone and far inland along the Fraser River valley. Temperatures fall quickly up the steep slopes of the Coast Mountains. The predominant trees in this coastal region are the western hemlock, western red cedar and balsam (amabilis fir) in the wetter parts, and Douglas fir and grand fir in the drier areas.

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BC’s interior region has a mainly continental type of climate, although not as severe as that of the Canadian prairies. Considerable variation in climate occurs, especially in winter, as mild Pacific storms bring relief from cold spells. The southern interior has the driest and warmest climate of the province. In the valleys, annual precipitation ranges from less than 30 centimetres to 50 centimetres, while daily temperatures can average over 20 degrees Celsius in July and just under freezing in January. The climate becomes more extreme further north and precipitation increases. The frost-free period in the north is short and variable. Lodgepole pine is the dominant tree of commercial value in the interior.

The northeast region of the province is an extension of the western prairie region of Alberta. It has a continental climate that is more extreme than that of the northern interior region. However, it does have long hot summers and a frost-free period long enough to grow grain, forage and other crops.

Population

BC is the third largest Canadian province in terms of population, which was estimated at 4.5 million persons or about 13.2 per cent of Canadians on July 1, 2009. BC’s population grew at an average annual compound rate of 1.0 per cent between 2000 and 2009, in line with the 1.0 per cent average annual growth rate of the Canadian population as a whole.

Vancouver, a principal Canadian shipping, manufacturing and services centre, has the largest urban population in BC with a population of 2,318,526 persons in 2009. Victoria, the province’s capital, is located on Vancouver Island and its regional district had a population of 367,572 persons in 2009.

Constitutional Framework

The structure of the British Columbia government is based on British parliamentary tradition and precedent. Prior to 1866, BC was composed of two British-controlled colonies — the Colony of Vancouver Island was established in 1849, and the Colony of British Columbia was established in 1858 on the mainland. In the Union Proclamation of 1866, the two colonies were joined to form the single united Crown Colony of British Columbia. On July 20, 1871, BC entered into Confederation with Canada. Although the Colony of Vancouver Island had a parliamentary form of government as far back as 1856, the first fully elected government was not instituted in BC until the autumn after Confederation with Canada. Responsible government was achieved in late 1872, when the Lieutenant Governor acquiesced to an executive council that was responsible to the legislative assembly.

Upon entering Confederation, BC came under the authority of the British North America Act, 1867 (BNA Act), a statute of the British parliament. Until 1982, the BNA Act defined the major national institutions and established the division of authority between the federal and provincial governments. In 1982, the BNA Act was renamed the Constitution Act, 1867 and its amendments were incorporated into the Constitution Act, 1982. The Constitution Act, 1982, which also includes the Canadian Charter of Rights and Freedoms, is companion legislation to the Canada Act, 1982. With the passage of the Canada Act, 1982, the British Parliament ended its legal right to legislate for Canada. Canada, as a federal state, divides legislative powers between the federal and provincial governments.

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Chapter 4 — Supplementary Information

Provincial Government

BC’s government is modeled after the British system. Functionally there are three main branches: the legislature, the executive and the judiciary.

Legislature

Legislative powers in British Columbia are exercised by a single legislative chamber, which is elected for a term of four years. BC, the first province in Canada to legislate fixed election dates, requires an election on the second Tuesday in May every four years. An election may also be called if the government loses a vote of confidence in the legislative assembly.

The legislature consists of the Lieutenant Governor and 85 elected members of the legislative assembly. The legislative assembly represents the people of BC in the conduct of the province’s affairs. The assembly is required by law to meet at least once a year with a normal session lasting several months. However, special sessions can last just a few days or many months, depending on the nature of the government’s business.

The legislature operates on a fixed schedule — the second Tuesday in February each year is usually reserved for the Throne Speech and the third Tuesday in February each year is reserved for the Budget Speech. After an election, a new budget must be tabled within 90 days of the post-election appointment of the Executive Council.

Executive

The executive is composed of the Lieutenant Governor and the executive council. The Lieutenant Governor, the Queen’s representative in British Columbia, holds a largely ceremonial place in the modern provincial government. By constitutional custom, the Lieutenant Governor is appointed by the Governor General of Canada for a term usually lasting five years.

The Lieutenant Governor, on the advice of the premier, appoints members of the executive council and is guided by the executive council’s advice as long as it holds the confidence of the legislative assembly. Following a general election, the Lieutenant Governor calls upon the leader of the political party with the largest number of elected members to serve as premier and to form the provincial government.

The Lieutenant Governor, on recommendation of the premier, convenes, prorogues and dissolves the legislative assembly and gives Royal Assent to all measures and bills passed by the assembly before they become law.

The executive council, or cabinet, is headed by the premier and is composed of selected members of the ruling party. Ministers are the head of government ministries, and are usually members of cabinet.

Cabinet determines government policy and is held responsible by the legislative assembly for the operation of the provincial government. Deputy ministers are the chief operating officers of ministries and are appointed by cabinet. Deputy ministers are responsible for carrying out government policies and for managing the work of their ministries.

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Judiciary

The judiciary performs functions that are central to the orderly operation of society. Judges hear and give judgment in criminal prosecutions and in actions arising from disputes between private citizens or between the government and private citizens. Judges apply both judge-made law, known as “common law,” and laws made by the Parliament of Canada and provincial legislatures. The judiciary is increasingly called on to determine whether laws passed by governments conform to the values expressed in the Canadian Charter of Rights and Freedoms.

BC’s judicial system is made up of the Provincial Court of British Columbia, the Supreme Court of British Columbia and the Court of Appeal of British Columbia. The Provincial Court includes Small Claims, Adult Criminal, Youth and Family divisions. The provincial government appoints Provincial Court judges, and the federal government appoints Court of Appeal and Supreme Court judges.

The federal judicial system includes the Tax Court of Canada, the Federal Court of Canada (Appeals division and Trial division) and the Supreme Court of Canada. The Federal Court of Canada hears cases in limited areas of exclusively federal jurisdiction, for example, reviewing decisions made by federal tribunals such as the Canada Labour Relations Board. The Supreme Court of Canada is the court of final resort and hears selected appeals from the Federal Court of Appeal and provincial Courts of Appeal.

Provincial Government Jurisdiction

Under Canada’s constitutional framework, BC has ownership and jurisdiction over natural resources and is responsible for education, health and social services, municipal institutions, property and civil rights, the administration of justice and other matters of purely provincial or local concern.

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The Annual Financial Cycle (1)

British Columbia’s Budget Transparency and Accountability Act (BTAA) outlines the province’s reporting requirements during the financial cycle and imposes specific reporting deadlines or release dates for these publications. In particular, fixed dates for presentation of the Throne Speech and budget, as well as dates for quarterly and annual reports, are set by law.

Under the BTAA, the provincial government focuses its budgeting and reporting on a summary accounts basis. The BTAA requirements include reporting on the advice of the Economic Forecast Council; presentation of the annual Estimates, Budget and Fiscal Plan, Quarterly Reports, and Public Accounts in accordance with GAAP as set by a recognized standard setting organization and determined by Treasury Board (see page 66); publication of Quarterly Reports with revised forecasts; annual three-year service plans and service plan reports for each ministry and government organization; and an annual three-year government strategic plan and report.

Chart A5.1 summarizes the annual financial process of the province. This process consists of four main stages.

•      Planning and Budget Preparation — Treasury Board reviews longer-term estimates of revenue, expense, capital and debt, and establishes a preliminary fiscal plan within the framework of the government’s overall strategic plan. Ministries, service

(1) Reflects the financial cycle for normal years.

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delivery agencies and Crown corporations prepare three-year service plans, including performance measures and targets, and operating and capital budgets, for review by Treasury Board and/or government Caucus committees. Treasury Board makes decisions on budget allocations for ministries and agencies, and assesses commercial Crown corporation net income benchmarks, within the context of the fiscal plan. Included as inputs into this process are a consultation paper published by September 15th that invites public comment on issues for consideration as government develops its fiscal and service plans, and province-wide public hearings held by a committee of the legislature. A report outlining the results of the budget consultation process is made public by November 15th of each year.

•      Implementation and Reporting — The government’s revenue, expense and capital plans for the next three fiscal years, as well as other information on the government’s finances, are presented to the Legislative Assembly by the Minister of Finance in a budget document called the Budget and Fiscal Plan. The financial plan for the next fiscal year is also included in the document called the Estimates, which describes the individual appropriations to be voted on by the Legislative Assembly. Government’s strategic plan, service plans and a report on major capital projects (those where government contribution exceeds $50 million) must also be tabled. Throughout the year, the authorized funding as specified in the Estimates and ministry service plans is spent on programs and services. Crown corporations follow approved service plans under the direction of their own Boards of Directors. Quarterly Reports, including full-year forecasts, are published by legislated dates, thereby providing regular updates to the public on the government’s finances.

•      Evaluation — At the end of the fiscal year, the Public Accounts are prepared by the Comptroller General and examined by the Auditor General to ensure that the financial statements fairly present the government’s financial position. The Public Accounts are augmented by the British Columbia Financial and Economic Review, which provides an overview of annual and historical financial and economic results. In addition, annual service plan reports are made public that compare actual results with ministry and Crown corporation performance targets.

•      Accountability — The Public Accounts are presented to the Legislative Assembly and are reviewed by two committees of the Legislative Assembly (the Select Standing Committee on the Public Accounts and the Select Standing Committee on Crown corporations). At the same time, the Ministerial Accountability Report is published detailing the individual and collective financial performance of cabinet ministers, and the performance and revenue results achieved by the Ministers of State and the Minister of Finance. The Minister of Finance also presents to the Legislative Assembly plans, reports and statements related to the revenue-neutrality objectives of the Carbon Tax Act. In addition, at the same time as, or shortly after, the Public Accounts are tabled, ministries and most Crown corporations release their service plan reports detailing results for the previous fiscal year. A report on the government’s strategic plan is also presented.

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Chapter 4 — Supplementary Information

Summary of Tax Changes Announced in 2010

Income Tax Act

•                  The BC Sales Tax Credit is integrated into the new BC HST Credit which provides up to $230 per family member and is paid quarterly with the GST credit and Low Income Climate Action Tax Credit.

•                  Effective for productions with principal photography beginning after February 2010,

•                  the labour cap for Film Incentive BC is increased to 60 per cent from 48 per cent;

•                  the Digital Animation or Visual Effects tax credit rate is increased to 17.5 per cent from 15 per cent;

•                  the basic Production Services Tax Credit is increased to 33 per cent from 25 per cent.

•                  The new Interactive Digital Media tax credit is introduced to provide a credit of 17.5 per cent of eligible BC labour expenditures.

•                  The Mining Flow-Through Share Tax Credit is extended to the end of 2013.

Corporation Capital Tax Act

•                  The financial institutions minimum tax which was scheduled to be in effect April 1, 2010 is repealed.

International Financial Activity Act

•                  The Program is expanded to include international clean technology, carbon trading and digital media publishing and distribution businesses.

•                  The name of the Act was changed to the International Business Activity Act to better reflect the expansion of the program.

•                  The expanded program will allow for specialists in more areas.

•                  Qualifying international financial activities are clarified.

Social Service Tax Act

•                  The government of British Columbia announced on July 23, 2009 that it would implement a Harmonized Sales Tax (HST) on July 1, 2010. A 7 per cent BC rate is added to the 5 per cent federal Goods and Services Tax (GST) for a combined 12 per cent HST.

British Columbia’s 7 per cent Provincial Sales Tax (PST) and 8 per cent Hotel Room Tax (HRT) are eliminated.

The following taxes and levies are also eliminated:

•      $1.50 per day passenger vehicle rental tax

•      $5 per battery levy

•                  0.4 per cent Innovative Clean Energy (ICE) Fund Levy

•                  annual multi-jurisdictional vehicle (MJV) tax in lieu of 7 per cent PST

•                  10 per cent liquor tax (7 per cent under HST)

•                  8 to 10 per cent surtax on vehicles over $55,000

The Province and the federal government signed a harmonization agreement, the Comprehensive Integrated Tax Coordination Agreement (CITCA), in November 2009. The HST is imposed under federal legislation, the Excise Tax Act, and is administered by the Canada Revenue Agency.

Consumption Tax Rebate and Transition Act

•                  Provincially administered point of sale rebates of the provincial portion of the HST are provided for residential energy, excluding administrative and service charges.

•                  Point of sale rebates, administered by the Canada Revenue Agency, are authorized for motor fuels, books, children-sized clothing and footwear, children’s car seats and car booster seats, children’s diapers and feminine hygiene products.

•                  7 per cent provincial tax on the purchase of vehicles, boats and aircraft at private sale is increased to 12 per cent.

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Chapter 4 — Supplementary Information

Summary of Tax Changes Announced in 2010 — Continued

Motor Fuel Tax Act

•                  Effective January 1, 2010, the motor fuel tax exemption for ethanol and renewable diesel fuel was eliminated and, as a result, they are taxed at the same rate as fuel with which they are blended, or if sold as 100 per cent pure ethanol or biodiesel, as gasoline and diesel fuel respectively.

•                  Effective July 1, 2010, propane used in motor vehicles is exempt from motor fuel tax.

Carbon Tax Act

•                  Propane is moved into the security scheme that applies to most fuels, effective July 1, 2010.

Medicare Protection Act

•                  Effective January 1, 2011, Medical Services Plan premiums are increased. Maximum monthly premium rates will increase by $3.50 per month to $60.50 for single persons, by $7 per month to $115 for two person families and by $7 per month to $121 for families of three or more persons.

Hotel Room Tax Act

•                  Effective July 1, 2010, the 8 per cent provincial hotel room tax is eliminated to coincide with the implementation of the harmonized sales tax which applies to short-term accommodation.

Tobacco Tax Act

•                  Effective March 3, 2010, the maximum tax payable per cigar was increased to $6 per cigar from $5 per cigar, and the calculation of the 77 per cent tax on cigars was clarified as follows:

•      the tax applies to the retail cigar price if the retail dealer who sells the cigar also manufactured the cigar in Canada or imported the cigar into Canada; or

•                  in all other cases, the tax applies to the wholesale price plus a markup equal to 30 per cent of the wholesale price.

Home Owner Grant Act

•                  The Northern and Rural Benefit of up to $200 is introduced effective for the 2011 taxation year.

•                  The benefit is provided as an increase to the home owner grant and all eligibility requirements for the home owner grant apply.

•                  The Northern and Rural Benefit applies in all areas of the province outside the Greater Vancouver Regional District, the Fraser Valley Regional District, and the Capital Regional District.

Land Tax Deferment Act

•                  Eligibility for the Property Tax Deferment Program was extended to families with children under age 18 beginning in the 2010 taxation year.

•                  To be eligible, a home owner must financially support at least one child under age 18, meet the basic eligibility criteria for the program, and have at least 15 per cent equity in their home. Simple interest is charged on deferred taxes at the prime rate.

School Act

•                  Effective for the 2011 and subsequent taxation years, the Provincial Farm Land Property Tax Credit was introduced to reduce provincial school property tax on farm land (class 9) by 50 per cent.

•                  Effective for the 2011 and subsequent taxation years, the Industrial Property Tax Credit which reduces provincial school property tax on major industrial (class 4) and light industrial (class 5) properties was increased to 60 per cent from 50 per cent. The Industrial Property Tax Credit applies to British Columbia manufacturing, mining, forestry and other major and light industries.

South Coast British Columbia Transportation Authority Act

•                  Effective January 1, 2010, the motor fuel tax collected by the province on behalf of the South Coast British Columbia Transportation Authority was increased by 3 cents per litre to 15 cents per litre.

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Chapter 4 – Supplementary Information

Table 4.1 Provincial Taxes (as of July 2010)

Type and
Statute Reference	Tax Base	Tax Rate	Characteristics and Exemptions

Income — Income Tax Act	Taxable Income (1) Corporate.	10.5% of taxable income (small business rate: 2.5%).	The Canada Revenue Agency administers BC’s personal and corporate taxes under an agreement between the province and the federal government.

Corporate tax credits include the scientific research and experimental development tax credit, book publishing tax credit and the film tax credit. In addition, the political contributions tax credit, royalty tax credit, mining exploration tax credit, logging tax credit, training tax credits and venture capital tax credits are available to both individuals and corporations.

	(2) Personal.	Tax rates of 5.06%, 7.7%, 10.5%, 12.29% and 14.7% corresponding to tax brackets of up to $35,859, $35,859 to $71,719, $71,719 to $82,342, $82,342 to $99,987 and over $99,987.

BC provides a set of non-refundable credits similar to most federal non-refundable credits.

BC Family Bonus and BC Earned Income Benefit are combined with the federal government’s Canada Child Tax Benefit in a single monthly payment to families. Tax credits include training tax credits, political contributions tax credit, BC Low Income Climate Action Tax Credit, BC HST Credit, the mining flow-through share tax credit and employee venture capital tax credits.

Real Property Transfers — Property TransferTax Act	Fair market value of property or interest in property transferred; for presold strata units purchased at arm's length, total consideration for the strata unit.	1% on the first $200,000 of value transferred and 2% on amounts in excess of $200,000.

Exemptions include: transfers of principal residences, recreational residences and family farms to related individuals; transfers of property between spouses pursuant to written separation agreements or court orders; transfers of property to local governments, registered charities and educational institutions; transfers of property to veterans under the Veterans' Land Act (Canada); transfers of land to be protected, preserved, conserved or kept in a natural state; and transfers of leases less than 31 years in duration. A number of technical exemptions are also provided. Eligible first time home- buyers are exempt from tax on transfers of eligible properties.

Retail Sales — Social Service Tax Act	NA	NA	The provincial sales tax (PST) was eliminated with the implementation of the harmonized sales tax (HST). The HST is implemented effective July 1, 2010.

Private Sales of vehicles, boats and aircraft – Consumption Tax Rebate and Transition Act	Purchase of a vehicle, boat or aircraft at a private sale	General rate is 12%

Paid by purchasers either to ICBC when a vehicle is registered or licensed or directly to government. Exemptions and refunds are either to prevent double taxation where the harmonized sales tax would apply or to continue exemptions and refunds previously available under the Social Service Tax Act.

Harmonized Sales Tax– Excise Tax Act (federal)	Supply of most goods and services	7% provincial rate

The Harmonized Sales Tax (HST) is imposed under the federal Excise Tax Act and is administered by the Canada Revenue Agency. The Comprehensive Integrated Tax Coordination Agreement (CITCA) sets out the terms of BC’s harmonization agreement with the federal government.

The HST in British Columbia has a 7% provincial rate and a 5% federal rate for a combined rate of 12%. The HST applies to the supply of most goods and services in British Columbia.

Certain goods and services are exempt from HST or zero-rated (0% tax). Examples of exempt and zero-rated supplies are most health, dental, education, and financial services, residential rent, basic groceries, prescription drugs, medical devices and exports.

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Chapter 4 – Supplementary Information

Table 4.1 Provincial Taxes (as of July 2010) — Continued

Type and
Statute Reference	Tax Base	Tax Rate	Characteristics and Exemptions

Harmonized Sales Tax— Excise Tax Act (federal) (Continued)	Supply of most goods and services	7% provincial rate

There are also point-of-sale rebates of the provincial portion of the HST on motor fuels, books, children-sized clothing and footwear, children’s car seats and car booster seats, children’s diapers and feminine hygiene products. There is a provincial credit equal to the provincial portion of the HST on residential energy.

There are also partial HST new housing and new rental housing rebates and partial HST rebates for public service bodies (municipalities, school authorities, hospital authorities, universities, public colleges, registered charities, qualifying non-profits).

Businesses making taxable or zero-rated supplies are able to claim input tax credits to recover the HST they pay on their business inputs. Those making exempt supplies do not collect tax on their supplies but are not eligible for input tax credits.

Accommodation — Hotel Room Tax Act	Purchase price of accommodation in local areas eligible to collect the tax.	Local governments may apply to have the province levy an additional tax of up to 2% on their behalf.	The 8% provincial hotel room tax was eliminated with the implementation of the harmonized sales tax (HST). Under the HST accommodation is taxed at 7%. The HST was implemented effective July 1, 2010.

The additional hotel room tax continues to be collected by the province on behalf of municipalities that have successfully applied to collect the tax.

Tobacco — Tobacco Tax Act	By cigarette, cigar retail price, and weight on other tobacco products.	18.5 cents per cigarette and tobacco stick; 77% of taxable price on cigars to a maximum tax of $6 per cigar; 18.5 cents per gram of loose tobacco

The cigar tax rate applies to 1) the wholesale price plus a mark-up of 30% or 2) the retail price if the retail dealer who sells the cigar also manufactured the cigar in Canada or imported it into Canada.

Carbon Dioxide Equivalent Emissions from combustion of fossil fuels – Carbon Tax Act

Purchase, use or, in certain circumstances, transfer or importation of

•    Aviation Fuel

•    Gasoline

•    Heavy Fuel Oil

•    Jet Fuel

•    Kerosene

•    Light Fuel Oil

•    Methanol (not produced from biomass)

•    Naphtha

•    Butane

•    Coke Oven Gas

•    Ethane

•    Pentane Plus

•    Gas Liquids

•    Natural Gas

•    Propane

•    Refinery Gas

•    High Heat Value Coal

•    Low Heat Value Coal

•    Coke

•    Petroleum Coke

•    Also combustion of peat and tires (whole or shredded) when used to produce heat or energy (combustibles).

Tax rates vary by type of fuel or combustible based on carbon dioxide equivalent emitted by each fuel or combustible.

Tax rates effective July 1, 2010 based on $20 per tonne of carbon dioxide equivalent and increase by $5 annually to equal $30 per tonne of carbon dioxide equivalent on July 1, 2012.

Tax is payable on fuels by purchasers at the time of retail purchase. Fuels, other than natural gas, are subject to a security scheme similar to the security scheme under the Motor Fuel Tax Act. Security is payable by collectors registered under the Act when fuel is sold in British Columbia for the first time after manufacture or importation.

Tax on the purchase of natural gas is collected and remitted at the retail level.

Tax on use, transfer and import is self-assessed.

Tax on the burning of combustibles is self-assessed.

Exemptions include fuels which are exported for use outside of British Columbia, fuel used for certain non-energy purposes, and fuel used for eligible inter-jurisdictional transportation because the resulting emissions are generally not considered as domestic emissions under the federal National Inventory Report. There are also minor exemptions similar to exemptions in other consumption tax Acts for administrative and technical reasons.

2010 Financial and Economic Review – July 2010

Chapter 4 – Supplementary Information

Table 4.1 Provincial Taxes (as of July 2010) — Continued

Type and
Statute Reference	Tax Base	Tax Rate	Characteristics and Exemptions

Motor Fuel — Motor Fuel Tax Act	Purchase, use, or in certain circumstances, transfer or importation of

Tax generally applies to all fuels purchased for use, or used in internal combustion engines. Tax is payable on fuels by purchasers at the time of retail purchase. Most fuels are subject to a security scheme similar to the security scheme under the Carbon Tax Act. Security is payable by collectors registered under the Act when fuel is sold in British Columbia for the first time after manufacture or importation. Qualifying persons with disabilities who own or lease a vehicle are entitled to refunds of provincial tax paid up to an annual maximum of $500. The additional tax collected in the South Coast BC Transportation Service Region, on behalf of TransLink, helps fund regional transportation costs. The additional tax collected in the Victoria Regional Transit Service Area, on behalf of BC Transit, helps fund the public transit system.

	Clear gasoline	General rate: 14.5 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority).	Ethanol blended with gasoline or pure is taxed as gasoline.

South Coast BC Transportation Service Region: 23.5 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority and 15 cents per litre collected on behalf of TransLink).

Victoria Regional Transit Service Area: 18 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority and 3.5 cents per litre collected on behalf of BC Transit).

	Motive fuel.	General rate: 15 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority).

Tax applies to diesel fuel, including renewable diesel fuels such as biodiesel, or a combination of fuels including diesel fuels, but does not include alternative motor fuels or coloured fuels. Refunds of 0.5 cents per litre are available for motive fuel used in private passenger vehicles.

South Coast BC Transportation Service Region: 24 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority and 15 cents per litre collected on behalf of TransLink).

Victoria Regional Transit Service Area: 18.5 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority and 3.5 cents per litre collected on behalf of BC Transit).

2010 Financial and Economic Review – July 2010

Chapter 4 — Supplementary Information

Table 4.1 Provincial Taxes (as of July 2010) — Continued

Type and
Statute Reference	Tax Base	Tax Rate	Characteristics and Exemptions

Motor Fuel — Motor Fuel Tax Act	Alternative motor fuels. (Natural Gas, Propane, Hydrogen, Methanol (M85+))	Exempt.	Natural gas and propane, when used as a motor fuel, are exempt from tax. Certain hydrogen is exempt from tax. Fuels comprised of at least 85% methanol are also exempt from tax.
(Continued)
	Coloured fuel, marine diesel fuel.	3 cents per litre.

Coloured fuel may be used in all vehicles not licensed to operate on a highway and in specific industrial vehicles. Bona fide farmers are exempt from paying the tax when fuel is used for farming purposes. Farm vehicles with A or G license plates are allowed to use tax-exempt coloured fuel for farming purposes on a highway.

	Locomotive fuel.	3 cents per litre.	Tax applies to fuel specifically for use in locomotives.
	Jet and aviation fuel.	2 cents per litre.	Jet fuel tax applies to fuel produced specifically for use in a turbine aircraft engine.
Aviation fuel tax applies to fuel produced specifically for use in a non-turbine aircraft engine.
	Natural gas used in stationary engines.	7% of price if purchased. 1.1 cents per 810.32 litres if used but not purchased.	Tax applies to natural gas used in stationary engines other than pipeline compressors.
	Natural gas used in pipeline compressors to transmit marketable gas.	1.9 cents per 810.32 litres.	Tax applies to natural gas used in a stationary engine at a pipeline compressor station.

	Natural gas used in pipeline compressors to extract and transmit raw gas from wells to processing plants.	Exempt

	Natural gas used in compressors to re-inject sour gas into depleted wells.	Exempt.

	Marine bunker.	Exempt	Exemption applies to bunker fuel, or a combination of bunker and other fuels used as fuel in a ship.
	Marine gas oil.	Exempt	Exemption applies to marine gas oil when used in primary gas turbine engines to propel passenger and cargo vessels.

Natural resources — Logging Tax Act	Net income from logging in BC.	10% (fully recoverable against federal and provincial corporation and personal income tax).	Net income from logging after deducting non-forestry income and a processing allowance.

— Mineral Land Tax Act	Assessed value of freehold mineral land and production areas.	Undesignated mineral land — $1.25 to $4.94 per hectare. Designated production areas — $4.94 per hectare.	Rates of tax set on sliding scale, dependent on size and designation of land.

—Mineral Tax Act	Cash flow from individual metal and coal mines (other than placer gold mines).	2% of net current proceeds (NCP). 13% of net revenue (NR).

Tax calculated on a mine-by-mine basis. NCP tax paid on current operating cash flow until all current and capital costs, plus any investment allowance, are recovered. NR tax paid thereafter on cumulative cash flow. NCP tax creditable against NR tax.

	Volume of production of limestone, dolomite, marble, shale, clay, volcanic ash, diatomaceous earth, sandstone, quartzite and dimension stone.	$0.15 per tonne removed from all quarries operated.

An operator may deduct 25,000 tonnes from the total number of tonnes removed from all quarries operated by that operator. However the amount deducted from any one quarry by all operators of that quarry must not exceed 25,000 tonnes.

	Value of minerals sold by placer gold mines.	0.5% of value of minerals sold.

Insurance — Insurance Premium Tax Act	Direct premiums written.	4.4% for vehicle and property insurance; 2% for life, sickness, personal accident and loss of salary and wages insurance and 4 percent for other insurance.

Exemptions — benefit societies; mutual corporations with 50% of income from farm or 100% from religious, educational or charitable institutions; marine, except pleasure craft; approved medical or hospitalization plans.

2010 Financial and Economic Review – July 2010

Chapter 4 – Supplementary Information

Table 4.1 Provincial Taxes (as of July 2010) — Continued

Type and
Statute Reference	Tax Base	Tax Rate	Characteristics and Exemptions

Real property — Taxation (Rural Area) Act	Assessed value of land and improvements in rural areas (outside municipalities). Assessment determined under the Assessment Act.

Rates are set annually as a percentage of assessed value. For residential properties the rates are set to increase average residential rural taxes by the rate of inflation. For 2010, the rates were set so that total non-residential rural tax revenues increase by inflation plus new construction. For 2010, the rates are 0.051% for farms; 0.041% for managed forest lands; 0.052% for residential; 0.096% for recreational property/non-profit organizations; 0.278% for light industry, business and other property not contained in any other class; 0.41% for utilities; 0.477% for major industry and 0.01% for supportive housing

Some exemptions apply under various statutes.

Residential school tax — School Act	Assessed value of residential land and improvements. Assessment determined under the Assessment Act.

Rates are set annually to increase average gross residential taxes by the rate of inflation. The rates vary by school district. For 2010 rates range from about 0.133% to 0.587%; weighted average 0.196%.

Basic rates are calculated using a formula to moderate effects of varying average assessments on school district taxes. School districts may levy additional tax if authorized by local referendum. Amendments to the School Act in 2002 allow the Minister of Finance to apply different tax rates within a school district. Tofino is the only municipality with a rate that differs from the rest of the school district.

Non-residential school tax — School Act	Assessed value of non-residential land and improvements. Assessment determined under the Assessment Act.

Rates are set annually. For 2010, except for the major industry property class, the rates are set so that total non-residential school tax revenues increase by inflation plus new construction. The major industry property class rate is set to be the same as the business property class rates. For 2010 the rates are 0.35% for recreational property/non-profit organizations; 0.18% for managed forest land; 0.68% for farms; 0.68% for light industry, major industry, business and other property not contained in any other class 1.44% for utilities and 0.01% for supportive housing.

Some exemptions apply under various statutes.

Effective for the 2009 and subsequent taxation years, an Industrial Property Tax Credit was introduced to reduce provincial school property tax on major industrial (class 4) and light industrial (class 5) properties. The rate is 50% and rises to 60% for 2011 and subsequent taxation years. The Industrial Property Tax Credit applies to British Columbia manufacturing, mining, forestry and other major and light industries.

Effective in 2011, a 50% Provincial Farm Land Property Tax Credit will reduce the provincial school property tax on farm land (class 9).

Police Tax — Police Act	Assessed value of land and improvements in municipalities under 5,000 population and in rural areas. Assessment determined under the Assessment Act.

Rates are set annually to raise up to 50% of the cost of rural and small community policing. Rates are set for each of the nine property classes in each municipality under 5,000 population, in each electoral area of the province and in the area of the province outside a regional district.

Basic rates are calculated using a formula that moderates the effect of variations in assessed value in the province by adjusting for population. Adjustments are made to the rates to reflect the contribution taxpayers in the rural areas make to policing costs through the rural area property tax. Adjustments are also made to account for traffic fine revenue sharing and for payments in lieu of taxes from the federal government.

2010 Financial and Economic Review – July 2010

Chapter 4 - Supplementary Information

Table 4.2  Interprovincial Comparisons of Tax Rates — 2010
  (Rates known as of July 1, 2010) (1)

Tax	British Columbia	Alberta	Saskatchewan	Manitoba	Ontario	Quebec	New Brunswick	Nova Scotia	Prince Edward Island	Newfoundland
Corporation income tax (2) (per cent of taxable income)
General rate	10.5	10	12	12	12	11.9	11	16	16	14
Manufacturing rate	10.5	10	10	12	10	11.9	11	16	16	5
Small business rate	2.5	3	4.5	0	4.5	8.0	5	5	1	4
Small business threshold ($000s)	500	500	500	400	500	500	500	400	500	500
Corporation capital tax (3)
Non-financial	Nil	Nil	Nil	.2	Nil	.12	Nil	.15	Nil	Nil
Financial	Nil	Nil	.7/3.25	3.0	Nil	.24	3.0	4.0	5.0	4.0
Health care premiums (4)
Individual/family	57/114	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Payroll tax (per cent) (5)	Nil	Nil	Nil	2.15	1.95	4.26	Nil	Nil	Nil	2.0
Insurance premium tax (per cent) (6)	2-4.4	2-3	3-4	2-3	2-3.5	2-3	2-3	3-4	3.5	4
Fuel tax (cents per litre) (7)
Gasoline	18.95	9.0	15.0	11.5	21.4	22.1	17.6	22.6	15.8	24.2
Diesel	20.11	9.0	15.0	11.5	21.1	23.2	24.1	22.4	20.0	24.2
Sales tax (per cent) (8)
General rate	7	Nil	5	7	8	7.5	8	10	10	8
Tobacco tax (dollars per carton of 200 cigarettes) (9)	42.70	40.00	46.30	47.00	30.20	20.60	28.90	51.70	44.90	44.60

(1)          Rates shown are those known as of July 1, 2010 and that are in effect for 2010.

(2)          Provinces planning reductions in general corporate income tax rates include British Columbia, to 10 per cent effective January 1, 2011, Ontario, to 11.5 per cent effective July 1, 2011, to 11 per cent effective July 1, 2012 and to 10 per cent effective July 1, 2013; and New Brunswick, to 10 per cent effective July 1, 2011 and to 8 per cent effective July 1, 2012.

Provinces planning changes to their small business rates include British Columbia, to zero by April 1, 2012, Nova Scotia, to 4 per cent effective January 1, 2011, to 3 per cent effective January 1, 2012 and to 2.5 per cent effective January 1, 2013.

(3)          Provinces planning to eliminate their general corporation capital taxes include Manitoba effective January 1, 2011, Quebec effective January 1, 2011 and Nova Scotia by 2012.

(4)          British Columbia has a two-person rate of $102; rates will increase effective January 1, 2011. British Columbia provides premium assistance in the form of lower rates or an exemption from premiums for lower income individuals and families. Ontario and Quebec levy health care contributions as additions to provincial personal income taxes payable.

(5)          Provinces with payroll taxes provide payroll tax relief for small businesses.

(6)          The lower rate applies to premiums for life, sickness and accident insurance; the higher rate applies to premiums for property insurance including automobile insurance. In Ontario, Quebec and Newfoundland specific sales taxes also apply to insurance premiums, except those related to individual life and health.

(7)          Tax rate is for regular fuel used on highways and includes all provincial taxes payable by consumers at the pump. The British Columbia rate includes 6.75 cents per litre dedicated to the BC Transportation Financing Authority and the carbon tax rates of 4.45 cents per litre for gasoline and 5.11 cents per litre for diesel. The British Columbia rates do not include regional taxes that effectively increase the gasoline and diesel tax rates by 12 cents per litre in the South Coast British Columbia transportation service area and by 3.5 cents per litre in the Capital Regional District. The tax rates for Ontario, Quebec, New Brunswick, Nova Scotia and Newfoundland include provincial sales tax based on current pump prices. In BC, gasoline and diesel fuel are eligible for a point of sale rebate of the provincial portion of the HST. The PEI rate consists of an ad valorem tax rate capped at 8.7 cents per litre and a volume-based motor fuel tax rate set at 7.1 cents per litre for gasoline and 11.5 cents per litre for diesel fuel

(8)          The rates shown are statutory rates. Quebec and PEI impose tax on the purchase price including GST. British Columbia and Ontario harmonized their sales taxes with the federal GST effective July 1, 2010 at 7 per cent and 8 per cent respectively for total HST rates of 12 per cent and 13 per cent. Alberta imposes a 4 per cent tax on short-term rental accommodation. The Quebec tax rate increases to 8.5 per cent effective January 1, 2011.

(9)          Includes estimated provincial sales tax where applicable.

2010 Financial and Economic Review -July 2010

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